As filed with the Securities and Exchange Commission on November 27, 2000
                                                     Registration No. 333-43396
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                         X10 Wireless Technology, Inc.
            (Exact name of registrant as specified in its charter)

            Delaware                           3669                        91-1989304
 (State of or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
       of incorporation or          Classification Code Number)        Identification No.)
          organization)

                            15200 52nd Avenue South
                           Seattle, Washington 98188
                                (206) 241-3283
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              George E. Stevenson
               Chairman of the Board and Chief Executive Officer
                            15200 52nd Avenue South
                           Seattle, Washington 98188
                                (206) 241-3283
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                  Copies to:

            Christopher W. Wright                              John M. Steel
              Cydney S. Posner                                Mark F. Hoffman
             Matthew D. Latimer                              Heidi M. Drivdahl
             Eric Scott Carnell                              David F. Wickwire
             Cooley Godward LLP                       Gray Cary Ware & Freidenrich LLP
             5200 Carillon Point                        999 Third Avenue, Suite 4000
       Kirkland, Washington 98033-7355                 Seattle, Washington 98104-4099
               (425) 893-7700                                  (206) 839-4800

                               ----------------
       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after the Registration Statement becomes effective.

                               ----------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_] ___________
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ___________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                        Proposed Maximum
 Title of Each Class of                Proposed Maximum    Aggregate      Amount of
       Securities        Amount to be   Offering Price      Offering     Registration
    To be Registered     Registered(1)   Per Share(2)      Amount(2)        Fee(3)
-------------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................    5,750,000        $16.00        $92,000,000      $24,288
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

(1) Includes 750,000 shares which the underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) and (o) under the Securities Act of 1933, as amended.

(3) All of this amount has previously been paid.

                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2000.

PRELIMINARY PROSPECTUS
                                 [LOGO OF X10]

                                5,000,000 Shares

                         X10 Wireless Technology, Inc.

                                  Common Stock

                                  -----------

We are offering 5,000,000 shares of our common stock. This is our initial public offering.

Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "XTEN." We estimate that the initial public offering price will be between $14.00 and $16.00 per share.

See "Risk Factors" beginning on page 7 to read about certain risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                    Per
                                                                   Share Total
                                                                   ----- ------
Public offering price............................................. $     $
Underwriting discounts and commissions............................ $     $
Proceeds, before expenses, to us.................................. $     $

                                  -----------

The underwriters may purchase up to an additional 750,000 shares of common stock from us at the initial public offering price less the underwriting discount, solely to cover over-allotments.

The underwriters expect to deliver the shares on or about     , 2000.

                                  -----------

Bear, Stearns & Co. Inc.

                          Prudential Volpe Technology
                        a unit of Prudential Securities

                                                          C.E. Unterberg, Towbin

                   The date of this prospectus is     , 2000

DESCRIPTION OF INSIDE FRONT COVER OF PROSPECTUS:

Top: In the left corner is the X10 Wireless Technology, Inc. logo. The inside front cover is entitled "Wireless Distribution of Broadband Video and Audio Content."

Middle: On the left is a two-dimensional image of the earth with the Americas in the center. In front of the earth is an outline of a house, inside of which is an image of a desk and chair and next to which is the word "Office." Behind the earth and house is an outline of a house floorplan with the following words designating various rooms in a house: "Family Room," "Living Room," "Office," "Master Bedroom," and "Den." A computer, monitor, keyboard and speakers are on the desk together with an image of a wireless transceiver device. Entering from the left side of the earth is an arrow from the earth labeled "Internet Multimedia Content" pointing at the computer on the desk.

To the right of the earth and superimposed over the house floorplan under the heading "Wireless Video Distribution" are images of a DVD player and a television. Below the DVD player are the words "DVD Player." On top of the DVD player is an image of an X10 transceiver device and in front of the television is an image of an X10 wireless receiver device. A series of short, slightly arched and parallel lines representing a wireless video signal run from the transceiver to the receiver.

Under the heading "Wireless Audio Distribution" is an image of a pair of speakers, in front of which is an image of an X10 wireless receiver device. A series of short, slightly arched and parallel lines representing a wireless audio signal run from the receiver to the transceiver located inside the house.

On the lower right half of the page and under the heading "Multimedia Content Distribution," is an image of a television with the words "Internet Video Stream" on its screen. In front of the television is an image of an X10 wireless receiver device. A series of short, slightly arched and parallel lines representing a wireless Internet video stream run from the receiver to the transceiver located inside the house.

Bottom: On the left, next to the words "Our Wireless transceiver, receiver and remote control, including related remote play software," are images of an X10 remote control, receiver, wireless transceiver and a screen shot depicting the "Play" screen of the X10 Boom 2000 remote play software.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Cautionary Note on Forward-Looking Statements............................  23
Use of Proceeds..........................................................  24
Dividend Policy..........................................................  24
Capitalization...........................................................  25
Dilution.................................................................  26
Selected Financial Data..................................................  27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  28
Business.................................................................  37
Management...............................................................  52
Certain Transactions and Business Relationships..........................  60
Principal Stockholders...................................................  64
Description of Capital Stock.............................................  65
Shares Eligible for Future Sale..........................................  68
Underwriting.............................................................  70
Legal Matters............................................................  72
Experts..................................................................  72
Where You Can Find Additional Information................................  72
Index to Financial Statements............................................ F-1

                               ----------------

   Prospective investors may rely only on the information contained in this prospectus. Neither X10 Wireless Technology, Inc. nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

   Until       , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

   X-10(R), X10(R) and our stylized logo are registered U.S. trademarks that we license from X10 Ltd. EagleEye(TM), VideoSENDER(TM), DVD Anywhere(TM), Big Picture(TM), Xcam(TM), Xcam2(TM), XRay Vision(TM), ScanCam(TM), MP3 Anywhere(TM), ActiveHome(TM), IR Commander(TM), Protector Plus(TM) and Monitor Plus(TM) are trademarks we either own or license from X10 Ltd. All trademarks, service marks and trade names of other companies appearing in this prospectus are the property of their respective holders.

                     (This page intentionally left blank.)

                               PROSPECTUS SUMMARY

   This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the related notes before making an investment decision.

                         X10 WIRELESS TECHNOLOGY, INC.

   We offer affordable products that allow consumers to network devices, systems and appliances within homes and small offices as well as remotely via the Internet. These products are based on a variety of technologies, including high-capacity, high-speed content delivery technologies, commonly referred to as broadband, as well as other wireless, phoneline, electrical and infrared technologies. We design, develop and market broadband wireless products that enable users to receive and deliver video and audio content and to distribute broadband Internet content from a personal computer, or PC, to televisions, stereos and other electronic entertainment devices within a home or small office. In addition, we offer networking products based on other technologies that enable consumers to control security, lighting, heating and air conditioning systems. All of these products can operate together to create a home or small office network. Users can access and control these networking products directly from a PC or through remote controls, wall-mounted panels, telephones or the Internet. We sell these broadband wireless and control products primarily through our website. In addition, we have recently commenced sales of these products, indirectly through our affiliates, to sellers of customized, bundled or private-label versions of these products and to retailers, independent contractors and value-added resellers. We have incurred operating and net losses since we commenced operations in July 1997, including a net loss of $8.1 million for the nine months ended September 30, 2000, and we expect to incur additional losses in the future. We have a limited operating history, and, as of September 30, 2000, we had an accumulated deficit of $12.0 million.

   In recent years, the increased availability of complex multimedia content, coupled with the rapid growth in Internet use, has driven demand for broadband access at home and in the workplace. According to International Data Corporation, an independent research firm, installation of broadband access is expected to increase from 2.1 million U.S. households in 1999 to 21.2 million U.S. households in 2003. Within the home and small office environment, this increasing demand for broadband access, together with the rapid growth in use of PCs and entertainment devices, has fueled the need for home and small office networks that enable communications among electronic and electrical systems that are often centered around a PC. To address this need, a number of companies have dedicated significant financial and technical resources to developing different networking technologies. However, many currently available networking products suffer from a number of constraints related to cost, functionality and ease of use. We believe that these limitations create a significant market opportunity for providers of affordable and effective home and small office networking solutions.

   Our technologies include wireless applications that operate in the 2.4 GHz radio frequency band. We believe that our expertise in wireless technologies and our customer-oriented approach to product development enable us to develop cost-effective, high-quality products. We offer products as individual components, allowing consumers to create customized networks, or in kits, each of which provides an integrated hardware and software solution.

   We believe that our solution offers the following advantages:

  . We offer a broad array of products and applications that can operate together and are compatible with most widely used home and small office electronic and electrical systems, allowing consumers to network their existing devices.

  . The products we offer employ multiple networking technologies, enabling us to design products using the technologies best suited to achieve a specific function.

  . Our convenient wireless products allow consumers to network devices, systems and appliances within homes and small offices, in most cases without the need for additional telephone jacks, electrical outlets or wiring.

  . We offer consumers the opportunity to easily and affordably network their homes and small offices by reducing the cost and complexity typically associated with home and small office networking products and technology.

   Our strategy to provide affordable networking solutions for homes and small businesses includes the following key elements:

  . capitalize on our existing technologies to design, develop and market products that extend our broadband and remote access capabilities;

  .  expand strategic relationships to extend our market reach;

  . cross-sell additional control products to customers purchasing broadband products;

  . provide a compelling value proposition centered around high-performance and affordability;

  .  capitalize on our relationship with X10 Ltd. and its affiliates;

  .  expand professional contractor relationships; and

  .  build our international presence.

               Our Relationship with X10 Ltd. and its Affiliates

   We were operated and financed for approximately two years as a division of X-10 (USA) Inc., a wholly owned subsidiary of X10 Ltd. As a result, we have a limited operating history as an independent entity. X10 Ltd. is a Bermuda corporation based in Hong Kong which, together with its affiliates, designs and manufactures home control and entertainment and security technology products. Upon completion of this offering, X10 Ltd. and its controlling stockholders will beneficially own approximately 64.1% of the outstanding shares of our common stock and will be able to control the vote on most matters submitted to our stockholders. X-10 (USA), based in New Jersey, provides sales, marketing and product distribution services for X10 Ltd. in the U.S. Since we were incorporated as a separate company in July 1999, we have continued to maintain close business relationships with X10 Ltd. and its affiliates.

   We have entered into agreements with X10 Ltd. under which it provides manufacturing and product development services to us, licenses to us rights to the X10 brand and markets our products to resellers. Similarly, we have entered into agreements with X-10 (USA) under which it provides order fulfillment services and sells X10-branded products to retailers and other resellers in the western hemisphere. We seek to capitalize on these relationships with X10 Ltd. and its affiliates to expand sales, reduce product costs, speed product development, manage inventory and obtain fulfillment services.

                             Corporate Information

   We were incorporated in Delaware on July 29, 1999. Our principal executive offices are located at 15200 52nd Avenue South, Seattle, Washington 98188. Our telephone number is (206) 241-3283. Information contained on our website does not constitute part of this prospectus.

                                  THE OFFERING

 Common stock being offered................. 5,000,000 shares
 Common stock outstanding after this
  offering.................................. 25,050,000 shares
 Use of proceeds............................ We plan to use the net proceeds of this offering for general
                                             corporate purposes, including
                                             sales and marketing, research and
                                             development, capital expenditures
                                             and working capital.
 Proposed Nasdaq National Market symbol..... XTEN

   Common stock outstanding after this offering is based on the number of shares outstanding as of September 30, 2000, excluding:

  . 1,450,000 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2000, at a weighted average exercise price of $0.001 per share;

  . 240,000 shares of common stock issuable upon exercise of stock options to be granted at an exercise price equal to 70% of the initial public offering price per share;

  . 2,050,000 shares of common stock available for future grant of options under our 1999 Stock Plan as of September 30, 2000, which plan will be terminated effective upon completion of this offering; and

  . 3,110,000 shares of common stock available for future issuance under our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan.

   Except as otherwise noted, all information in this prospectus assumes:

  .  no exercise of the underwriters' over-allotment option; and

  .  no exercise of outstanding stock options.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                  Nine Months
                           July 1, 1997       Year Ended             Ended
                          (inception) to     December 31,        September 30,
                           December 31,  ---------------------- -----------------
                               1997       1998        1999       1999      2000
                          -------------- -------  ------------- -------  --------
                                                  (As restated,
                                                   see note 8)
Statement of Operations
 Data:
Net revenues............      $ 134      $ 2,997    $ 15,893    $ 9,941  $ 21,322
Gross profit............         78        1,854       6,913      4,754     8,415
Total operating
 expenses...............        349        3,685      14,264      8,210    16,575
Net loss................       (271)      (1,831)     (7,349)    (3,456)   (8,112)
Basic and diluted net
 loss per common share..                                                 $  (0.40)
                                                                         ========
Weighted average shares
 used to compute basic
 and diluted net loss
 per common share.......                                                   20,050
                                                                         ========
Pro forma basic and
 diluted net loss per
 common share...........                            $  (0.37)
                                                    ========
Weighted average shares
 used to compute pro
 forma basic and diluted
 net loss per common
 share..................                              20,050
                                                    ========

   See note 1 of notes to the financial statements for information concerning the calculation of pro forma basic and diluted net loss per common share. The information for the year ended December 31, 1999, is presented as restated. See note 8 of notes to the financial statements.

   The following table presents summary balance sheet data as of September 30, 2000, on an actual basis and as adjusted to reflect the application of the estimated net proceeds of $67.8 million from the sale of 5,000,000 shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                                            September 30, 2000
                                                            --------------------
                                                            Actual   As Adjusted
                                                            -------  -----------
Balance Sheet Data:
Cash and cash equivalents.................................. $ 2,323    $70,073
Working capital (deficit)..................................  (9,496)    58,254
Total assets...............................................   5,226     72,976
Total stockholders' equity (net deficit)...................  (7,849)    59,901

   We were operated and financed for approximately two years as a division of X-10 (USA) Inc. We were incorporated as a separate company in July 1999. On October 1, 1999, X10 Ltd. and X-10 (USA) contributed technology and other intellectual property and net assets to us. Through September 30, 1999, our summary statement of operations and balance sheet data are derived from the historic books and records of X10 Ltd. and include cost allocations from X10 Ltd. and X-10 (USA).

                                  RISK FACTORS

   An investment in our shares involves a high degree of risk. You should consider carefully the following risks, in addition to the other information presented in this prospectus, before purchasing our common stock.

                         Risks Related to Our Business

Our limited operating history makes forecasting future results difficult.

   We have a very limited operating history, particularly with respect to those aspects of our operations other than Internet sales. We began operations in July 1997 as a division of X-10 (USA), a wholly owned subsidiary of X10 Ltd., to focus on establishing an Internet sales presence. On October 1, 1999, X10 Ltd. and X-10 (USA) contributed technology and other intellectual property and net assets to us and, subsequently, we shifted our focus to designing, developing and selling broadband wireless home and small office networking products. The historical financial information contained in this prospectus contains allocations between X-10 (USA) and us for administrative and other expenses. These allocations may not be indicative of the levels of expenses that would have resulted had we been operating as an independent, stand-alone company or of future expense levels.

   You must consider our limited operating history and prospects in light of the uncertainties we may encounter due to our early stage of development, including risks relating to:

  .  our relatively new and developing sales and marketing organization;

  . the timing and extent of penetration into the market for sellers of customized, bundled or private-label versions of the products we sell;

  . our continued dependence on X10 Ltd. for manufacturing and other services; and

  . the recent emergence of the market for products related to broadband technologies.

Also, you must consider our limited operating history in evaluating our ability to:

  .  successfully execute our business and marketing strategy;

  . expand and enhance our broadband wireless technology and product offerings;

  . further penetrate the market for home and small office networking products;

  . expand our distribution channels to sellers of customized, bundled or private-label versions of the products we offer and to retailers, independent contractors and value-added resellers; and

  .  develop strategic relationships independent of X10 Ltd.

We have a history of losses and we expect future losses. We cannot assure you that we will achieve or maintain profitability.

   We have incurred operating and net losses since we commenced operations in July 1997. We expect to continue to incur net losses for the foreseeable future, and we cannot assure you that we will ever be able to achieve or sustain profitability. We incurred losses of $271,000 in 1997, $1.8 million in 1998, $7.3 million in 1999 and $8.1 million in the nine months ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of $12.0 million.

   Historically, we have relied on X10 Ltd. to provide financing for our operations; however, X10 Ltd. will not continue to be a source of liquidity for us following this offering. In the future, we expect to incur significant expenses for sales and marketing and research and development. We may not generate a sufficient level of revenues to offset our expenditures or be able to adjust spending in a timely manner to respond to any unanticipated decline or shortfall in revenue. If revenues grow more slowly than we anticipate, if gross margins decline or if operating expenditures exceed our expectations, we may continue to experience significant losses on a quarterly and annual basis.

Our quarterly results of operations may vary significantly and may fail to meet the expectations of securities analysts or investors, which may cause our stock price to fluctuate.

   Our quarterly results of operations have varied significantly in the past and are likely to vary significantly in the future depending on a number of factors, many of which are outside of our control. Accordingly, quarter-to-quarter comparisons may not be indicative of future performance. Our results may fall below the expectations of securities analysts or investors, and our stock price may decline as a result of these fluctuations.

   We expect to increase activities and spending in virtually all of our operational areas. For example, we will seek to establish new reseller and other strategic relationships, either indirectly through X10 Ltd. or directly, which may expose us to sales cycle variability caused by potentially lengthy evaluation, testing and acceptance procedures and reduce our liquidity due to longer payment cycles. Significant delays or cancellations, especially with respect to larger orders, arising from customer acceptance reviews, budgetary constraints or otherwise could materially and adversely affect our quarterly financial results, which may disappoint investors and cause our stock price to decline significantly.

   In addition, our quarterly results of operations may fluctuate as a result of factors described below and elsewhere in the "Risk Factors" section of this prospectus, including:

  .  the rate of market acceptance of the products we offer;

  . seasonal fluctuations affecting our product sales, including fluctuations due to the holiday season;

  .  changes in gross margin of our product offerings;

  .  the variability of our expenses;

  . our ability to anticipate consumer demand for networking products for homes and small offices;

  .  variations in the mix of products sold;

  .  the timing and effectiveness of promotions and sales programs; and

  . general economic conditions, as well as economic conditions specific to the home and small office networking markets.

We derive a substantial portion of our gross revenues from sales of kits featuring a single product that may become obsolete or could be duplicated by competitors.

   In the first three quarters of 2000, 52.0% of our gross revenues from Internet sales were derived from sales of kits that feature our wireless cameras. Competitors may introduce products similar to ours, based on more advanced technology, lower cost or additional features, including improved speed and reliability, reduced product size and greater ease of installation and use. If sales of these kits were to decline significantly, our revenues and other results of operations would be materially harmed.

If we fail to expand existing indirect distribution channels, or to develop new ones, our business could suffer.

   From inception through September 30, 2000, we had $1.2 million in net revenues from sales through X10 Ltd. to sellers of customized, bundled or private-label versions of products and approximately $1.0 million in net revenues from sales to retailers through X-10 (USA). Part of our strategy is to expand these relationships indirectly through X10 Ltd., to increase sales of the products we sell to retailers through X-10 (USA) and to independently originate strategic relationships with original equipment manufacturers, retailers, independent contractors and value-added resellers. If we fail to expand our indirect and other reseller relationships or to develop and cultivate these strategic relationships independently, or if these third parties are not successful in their sales efforts, our sales may decrease, our operating results may suffer substantially and we would not be able to execute our strategy effectively. In addition, many of our resellers also offer products that compete with the products we sell. Furthermore, we cannot assure you that third parties in other distribution channels with which we, X10 Ltd. or X-10 (USA) enter into agreements will market products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support. If we were unable to establish effective distribution channels, our ability to expand, to reach additional customers and to increase our net revenues would be materially and adversely affected.

If we fail to recruit a sufficient number of contractors to install the products we offer, our strategy and results of operations could be adversely affected.

   If we or X-10 (USA) are unable to recruit and train a sufficient number of independent contractors, we may not be able to achieve our objective of developing a network of contractors to act as resellers and to provide installation services for end users of the products we offer. As a result, our ability to address the installation needs of a segment of our customers, as well as our results of operations, could be materially and adversely affected.

If the technology and intellectual property we own or license were inadequately protected, our business and reputation could be harmed and we could lose a valuable asset.

   The steps we take to protect the intellectual property rights that we own or license may be inadequate. If we are unable to protect our intellectual property, we may lose a valuable asset or become involved in costly litigation to protect our rights. X10 Ltd. and X-10 (USA) have access to and knowledge of nearly all of our trade secrets and confidential information and, under our intercompany agreements with them, they are required to keep confidential only written information that we specifically identify. As a result, it is possible that X10 Ltd. and X-10 (USA) may use or disclose our confidential information in ways that could harm us. In addition, of X10 Ltd.'s employees, only its research and development engineers have executed confidentiality or invention assignment agreements, which may significantly harm our ability to establish and protect our intellectual property rights in the future.

   There are seven pending U.S. patent applications relating to the technology we own or license. It is possible that:

  . these pending applications may not result in the issuance of any patents;

  . if issued, one or more of the patents could be challenged or become the basis of an interference action, which could result in our loss of the right to prevent others from exploiting the technology claimed in these patents; and

  . current and future competitors could devise new competitive technologies that are not covered by the patent applications.

Direct, indirect or contributory intellectual property infringement or related claims against us could be costly and time consuming to defend, divert management attention, preclude sales of the products affected and reduce our revenues.

   Other parties may assert direct, indirect or contributory copyright, trademark or other intellectual property infringement or contractual claims or unfair competition claims against us, which could cause us to lose a valuable asset, change our business practices and preclude our continued sale of those products affected. The law in many of these areas is uncertain, and we cannot predict whether third parties will assert claims of infringement against us or whether our customers will operate our products in accordance with applicable laws or agreements they may have. We are aware of a notice of a claim of infringement received by X-10 (USA) alleging that the telephone responder product we offer, used to remotely control home appliances via a powerline signal initiated through a telephone, infringes upon a third party's patent related to touch-tone operated control devices. If we are forced to defend against this or any other claims, whether or not they are meritorious or are ultimately determined in our favor, we may face costly litigation and diversion of management's attention. In the event of a dispute, we may have to pay damages, develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. We currently have no issued patents that we could use defensively in the event of any litigation against us.

The markets in which we compete are subject to rapid technological change, requiring us to continually design and introduce new products. If we do not address these technological changes, our products will become obsolete, impairing our ability to compete and adversely affecting our business.

   The market for networking products for homes and small offices is characterized by rapid technological developments, frequent enhancements to existing products, new product introductions, changes in customer requirements and evolving industry standards. To remain competitive, we need to introduce, in a timely manner, products that incorporate or are compatible with these emerging technological developments in our market. We may have only a limited amount of time to penetrate certain markets, and we cannot assure you that we will be successful in achieving widespread acceptance of our products before competitors offer products and services similar or superior to our products. Any delays in product introductions could materially and adversely affect our ability to compete and our results of operations. In addition, when we announce new products or product enhancements that have the potential to replace or shorten the life cycle of our existing products, customers may defer purchasing our products.

   The market for home networking products is dependent in large part on product compatibility, speed and reliability of audio/video and data transmission, ease of installation and use, and product size and simplicity. To remain competitive, we must develop or gain access to new technologies to enhance product performance and functionality, regularly introduce new products or upgrade existing products to ensure that the products we offer remain competitive and do not become obsolete. If we do not address these technological challenges, our product sales will decline and our business and results of operations will be materially and adversely affected.

We may not successfully expand into foreign markets or generate sufficient revenues abroad, which could impede our growth and harm our business.

   To date, we have generated limited revenues from sales outside the U.S. As a component of our business strategy, we intend to expand into foreign markets either directly or through X10 Ltd. or its affiliates. Before we can enter any new international market, we must conform our wireless products to the requirements of the regulatory agency in that market comparable to the U.S. Federal Communications Commission, which may impose significant burdens and delay our international expansion plans. Our limited experience with international expansion may accentuate risks we may encounter as we seek to enter foreign markets, including:

  . our ability to customize the products we offer for local markets and foreign languages;

  .  foreign laws and business practices favoring local competitors;

  .  our dependence on local staff and vendors;

  . compliance with multiple, conflicting and changing foreign governmental laws and regulations, including communications, tax and import/export laws and regulations;

  . longer sales and collection cycles in overseas markets, particularly with respect to sales to sellers of customized, bundled or private-label versions of the products we offer;

  .  accounts receivable collection;

  .  currency exchange rate fluctuations;

  .  language barriers;

  .  difficulties in enforcing contracts and other legal rights;

  .  economic and political instability; and

  . uncertainty regarding protection and enforcement of intellectual property rights.

If we are unable to successfully manage the risks associated with our international operations, our business and prospects for growth could be significantly harmed.

Manufacturing or design defects in the products we offer could harm our reputation and have a material and adverse impact on our revenues and prospects for growth.

   Any defects or deficiencies in the products we offer could reduce the functionality, effectiveness or marketability of these products, harm our reputation and have a significant and adverse impact on our revenues and prospects for growth. For example, some of the products we offer are connected to electrical systems and, if defective, could pose electrical or fire hazards. Product defects or deficiencies could cause orders to be canceled or delayed, reduce our net revenues, render products obsolete or subject us to excessive returns or product warranty or liability claims. In that event, we would be required to devote substantial financial and other resources, for a significant period of time, to designing, developing and manufacturing new products without defects or deficiencies. We cannot assure you that we will be successful in addressing any manufacturing or design defects or in designing and developing new products in a timely manner, if at all.

Our manufacturer may experience shortages of supply of components for the products we offer, which could involve substantial cost and delay and reduce the availability of these products.

   X10 Ltd., together with its affiliates, purchases some of the component parts used to manufacture the products we offer, including the color image sensors used in our wireless cameras, from single source vendors. Our manufacturer's reliance on these single source vendors involves risks, including the possibility of shortages of key component parts and reduced control over delivery schedules, manufacturing capability, quality and costs. In addition, some key components require long delivery times. In the past, we have experienced delays because key component parts have been unavailable to our manufacturer. If our manufacturer is unable to obtain components, then we may need to reconfigure our products, which could involve substantial cost and delay and limit availability of the products we offer. Any of these events could cause us to lose product sales, materially and adversely affect our results of operations and harm our business.

The average selling prices of products we offer may decrease, which may affect our gross margin.

   The average selling prices for products we offer may be lower than expected as a result of competitive pricing pressures, promotional programs and customers that negotiate price reductions in exchange for volume orders or longer-term purchase commitments. We expect to experience pricing pressure in the future and anticipate that the average selling prices and gross margins for the products we offer will decrease over the product life cycles. We cannot assure you that we will be successful in developing and introducing on a timely basis new products with enhanced features that can be sold at higher gross margins, nor can we assure you that we will be able to offset any future declines in average selling prices with cost reductions.

We may have to reduce or cease operations if we are unable to obtain the funding necessary to meet our working capital requirements.

   X10 Ltd. will not be a continued source of liquidity for us following this offering. In addition, to the extent that we are successful in increasing the proportion of our net revenues derived from indirect distribution channels, our accounts receivable may increase, and our cash flows and liquidity may be adversely affected. If we are unable to generate sufficient cash flow from operations or obtain funds through additional financing, we may have to reduce some or all of our research and development and sales and marketing efforts or cease operations. We believe that the net proceeds of this offering, together with our available funds, will be sufficient to meet our capital requirements for at least the next 12 months. However, if the net proceeds of this offering and our existing sources of cash and cash flow are insufficient to support the expenses of our operations and the expansion of our business, we may need to issue additional equity or debt to finance our operations. If we issue additional stock to raise capital, your percentage ownership will be reduced. Our funding requirements depend on several factors, including the rate of market acceptance of the products we offer, our ability to expand our customer base and the growth of our sales and marketing capabilities. If our funding requirements vary from our current plans, we may require additional financing sooner than we have anticipated. Additional financing may not be available on terms favorable to us, if at all.

Our success depends on our retention of key personnel.

   Our success depends to a significant degree upon the continued contributions of our key management and engineering personnel, many of whom would be difficult to replace. Our future success also depends on these personnel effectively working together. If we lose the services of any of our key personnel, especially the services of George Stevenson, chairman of our board of directors and our chief executive officer, it may substantially harm our business and results of operations. We do not have employment contracts with any of our key personnel, and we maintain "key person" life insurance only on James Phillips, our chief technology officer.

If we fail to recruit qualified engineering and technical personnel, new product offerings could be delayed and our business could be harmed.

   We devote, and will continue to devote, substantial resources to attracting engineering and technical personnel. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be materially harmed. Competition for qualified personnel is intense, particularly in high-technology centers such as the Pacific Northwest. In making employment decisions, particularly in high-technology industries, job candidates often consider the value of stock options they may receive in connection with their employment. If the value of our common stock decreases, it could significantly impair our recruiting or retention efforts.

We have experienced significant growth in our business in recent periods, and any inability to manage this growth and any future growth could harm our business.

   Our historical growth has placed, and any further growth likely will continue to place, a significant strain on our management, operations, administrative resources, software and systems. Any failure to manage our growth effectively could damage our prospects, injure our reputation, cause us to lose key personnel and otherwise significantly harm our business and results of operations. To be successful, we will need to continue to implement management information systems and improve our operating, administrative, financial and accounting systems and controls. We also will need to train new employees and maintain close coordination among our executive management, operations, customer acquisition and retention and customer service organizations. These processes are time consuming and expensive, increase management responsibilities and divert management attention.

Our reliance on manufacturing in China exposes us to potential import restrictions, duties or disruptions in trade.

   All of the products we offer are manufactured and assembled for us by X10 Ltd. and its affiliates in China. As a result, our operations could be materially and adversely affected by the disruption of trade with China or any other foreign country where the products we offer may be manufactured in the future. Also, these products may become subject to significant import duties, tariffs or restrictions, which would adversely affect our business and results of operations. Similarly, any adverse political, social or economic developments in China or other foreign countries where these products may be manufactured could materially and adversely affect our business and results of operations.

Failure to successfully promote and maintain the X10 brand could materially and adversely affect our product sales and business.

   Our ability to develop and maintain awareness of the X10 brand is important in order to expand our sales and achieve widespread acceptance of the products we offer. If we are unable to promote the X10 brand successfully, customer awareness could decrease and sales of the products we offer could decline. Due in part to the emerging nature of the home and small office networking market, the substantial resources available to many of our competitors and our competitors' existing brand recognition, we may have only a limited opportunity to achieve and maintain a significant market share. The importance of brand recognition will increase as competition in our market increases. Our ability to successfully promote and maintain the X10 brand will depend on a number of factors, including:

  .  the effectiveness of our sales and marketing efforts;

  .  our ability to continue offering high-quality, affordable products;

  .  the adequacy of our customer support and technical assistance;

  .  the reliability of independent contractor services;

  . the use by X-10 (USA) of the X10 brand, which we have sublicensed to it for sales to retailers of electrical products in the western hemisphere;

  .  the absence of product defects, safety issues or recalls; and

  .  the absence of any negative publicity related to the products we offer.

If our planned marketing efforts are ineffective, we may need to increase our financial commitment to creating and maintaining brand awareness, which could divert financial and management resources from other aspects of our business or cause our operating expenses to increase disproportionately to our revenues.

We depend on third parties to pack and ship our customer orders. Any problems with these third parties could materially impair our results of operations and harm our reputation.

   Currently, X-10 (USA) fulfills all of our Internet customer orders using third-party shippers. Therefore, we are subject to the risk that labor shortages, strikes, inclement weather or other factors may limit the ability of these carriers to meet our shipping needs. Failure of the shippers selected by X-10 (USA) to deliver products to our customers in a timely manner would damage our reputation and could materially and adversely affect our operating results. If these third-party shippers are unable or unwilling to deliver products to our customers, X-10 (USA) would need to arrange for alternative carriers. X-10
(USA) may be unable to engage an alternative carrier on a timely basis or upon terms favorable to us. X-10 (USA)'s third-party shippers may also increase the charges for their shipping services. If our fulfillment agreement with X-10
(USA) is terminated, we may not be able to outsource our fulfillment needs on terms favorable to us. Any increase in fulfillment costs would decrease our operating margin and could materially and adversely affect our results of operations.

There may be potential health and safety risks related to the products we offer that could negatively affect our business and product sales.

   The emission of electromagnetic radiation has been the subject of recent public concern regarding possible health and safety risks. In addition, the products we offer could pose potential electrical or fire hazards. Safety issues relating to the products we offer may arise in the future, which could materially and adversely affect our business, reputation and results of operations.

                         Risks Related to Our Industry

Our success depends in part on the continued growth of broadband access services. If these services are not widely adopted, our sales will be adversely affected.

   Sales of our products depend on the increased use and widespread adoption of broadband access services, such as cable, satellite, and other high-capacity communication links. These broadband access services typically are more expensive in terms of required equipment and on-going access charges than the services of dial-up Internet access providers. If the market for broadband access services does not grow as anticipated, demand for our broadband wireless products will decline and our business and results of operations will be materially and adversely affected.

The market for home and small office networking products is in an early stage of development, and the products we offer may not achieve widespread acceptance.

   Our success will depend substantially upon the widespread demand for and acceptance of home and small office networking products. If this market does not continue to grow, the products we offer may not achieve widespread acceptance and our business and results of operations could be significantly harmed. Demand for recently introduced products and technologies, especially in the broadband wireless market, is subject to a high level of uncertainty. Factors that may affect widespread acceptance of the products we offer include:

  . the level of consumer awareness of home and small office networking technologies;

  .  the rate of consumer adoption of broadband access and content;

  .  the complexity of product installation and maintenance;

  . the rate of adoption of standardized technology, especially in the wireless technology field, which may cause consumer hesitation and concerns over long-term product compatibility and viability; and

  . the rate of data throughput, which may affect the quality of audio/video transmissions over the Internet.

   As a result, we cannot accurately predict the future growth rate or ultimate size of the networking market for homes and small offices.

Emerging industry standards may reduce the demand for our products, which will materially harm our business.

   Increased acceptance of new industry standards, whether through adoption by official standards committees or widespread use by consumers, could require us to redesign our products to remain competitive. Home networking products operating in the 2.4 GHz radio frequency band and based on various standards, some of which are faster than our products, are available from other companies. There are also companies developing products based on standards for the faster 5 GHz radio frequency band. Protocols or de facto standards, such as Bluetooth, are also gaining increased acceptance. Widespread adoption of these or other standards and protocols increases the risk that our products, which do not conform to these standards or protocols, may become obsolete or incompatible with products based on these standards or protocols. Noncompliance with these standards or protocols could deter potential customers from purchasing our products. Any failure by us to develop and introduce new products or enhancements based on widely adopted industry standards could materially harm our business, competitive position and results of operations.

If we are unable to compete successfully against current and future competitors, our ability to expand our business or even to maintain revenues at current levels, will be materially harmed.

   The networking market for homes and small offices is relatively new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Increased competition may force us to reduce prices, which would result in reduced gross margins and cause us to lose market share, any of which could materially harm the growth of our business and our results of operations. In addition, the relatively low barriers to entry in the home and small office networking markets could attract additional market entrants, many of which may have greater resources than we have or may be able to achieve greater cost efficiencies than we can.

   We currently or potentially compete with a variety of other companies, including providers of networking infrastructure for homes and small offices and companies providing entertainment-oriented broadband communications products. In addition, many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, technical, marketing and other resources than we have. Many of these competitors may also be better able to take advantage of customer, reseller, supplier and other relationships. Furthermore, large, well-established or well-financed entities may join with our competitors, or other companies, to produce home and small office networking products superior to or more cost-effective than those we offer.

Compliance with Federal Communications Commission, or FCC, and foreign regulations is costly, and regulations are constantly changing.

   The FCC requires that our wireless products be certified and imposes a number of restrictions on our use of radio frequencies, which could interfere with the operation, or prevent the sale, of our products. We cannot assure you that we will be able to secure certifications required by the FCC, for the products that we intend to deploy in 2000 and thereafter. The need to obtain these certifications could result in delays or additional costs. In addition, the changing regulatory environment could adversely affect the nature and extent of products we are able to offer by rendering current products obsolete, restricting the applications and markets served by our products or increasing the opportunity for additional competition. We may desire or, as a result of changes in regulations, be required to seek to operate in other frequency bands. Redesigning our products to operate in other frequency bands would be costly and time-consuming, and we cannot assure you that any redesigned products would receive certifications required by the FCC or would be commercially viable.

   Our wireless products share the 2.4 GHz radio frequency band with other users. This frequency band does not require a license from the FCC. In the event that there is interference between priority users and us, those users can require that we curtail transmissions that create interference. Similarly, as a non-priority user, we must accept any interference present in the frequency band. If users of our products experience excessive interference from licensed users or other non-priority users, market acceptance of our products could be adversely affected, which could materially and adversely affect our business and results of operations.

   Our products are also subject to regulatory requirements in international markets. We must monitor the development of radio frequency regulations in countries that represent potential markets for our products. Changes in, or our failure to comply with, applicable international regulations could materially and adversely affect our ability to expand internationally, as well as our business and results of operations.

         Risks Related to Our Dependence on X10 Ltd. and its Affiliates

The rights of our stockholders could be adversely affected because we are controlled by X10 Ltd. and its stockholders.

   X10 Ltd. and its controlling stockholders have, and upon completion of this offering will continue to have, the ability to control most matters requiring the vote of our stockholders, including the election of our directors and our corporate actions. Upon completion of this offering, X10 Ltd. and its controlling stockholders will beneficially own approximately 64.1% of the outstanding shares of our common stock, including 52.2% beneficially owned by George Stevenson, X10 Ltd.'s president, and 51.9% beneficially owned by Hin Chew Chung, X10 Ltd.'s chairman. This concentration of ownership and other rights could result in conflicts of interest between these stockholders and us, impede our business development through loss of corporate opportunities or otherwise, or delay or deter others from initiating a potential merger, takeover or other change in control, even if these events would benefit our stockholders and us. This concentration of ownership also could depress the market price of our common stock.

We depend on X10 Ltd., X-10 (USA) and other affiliates of X10 Ltd. to provide substantially all of our manufacturing and fulfillment services, to sell and distribute products to retailers and other resellers and to provide product development services.

   We have entered into a series of intercompany agreements with X10 Ltd. and X-10 (USA) relating to intellectual property rights, manufacturing, product development, order fulfillment and sales and distribution to retailers and other resellers. If any of these agreements were to terminate, our ability to manufacture the products we offer, fulfill customer orders, expand our sales and efficiently perform some aspects of our product development process would be impaired, product production and delivery would be delayed, our net revenues would decrease and our costs of operations would increase. Any of these events would have a material adverse effect on our business and results of operations. In addition, if any of these agreements were terminated, we may not be able to enter into agreements with other third parties on a timely basis or on terms favorable to us, or at all. As a result, our margins may be reduced and our business could be substantially harmed. Currently, we outsource all of our manufacturing and some of our research and development services to X10 Ltd. and its affiliates, and they also market our products to retailers and other resellers. Similarly, X-10 (USA) is our sole third-party provider of order fulfillment services and sells X10-branded products to retailers. In general, our only remedy specified under these agreements for breach or default by X10 Ltd. or its affiliates is termination of the agreements.

 Our agreements with X10 Ltd. and X-10 (USA) were not the result of arm's length negotiations and could subject us to less favorable terms than we otherwise could have obtained from other third parties.

   We have entered into a series of agreements with X10 Ltd. and X-10 (USA), regarding licenses and assignments of technology and products, research and development, product supply, manufacturing, sales and order fulfillment. These agreements may contain or result in terms less favorable to us than we otherwise could have obtained from other third parties. Because X10 Ltd. and X-10 (USA) are controlled by George Stevenson, our chief executive officer and chairman of our board, and Hin Chew Chung, one of our directors, these agreements were not the result of arm's length negotiations.

 We depend on X10 Ltd. and its affiliates to manufacture the products we offer, and if X10 Ltd. did not have adequate manufacturing capacity, we may be unable to meet production goals or satisfy customer requirements and our business and results of operations would be materially and adversely affected.

   X10 Ltd., together with its affiliates, is currently the sole manufacturer of our products and has limited excess manufacturing capacity. If X10 Ltd. and its affiliates:

  . do not have adequate capacity at their existing facility to manufacture products for us on a timely basis;

  .  experience operational, production or quality assurance difficulties; or

  .  experience a catastrophic event at X10 Ltd.'s manufacturing facility,

we could suffer a reduction or disruption of manufacturing services provided to us and may be required to seek an alternate manufacturer. We cannot assure you that we would be able to secure alternative manufacturing services on favorable terms or a timely basis, if at all. In addition, using alternative manufacturers could require us to reconfigure our products or otherwise involve significant delays in product production and delivery or result in quality control problems.

 We depend on X10 Ltd. and X-10 (USA) to sell and deliver the products we offer to retailers and other resellers. If they fail to do so effectively, our access to these customers would decrease, and it could significantly harm our business.

   Currently, X10 Ltd. and X-10 (USA) are our virtually exclusive sources of access to retailers and other resellers. As a result, substantially all of the products that we sell to retailers and other resellers are offered through either X10 Ltd. or X-10 (USA). If either X10 Ltd. or X-10 (USA) were unable to maintain its existing customer relationships or to develop new customer relationships, our access to retailers and other resellers would decrease and our business would be significantly harmed.

 We depend on X10 Ltd. and its affiliates to provide a portion of our product development activities. If they fail to perform these tasks adequately, it could delay our introduction of new or updated products or result in the production of inferior products, either of which could harm our business.

   X10 Ltd. and its affiliates provide a portion of our product development activities under the terms of a research and development agreement. If X10 Ltd. or its affiliates fail to perform the services X10 Ltd. has agreed to provide, it could delay or prevent the introduction of products by us or result in the production of inferior products, either of which could materially harm our business. We cannot assure you that they will complete their research and development services on a timely or cost-effective basis or that, upon completion, the ultimate design of the requested products will meet our specifications. Also, if X10 Ltd. or its affiliates lose key engineering personnel, they may not be able to provide the services required under the agreement, and our research and development initiatives could be materially and adversely affected.

 Our dependence on X10 Ltd. and its affiliates for product development services may result in a loss of our proprietary rights if X10 Ltd. fails to adequately protect our intellectual property and confidential information.

   We depend on X10 Ltd. and its affiliates for mechanical engineering, electronic layout and development of prototypes of our products, and X10 Ltd. and its affiliates have access to our confidential information relating to the designs and software incorporated into the products we offer. X10 Ltd. and its affiliates have only limited confidentiality obligations to us, and we cannot assure you that they will be able to protect our intellectual property rights and confidential information from disclosures by their employees or other third parties or to prevent the use of our confidential information in ways that could substantially harm us. X10 Ltd. and its affiliates have entered into written proprietary information and inventions agreements with only a few of their employees and none with other third parties.

 We depend on X-10 (USA) to fulfill all of our Internet customer orders, and any problems with order fulfillment could impair our operating results and harm our reputation.

   We rely on X-10 (USA) to fulfill all of our Internet customer orders. We cannot assure you that X-10 (USA) will fill customers' orders accurately or that orders will be shipped on a timely basis and in appropriate packaging to minimize damage to products. We generally bear all costs associated with lost or damaged shipments. In addition, inaccurate, delayed or damaged shipments could materially and adversely affect our reputation and business. If our existing fulfillment arrangement were to be terminated, our business could be disrupted, and we could incur costs and delays in making alternative arrangements.

 We depend on X10 Ltd. and its affiliates for inventory management, and any failure to manage the inventory effectively could cause inventory to be unavailable for shipments to customers.

   We have entered into a product supply agreement with X10 Ltd. under which X10 Ltd. and its affiliates manufacture all of the products we offer and ship them to X-10 (USA), which acts as warehousing and consignment agent until we take title to the products. Any failure of X10 Ltd. to maintain sufficient inventory to meet our needs could cause inventory to be unavailable for shipments to customers when requested, which could materially and adversely impact our business and results of operations.

 We depend on X-10 (USA) to recruit and train independent contractors to install the products we offer and, if these contractors are inadequately trained or otherwise fail to perform, our ability to implement our strategy and our results of operations could be materially and adversely affected.

   We depend on X-10 (USA) to recruit contractors to act as resellers and to train them to install the products we offer. If X-10 (USA) provides inadequate training or if the contractors otherwise perform inadequately, customers could be dissatisfied, we could receive customer complaints and our business and results of operations could be materially and adversely affected. We currently do not have a written agreement with X-10 (USA) to recruit or train these contractors. If X-10 (USA) were to cease providing these services to us, we may be unable to develop and implement similar recruitment and training programs in a timely manner, which could result in our losing participants in our contractor program and, ultimately, the loss of product sales.

 Orca Monitoring Services, L.L.C., our affiliate, provides monitoring services for the products we offer and if Orca fails to respond, we may have exposure to claims for liability from customers.

   We refer customers to Orca Monitoring Services, an affiliate of X10 Ltd. based in Seattle, Washington, to perform the monitoring services in connection with the monitored home security systems we offer. If Orca fails to respond to an alarm signal or otherwise to perform its duties, we may face potential claims from customers, which could have a material adverse effect on our business and results of operations. In addition, our general liability insurance policy contains a coverage exclusion for claims relating to monitoring of home security systems.

Some of the key management personnel on whom we depend are also management personnel or employees of X10 Ltd. or its affiliates, which could create conflicts of interest between X10 Ltd. or its affiliates and us.

   Our chief executive officer, George Stevenson, is also the founder, president and a director of X10 Ltd. and is not our employee. Mr. Stevenson's positions at X10 Ltd. could create real or apparent conflicts of interest in the event that Mr. Stevenson were faced with decisions that could have different implications for X10 Ltd. and us. These decisions may relate to corporate opportunities, corporate strategies, potential acquisitions of businesses, the intercompany agreements, competition, the issuance or disposition of securities, the election of new or additional directors and other matters. Our conflict of interest policy may not address all conflicts that may arise, and, in any event, it is possible that conflicts may be resolved in a manner adverse to us. Mr. Stevenson will spend a substantial part of his professional time and effort on behalf of X10 Ltd. In many instances, these efforts on behalf of X10 Ltd. will involve activities that are unrelated, and in some circumstances may be adverse, to our interests. We have not established any minimum time that Mr. Stevenson will be required to spend on our behalf. In addition, Hin Chew Chung, one of our directors, is also chairman of X10 Ltd. Furthermore, James Phillips, our chief technology officer and one of our directors, is an employee of X-10 (USA) and works for us on a full-time consulting basis. We cannot assure you that the information Mr. Phillips learns in his capacity as our chief technology officer will be kept confidential from X-10 (USA).

We could face potential competition from X10 Ltd, which could limit our access to sales channels, our ability to pursue business opportunities and our ability to compete effectively.

   X10 Ltd. competes with us indirectly through its resellers. X10 Ltd. currently has the right to sell products that do not bear the X10 brand and are not based on broadband wireless technology worldwide. In addition, with our consent, X10 Ltd. may sell our wireless products. Because we will be selling the same or similar products, we will need to distinguish our product offerings and price points from those offered by X10 Ltd. If we fail to do so, we may not be able to access these sales channels in a meaningful way, and our business could be significantly harmed. As a result of our various agreements with X10 Ltd. and X-10 (USA), X10 Ltd. and X-10 (USA) will have access to confidential information relating to our business, technology and products. They could use any of this confidential information in a manner that gives them a competitive advantage.

   We do not currently have a policy in place that governs the pursuit or allocation of business opportunities between us and X10 Ltd. and its affiliates, except to the extent that the intercompany agreements with X10 Ltd. and X-10 (USA) restrict X10 Ltd. and its affiliates from selling broadband wireless products without our consent. Our ability to take advantage of a specific business opportunity may be affected by X10 Ltd.'s representation on our board and voting control, as well as our relatively limited resources. As a result, we may be unable to successfully pursue business opportunities available to X10 Ltd. and us.

                         Risks Related to the Internet

Online security risks could seriously harm our retail operations and business by reducing consumer willingness to purchase our products over the Internet and by creating potential liability.

   In 1999, approximately 98% of our net revenues were derived from sales conducted over the Internet. The success of our online commerce business depends, in large part, on consumers' confidence in the privacy of their activities and the secure transmission of their confidential information.

   If third parties were able to penetrate our network security or otherwise misappropriate users' personal or credit card information, we could be subject to liability. Our liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims as well as for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in costly and time-consuming litigation, which could injure our reputation and materially and adversely affect our business and results of operations.

   In addition, anyone who is able to circumvent our security measures could cause interruptions in our online retail operations. Recently, several well-known websites were targeted by unauthorized persons and experienced short-term disruptions in service. We cannot assure you we will be able to prevent similar disruptions of service, which could distract managements' attention and significantly harm our business.

Our long-term success depends on the development of the Internet and e-commerce, which is uncertain.

   We rely heavily on the Internet for most of our sales. If the use of the Internet does not continue to grow, or grows at a slower rate than we anticipate, or if the necessary Internet infrastructure or complementary services are not developed to support effectively the growth that may occur, our growth prospects and business could be significantly harmed. The development of the Internet as a viable commercial marketplace is subject to a number of risks, including whether potential customers are willing to shift their purchasing from traditional vendors to online vendors and whether the telecommunications infrastructure is adequate to support the Internet as an effective commerce medium. In addition, the increased use of the Internet as a medium for commerce raises concerns about Internet reliability, pricing, accessibility and quality of service.

If we cannot protect our domain names, our ability to successfully build our brand will be impaired.

   We may be unable to acquire or maintain web domain names relating to the X10 brand in the U.S. and other countries in which we may conduct business. As a result, we may be unable to prevent third parties from acquiring and using domain names related to the X10 brand. Unauthorized use could damage the X10 brand and our reputation and divert customers from our websites. The acquisition and maintenance of domain names generally is regulated by Internet regulatory bodies. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. If we cannot prevent others from using similar domain names, we may be unable to successfully protect the X10 brand, which could cause us to lose a valuable asset and materially and adversely affect our business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our owned or licensed trademarks and other intellectual property.

Our facilities and systems are vulnerable to natural disasters and other unexpected problems, and the occurrence of a natural disaster or other unexpected problem could damage our reputation and the X10 brand and adversely affect our results of operations.

   Substantially all of our computer, communications and information systems as well as our administrative offices are housed in Seattle, Washington, a geographic area that is prone to earthquakes. The occurrence of an earthquake, fire, flood, volcanic eruption or other natural disaster or unanticipated problems such as power loss, telecommunications failure or break-in at our headquarters could cause interruptions or delays in our business, result in loss of data or render us unable to accept and fulfill customer orders. We do not currently have a backup system or a formal disaster recovery plan in place. Our business interruption insurance may not adequately compensate us for losses that may occur. In addition, the failure to maintain the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our service. The occurrence of any or all of these events could damage our reputation and brand and materially impair our business.

If we become subject to additional burdens associated with government regulation of the Internet, our retail sales may decline and our business may be adversely affected.

   Any new legislation could hinder the growth in use of the Internet and other online services generally and decrease the acceptance of the Internet and other online services as media of commerce. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Laws and regulations may be adopted covering issues such as user privacy, pricing, content and quality of products and services. The laws governing the Internet are largely unsettled, even in areas where legislation has been enacted.

   The growth and development of e-commerce may prompt calls for more stringent consumer protection and privacy laws, both in the U.S. and abroad, which may impose additional burdens on companies conducting business online. For example, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. In addition, the European Union Directive on the Protection of Personal Data may affect our ability to expand into Europe if we do not afford adequate privacy to end users of our sites. We could incur additional expenses or otherwise lose our ability to expand our database if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated. We do not currently have insurance to cover this type of loss. The adoption or modification of laws or regulations relating to the Internet and other online services could impose additional burdens on management, increase our expenses and materially and adversely affect our business.

We may be liable for sales and other taxes that could increase the cost to consumers of the products we offer and materially harm our results of operations.

   Tax authorities in many states are reviewing the appropriate tax treatment of Internet and catalog retail companies. Any resulting state tax regulations could subject us to the assessment of sales and income taxes in other states, which could increase the cost to consumers of the products we offer and materially harm our results of operations. We currently collect sales or other similar taxes on goods shipped to addresses only in the states of Washington and Nevada, which currently account for a relatively small percentage of our net revenues. Since our products are available over the Internet in multiple states and in foreign countries, these jurisdictions may require us to qualify to do business. If we fail to qualify in a jurisdiction that requires us to do so, we could face expenditures for taxes and penalties.

   The U.S. Congress has enacted legislation, known as the Internet Tax Freedom Act, limiting the ability of the states to impose taxes on Internet-based transactions. However, this legislation imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001. The moratorium restricts state and local taxes on e-commerce that are discriminatory against Internet access, unless these taxes were generally imposed and actually enforced prior to October 1, 1998. The U.S. House of Representatives has approved an extension of the moratorium to 2006; however, the U.S. Senate has not yet voted on the bill. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of these taxes could deter customers from purchasing over the Internet, cause our sales to decline and materially harm our business and results of operations.

   In addition, it is possible that the Internal Revenue Service or another jurisdiction may seek to impose a sales, use or other tax based on our relationship with X10 Ltd. in any jurisdiction in which X10 Ltd. maintains operations. We cannot be certain that we would be successful in any challenge to the imposition of sales or use tax.

We could face liability for publishing or distributing content, and our business and results of operations could suffer if costs resulting from these claims are not covered by our insurance or exceed our policy limits.

   Our website currently contains a referral database of independent contractors that includes ratings based on customer feedback. We also publish other content on our website. We may be considered a publisher or distributor of both our own and third-party content, and parties may download or copy material from our website and distribute it to others. These parties may bring claims against us for defamation, negligence, copyright or trademark infringement, invasion of privacy and publicity, unfair competition or other theories based on the nature and content of this material. Our general liability insurance may not cover claims of this type or may not adequately cover the costs we could incur in defending potential claims. Our business and results of operations could suffer significantly if costs resulting from these potential claims are not covered by our insurance or exceed our policy limits.

            Risks Related to our Capital Structure and this Offering

Our management has broad discretion as to how to use the net proceeds of this offering, and the proceeds may be put to uses that do not improve our results of operations or increase our market value.

   Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your initial investment decision, to assess whether the proceeds are being used appropriately. The net proceeds of this offering may be used for corporate purposes that do not improve our results of operations or increase our market value. We have no specific plan as to how we will spend the net proceeds of this offering. Pending application of the net proceeds, they may be placed in investments that do not produce income or that lose value.

Provisions of our amended and restated certificate of incorporation and bylaws could delay, deter or prevent a third party from acquiring us even if doing so would be beneficial to our stockholders.

   Provisions of our amended and restated certificate of incorporation and bylaws may delay, deter or prevent a change of control, which could adversely affect the market price of our common stock. These provisions include the following:

  . our board of directors is divided into three classes with staggered three-year terms;

  .  our stockholders may not take action by written consent;

  . our stockholders may not call special meetings and must comply with advance notice provisions in order to submit proposals or nominations for consideration at meetings of stockholders; and

  . amendments to specific provisions of our amended and restated certificate of incorporation and amended and restated bylaws require the approval of holders of at least 66 2/3% of the voting power of all outstanding shares.

   In addition, under our amended and restated certificate, our board of directors will have the authority to issue up to 30,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. Our issuance of preferred stock may delay, deter or prevent a change in control because the terms of the preferred stock we could issue could have superior voting or other rights that may be used to prevent a merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of outstanding shares of common stock. Although we currently have no plans to issue preferred stock, our issuance of preferred stock could have a dilutive effect on our existing stockholders.

   In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

   Also, the laws of the state of Washington, where our principal executive offices are located, impose restrictions on some transactions between a foreign corporation and its significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with some exceptions, from engaging in particular significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation for a period of five years after the acquiring person's acquisition of securities, unless a majority of the members of the target corporation's board of directors approves the transaction or acquisition of shares before its completion.

   The provisions described above could have the effect of delaying, discouraging or preventing changes in control or other transactions that could involve premium stock prices or other benefits to our stockholders. These provisions could discourage a proxy contest or otherwise make it more difficult to change our management.

The price of our common stock may be volatile, which could subject us to litigation.

   Prior to this offering, there has been no public market for our common stock. In addition, historically, we have been relatively closely held, with X10 Ltd. and its controlling stockholders beneficially owning a majority of our shares. If X10 Ltd. and its controlling stockholders continue to hold this majority, the level of our public float may be limited, and an active public market for our common stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. The market price of our common stock may decline below the initial public offering price after this offering.

   Fluctuations in market price and volume are particularly common among securities of high technology companies, including companies that provide home and small office networking solutions or engage in e-commerce. The market price of our common stock may fluctuate significantly in response to a number of factors, including changes in market valuations of home and small office networking and e-commerce companies, and other factors described elsewhere in the "Risk Factors" section of this prospectus.



   In addition, stock markets and exchanges and, in particular, The Nasdaq Stock Market have recently experienced extreme price and volume fluctuations, which have particularly affected the market prices of many technology and e-commerce companies and which have often been unrelated to the operating performance of these companies.

   In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their common stock. We may be the target of similar litigation. Securities litigation could result in substantial costs and divert management's time and attention.

Future sales of our common stock may negatively affect our stock price.

   All of the shares sold by us in this offering will be freely tradable. Following this offering, all of the other outstanding shares of our common stock will be available for resale beginning at various points in time in the future. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market following this offering or as a result of the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Our directors, executive officers and other stockholders have agreed not to dispose of any shares of common stock, subject to limited exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the underwriters. Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

You will experience substantial dilution in the value of your shares immediately following this offering.

   The price of the shares being offered is substantially higher than the net tangible book value per share. If you buy any shares in the offering, you will:

  . pay a price per share that substantially exceeds the value of our assets after subtracting our liabilities; and

  . contribute almost all of the total consideration paid to date for our common stock but will own only approximately 20.0% of our outstanding common stock.

In addition, if option holders exercise options to purchase our common stock, you will suffer further dilution.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that address, among other things:

  .  our market opportunity;

  .  potential market acceptance of the products we offer;

  .  our strategy;

  .  the timing of our potential funding needs;

  .  our anticipated use of the proceeds of this offering; and

  .  competition.

Other statements about our plans, objectives, expectations and intentions contained in this prospectus may also be forward-looking statements. In some cases you can identify forward-looking statements by terminology, including terms such as "believes," "anticipates," "expects," "estimates," "may," "will," "should," "could," "plans," "predicts," "potential," "intends" or similar terms. We cannot assure you of future results, levels of activity, performance or achievements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or events described or expressed in or implied by the forward-looking statements. These factors include those identified under "Risk Factors" and elsewhere in this prospectus. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus, even if new information becomes available or other events occur in the future, except as otherwise required by law. All forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary notice.

                                USE OF PROCEEDS

   We anticipate that our net proceeds from the sale of 5,000,000 shares of common stock will be approximately $67.8 million, or $78.2 million if the underwriters exercise their over-allotment option in full, based upon an assumed initial public offering price of $15.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses.

   The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate our future access to the public capital markets and to increase our visibility in the home and small office networking marketplace. We currently do not have a specific plan that allocates the net proceeds of this offering. The amounts and timing of any expenditures will vary significantly depending upon a number of factors, including the amount of cash generated by our operations, the progress of our product development efforts and the market response to introduction of new products. We may use a portion of the net proceeds to acquire complementary products, technologies or businesses to expand internationally or to make strategic investments. We currently have no agreements with respect to any such acquisitions, expansion or investments. Pending any of these uses, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends on our capital stock in the future. We currently intend to retain any future earnings for use in our business. Payments of future dividends, if any, will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board of directors deems relevant.

                                 CAPITALIZATION

   The following table shows as of September 30, 2000:

  .  our actual capitalization; and

  . our pro forma capitalization, as adjusted to reflect the application of the estimated net proceeds of $67.8 million from the sale of 5,000,000 shares of our common stock at an assumed initial public offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                                              September 30,
                                                                  2000
                                                            ------------------
                                                                         As
                                                             Actual   Adjusted
                                                            --------  --------
                                                             (in thousands,
                                                              except share
                                                                amounts)
Stockholders' equity (net deficit):
  Preferred stock, par value $0.001 per share; 30,000,000
   shares authorized, none outstanding.....................       --        --
  Common stock, par value $0.001 per share; 100,000,000
   shares authorized; 20,050,000 shares issued and
   outstanding, actual; 25,050,000 shares issued and
   outstanding, pro forma as adjusted......................       20        25
  Unearned compensation....................................   (2,653)   (2,653)
  Additional paid-in capital...............................    6,789    74,534
  Retained earnings (deficit)..............................  (12,005)  (12,005)
                                                            --------  --------
    Total stockholders' equity (net deficit)............... $ (7,849) $ 59,901
                                                            ========  ========

   The number of shares issued and outstanding as of September 30, 2000, excludes:

  . 1,450,000 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2000, at a weighted average exercise price of $0.001 per share;

  . 240,000 shares of common stock issuable upon exercise of stock options to be granted at an exercise price equal to 70% of the initial public offering price per share;

  . 2,050,000 shares of common stock available for future grant of options under our 1999 Stock Plan as of September 30, 2000, which plan will be terminated effective upon completion of this offering; and

  . 3,110,000 shares of common stock available for future issuance under our 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan.

                                    DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share after this offering. We calculate net tangible book value or deficit per share by dividing the net tangible book value, which is total assets less intangible assets and total liabilities, by the number of then-outstanding shares of common stock.

   Our net tangible book deficit at September 30, 2000, was $7.8 million, or $0.39 per share of common stock. After giving effect to the sale of 5,000,000 shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share, less estimated underwriting discounts and commissions and estimated offering expenses, our net tangible book value at September 30, 2000, would have been $59.9 million, or $2.39 per share. This represents an immediate increase in the net tangible book value of $2.78 per share to existing stockholders and an immediate and substantial dilution of $12.61 per share to new investors. The following table illustrates this per-share dilution:

   Assumed initial public offering price per share.............         $15.00
     Net tangible book deficit per share as of September 30,
      2000..................................................... $(0.39)
     Increase per share attributable to new investors..........   2.78
                                                                ------
   Pro forma net tangible book value per share after the
    offering ..................................................           2.39
                                                                        ------
   Dilution per share to new investors.........................         $12.61
                                                                        ======

   The following table shows, at September 30, 2000, the number of shares of common stock purchased from us, the total consideration paid and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..  20,050,000   80.0% $    20,050    0.0%    $0.001
   New investors..........   5,000,000   20.0   75,000,000  100.0      15.00
                            ----------  -----  -----------  -----
     Total................  25,050,000  100.0% $75,020,050  100.0%
                            ==========  =====  ===========  =====

   The number of shares of common stock issued and outstanding as of September 30, 2000, excludes:

  . 1,450,000 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2000, at a weighted average exercise price of $0.001 per share;

  . 240,000 shares of common stock issuable upon exercise of stock options to be granted at an exercise price equal to 70% of the initial public offering price per share;

  . 2,050,000 shares of common stock available for future grant of options under our 1999 Stock Plan as of September 30, 2000, which plan will be terminated effective upon completion of this offering; and

  . 3,110,000 shares of common stock available for future issuance under our 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan.

   To the extent that options or stock purchase rights are exercised, new investors will experience further dilution.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

   The following selected financial data should be read in conjunction with our financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. The statement of operations data presented below for the period July 1, 1997 (inception), to December 31, 1997, and for the years ended December 31, 1998 and 1999, and the balance sheet information at December 31, 1998 and 1999 (as restated), presented below are derived from our audited financial statements, which have been audited by Deloitte & Touche llp, independent public accountants, and together with their related report, are included elsewhere in this prospectus. The information as of and for the year ended December 31, 1999, is presented as restated. See note 8 of notes to the financial statements.

   The balance sheet data as of December 31, 1997, are derived from unaudited financial statements not included in this prospectus. The statement of operations data for the nine months ended September 30, 1999 and 2000, and the balance sheet data at September 30, 2000, are derived from unaudited financial statements included elsewhere in this prospectus. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the information for these periods.

                                                                  Nine Months
                           July 1, 1997       Year Ended            Ended
                          (inception) to     December 31,        September 30,
                           December 31,  ---------------------- ----------------
                               1997       1998        1999       1999     2000
                          -------------- -------  ------------- -------  -------
                                                  (As restated,
                                                   see note 8)
Statement of Operations
 Data(1):
Net revenues............      $ 134      $ 2,997     $15,893    $ 9,941  $21,322
Cost of revenues........         56        1,143       8,980      5,187   12,907
                              -----      -------     -------    -------  -------
Gross profit............         78        1,854       6,913      4,754    8,415
                              -----      -------     -------    -------  -------
Operating expenses:
  Research and
   development..........          1           71         712        571    1,110
  Sales and marketing...         43        2,583       8,844      5,684   10,769
  General and
   administrative.......        305        1,031       2,879      1,955    3,202
  Non-cash stock-based
   compensation.........         --           --       1,829         --    1,494
                              -----      -------     -------    -------  -------
    Total operating
     expenses...........        349        3,685      14,264      8,210   16,575
                              -----      -------     -------    -------  -------
Interest income.........         --           --           2         --       48
                              -----      -------     -------    -------  -------
Net loss................      $(271)     $(1,831)    $(7,349)   $(3,456) $(8,112)
                              =====      =======     =======    =======  =======
Basic and diluted net
 loss per common share..                                                 $ (0.40)
                                                                         =======
Weighted average shares
 used to compute basic
 and diluted net loss
 per common share.......                                                  20,050
                                                                         =======
Pro forma basic and
 diluted net loss per
 common share...........                             $ (0.37)
                                                     =======
Weighted average shares
 used to compute pro
 forma basic and diluted
 net loss per common
 share..................                              20,050
                                                     =======

                                             December 31,
                                       ------------------------- September 30,
                                       1997 1998       1999          2000
                                       ---- -----  ------------- -------------
                                                   (As restated,
                                                    see note 8)
Balance Sheet Data:
Cash and cash equivalents............. $ -- $  --     $ 1,878       $ 2,323
Working capital (deficit).............   74  (759)     (2,012)       (9,496)
Total assets..........................  101   827       2,070         5,226
Total stockholders' equity (owner's
 net deficit).........................   74  (759)     (1,953)       (7,849)

----------
(1) We were operated and financed for approximately two years as a division of X-10 (USA). On October 1, 1999, X10 Ltd. and X-10 (USA) contributed technology and other intellectual property and net assets to us. Through September 30, 1999, our selected statement of operations and balance sheet data above are derived from the historic books and records of X10 Ltd. and include cost allocations from X10 Ltd. and X-10 (USA).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the financial statements and the related notes contained elsewhere in this prospectus.

Overview

   We offer an integrated suite of affordable products that allow consumers to network devices, systems and appliances within homes and small offices using broadband wireless, electrical, phoneline and infrared technologies. These products allow users to access and control home and small office networks directly from a personal computer or through the use of remote controls, wall-mounted panels, telephones or the Internet.

   We were operated and financed for approximately two years as a division of X-10 (USA). We were incorporated as a separate company in July 1999. On October 1, 1999, X10 Ltd. and X-10 (USA) contributed and licensed technology and other intellectual property and net assets to us. Through September 30, 1999, our statements of operations and balance sheets are derived from the historic books and records of X10 Ltd. and include cost allocations from X10 Ltd. and X-10
(USA). These costs are not necessarily indicative of the costs that would have been incurred on a stand-alone basis. Since the commercial launch of our website in July 1997, we have continued our operating activities with a focus on designing and developing broadband wireless products, building sales momentum, expanding the line of products we offer, building business relationships and promoting the X10 brand name.

   We have worldwide rights to the X10 brand, and we sell X10 products over the Internet. Under our agreements with X10 Ltd., we receive fees on all wireless products sold by X10 Ltd. and, where we have provided the introduction, on electrical products sold by X10 Ltd. to original equipment manufacturers and other resellers that sell customized, bundled or private-label versions of the products we offer. We also receive fees on all X10-branded products sold by X-10 (USA). Under the terms of our amended and restated sublicense agreement with X-10 (USA), X-10 (USA) currently may sell only X10-branded electrical products to resellers in the western hemisphere. We have a contract with X10 Ltd. to supply us with products, and we have access to the development engineers and manufacturing facilities of X10 Ltd. and its affiliates in Hong Kong and China. X10 Ltd., together with its affiliates, manufactures the products we sell and ships the products on a consignment basis to a warehouse designated by us pursuant to a product supply agreement. We are obligated to purchase the products on the earlier of receipt of a purchase order from a customer or 120 days from delivery of the products by X10 Ltd. to the shipper. We have also outsourced to X-10 (USA) the warehousing, packaging and shipping of products to customers. This structure is intended to allow us to focus on designing and selling our products while maintaining an efficient fulfillment process.

   All Internet customer orders are processed online and billed to the customers' credit cards. Generally, we collect cash from credit card sales, net of a fee charged by the credit card company, in most cases within two days from the order date. We routinely offer promotional discounts and coupons to customers. In addition, if a customer is not satisfied with a particular product we provide, we generally refund all or a portion of the sales price. During the quarter ended June 30, 2000, we began direct sales to retailers and other resellers. We do not require collateral or other security to support credit sales, but we intend to establish an allowance for uncollectible accounts as appropriate.

   We have incurred net losses of approximately $17.6 million from July 1, 1997, our inception date, to September 30, 2000. We believe that we will continue to incur net losses for the foreseeable future. We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties typically encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as ours. See "Risk Factors" for a more complete description of the risks we face.

   In view of our limited operating history and the rapidly evolving nature of our business, we believe that period-to-period comparisons of our operating results may not be indicative of future performance. It is possible that in some future period our operating results may fall below the expectations of securities analysts and investors. In that event, the trading price of our common stock may fall significantly.

   Net Revenues. Net revenues consist of product sales, net of allowances for returns and discounts, and license fees. We recognize revenues on product sales when the product is shipped to the customer. We receive fees from X-10 (USA) equal to 15% of X-10 (USA)'s sales of X10-branded products, net of trade discounts, allowances, sales tax, freight charges and returns to resellers. Under our sublicense agreement with X-10 (USA), we received a fee of at least $250,000 per quarter during the 12-month period ended September 30, 2000. We will receive a fee of at least $500,000 per quarter during the 12-month period ending September 30, 2001, $750,000 per quarter during the 12-month period ending September 30, 2002 and no minimum fee thereafter. During the nine-month period ended September 30, 2000, fees from X-10 (USA) totaled $776,000.

   We also receive a variable fee on X10 Ltd.'s sales of wireless products to sellers of customized, bundled or private-label products and on X10 Ltd.'s sales of electrical products to these resellers that we introduce to X10 Ltd. pursuant to a contract manufacturing agreement. Our fee is equal to the sales price of the products sold by X10 Ltd., which we negotiate with these resellers, less costs including materials, labor, overhead and consumables, and less a manufacturing fee retained by X10 Ltd. This manufacturing fee is equal to 15% of the net sales price of each product sold until aggregate sales of that product reach $2.0 million, and 10% of the net sales price of that product thereafter. We establish the terms of sales by X10 Ltd. of wireless products on a case-by-case basis. During the nine-month period ended September 30, 2000, fees from X10 Ltd. for sales to customized, bundled or private-label product resellers totaled $1.2 million. We also have the right to sell wireless products directly to these resellers.

   Cost of Revenues. Cost of revenues consists primarily of the cost of products sold to customers. The cost of promotional items provided in connection with product sales is included in cost of revenues. X10 Ltd. and its affiliates manufacture the products we sell under our product supply agreement. We pay X10 Ltd. a fee equal to the costs incurred by X10 Ltd. to produce the products as well as the cost of shipment to the warehouse.

   Research and Development Expenses. Research and development expenses consist primarily of salaries and related benefits for our technology and product development personnel and an allocation of related overhead costs. In addition, we entered into a research and development agreement with X10 Ltd. that provides for us to obtain product research and development services from X10 Ltd. and its affiliates upon our request and pursuant to our specifications in exchange for a service fee established by X10 Ltd. on a project-by-project basis. During the nine months ended September 30, 2000, we incurred $450,000 in fees to X10 Ltd. for research and development.

   Sales and Marketing Expenses. Sales and marketing expenses consist primarily of Internet access and hosting charges, fulfillment costs, including shipping and handling, advertising and promotional expenditures, the cost of promotional products provided to attract customers, and payroll and related expenses for personnel engaged in marketing, public relations and customer service activities. We currently use X-10 (USA) to warehouse, process and ship the products we sell to our Internet customers pursuant to a fulfillment services agreement. We pay X-10 (USA) a service fee to ship the products equal to 10% of our gross receipts for the products we sell, excluding sales and other taxes.

   General and Administrative Expenses. General and administrative expenses consist of payroll and related expenses for executive and administrative personnel, customer service costs, corporate facility expenses, professional services, travel and other general corporate expenses.

   Income Taxes. We were operated as a division of X-10 (USA) until October 1, 1999. Prior to that date, the results of our operations were included in the consolidated returns filed by X-10 (USA). There was no provision or benefit for income taxes allocated to us for any period from inception through October 1, 1999 as the tax allocation process utilized by X10 Ltd. did not allocate tax benefits to the division.

   Since October 1, 1999, we have generated operating loss carryforwards for federal income tax purposes and will commence filing separate tax returns with respect to periods subsequent to our incorporation. To the extent that single-year losses are not utilized to the full amount of the limitation, unused losses are carried over to subsequent years until the earlier of their utilization or the expiration of the relevant carryforward period. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of these net operating loss carryforwards, because of uncertainty regarding its realizability. See note 6 of notes to financial statements.

Restatement

   Subsequent to the issuance of our financial statements as of and for the year ended December 31, 1999, management determined that the deemed fair value of our common stock, as used for accounting purposes to measure compensation expense related to stock options granted to employees and directors, should be $2.49 per share, rather than $0.40 per share. In addition, we have recognized compensation expense relating to the shares of our common stock sold by George Stevenson, our chief executive officer and chairman of our board, to three of our employees on October 1, 1999, for less than the deemed fair value per share on that date.

   Our financial statements as of and for the year ended December 31, 1999, have been restated from the amounts previously reported to recognize additional non-cash stock-based compensation expense of $1.8 million and unearned compensation of $2.6 million based upon the deemed fair value of our common stock and options. Additional paid-in capital has also been increased by $4.4 million. A summary of the significant effects of the restatement is as follows:

                                                         As previously    As
                                                           reported    restated
                                                         ------------- --------
                                                         (in thousands, except
                                                           per share amounts)
For the year ended December 31, 1999:
Non-cash stock-based compensation......................          76      1,829
Net loss...............................................      (5,596)    (7,349)
Pro forma basic and diluted net loss per common share..     $  (.28)   $  (.37)
At December 31, 1999:
Unearned compensation..................................     $  (504)   $(3,139)
Additional paid-in capital.............................         671      5,059
Retained earnings (deficit)............................      (2,140)    (3,893)

Results of Operations

   The following table sets forth the results of our operations, expressed as percentages of net revenues:

                                 July 1, 1997 Year Ended       Nine Months
                                 (inception)   December           Ended
                                      to          31,         September 30,
                                 December 31, -------------   ---------------
                                     1997     1998    1999     1999     2000
                                 ------------ -----   -----   ------   ------
Net revenues....................     100.0 %  100.0 % 100.0 %  100.0 %  100.0 %
Cost of revenues................      41.8     38.1    56.5     52.2     60.5
                                    ------    -----   -----   ------   ------
Gross profit....................      58.2     61.9    43.5     47.8     39.5
                                    ------    -----   -----   ------   ------
Operating expenses:
 Research and development.......       0.7      2.4     4.5      5.7      5.2
 Sales and marketing............      32.1     86.2    55.6     57.2     50.5
 General and administrative.....     227.6     34.4    18.1     19.7     15.0
 Non-cash stock-based
  compensation..................        --       --    11.5       --      7.0
                                    ------    -----   -----   ------   ------
  Total operating expenses......     260.4    123.0    89.7     82.6     77.7
Interest income.................        --       --      --       --      0.2
                                    ------    -----   -----   ------   ------
Net loss........................    (202.2)%  (61.1)% (46.2)%  (34.8)%  (38.0)%
                                    ======    =====   =====   ======   ======

Fiscal 1997, 1998 and 1999

   Net Revenues. Our website was commercially launched on July 1, 1997. Our net revenues, including license fees, increased by $2.9 million, from $134,000 in 1997 to $3.0 million in 1998, and by $12.9 million to $15.9 million in 1999. Substantially all of the increases in net revenues from 1997 to 1998 and from 1998 to 1999 were due to increases in the volume of product sales, including sales of new products. License fees derived from our sublicense agreement with X-10 (USA) were $261,000 for 1999 compared with none in 1998 and 1997.

   Cost of Revenues. Our cost of revenues increased by $1.1 million, from $56,000 in 1997 to $1.1 million in 1998, and by $7.9 million to $9.0 million in 1999. As a percentage of net revenues, our cost of revenues decreased from 41.8% in 1997 to 38.1% in 1998 and increased to 56.5% in 1999. The increase in cost of revenues as a percentage of net revenues in 1999 compared with 1998 was primarily due to a higher level of promotional items sent to customers free of charge. The increase was partially offset by efficiencies associated with increased transaction volume, the allocation of fixed costs, such as the operation of our data center, and license fees beginning in the fourth quarter of 1999.

   We intend to continue offering purchase incentives to our customers, including promotional items free of charge and vouchers entitling the customer to a reduction of sales price on future purchases. We cannot predict the extent or mix of sales promotions to be offered in the future. However, to the extent these sales promotions are increased, they may decrease our gross margin.

   Research and Development Expenses. Research and development expenses increased by $70,000, from $1,000 in 1997 to $71,000 in 1998, and by $641,000 to $712,000 in 1999. Research and development expenses as a percentage of net revenues increased from 0.7% in 1997 to 2.4% in 1998 and to 4.5% in 1999. The increase in research and development expenses in 1999 was due to expanded development efforts, including increased personnel and consulting costs.

   Sales and Marketing Expenses. Sales and marketing expenses increased by $2.6 million, from $43,000 in 1997 to $2.6 million in 1998, and by $6.2 million to $8.8 million in 1999. These increases in sales and marketing expenses resulted primarily from increases in Internet-based advertising expenditures. The increase in sales and marketing expenses during 1999 also reflected the cost of a promotional product, which we began providing at no charge and with no purchase requirement in 1999 in order to attract potential customers. The net expense for this promotional product was $843,000 in 1999 compared with none in 1998. Sales and marketing expenses as a percentage of net revenues increased from 32.1% in 1997 to 86.2% in 1998 and then decreased to 55.6% in 1999. The increase in 1998 was primarily due to higher start-up sales and marketing expenses in 1998 relative to revenues as we accelerated our marketing efforts.

   Fulfillment and order processing expenses include fulfillment fees charged by X-10 (USA), and payroll and related expenses for personnel engaged in customer service, distribution and fulfillment activities. Fulfillment costs were $380,000 in 1998 compared with $1,508,785 in 1999. The growth in fulfillment costs was directly related to the increase in order volume.

   General and Administrative Expenses. General and administrative expenses increased by $695,000, from $305,000 in 1997 to $1.0 million in 1998, and by $1.9 million to $2.9 million in 1999. The increase in 1998 compared with 1997 primarily reflected the full year of operations in 1998 compared with six months of operations in 1997 and the growth in our operations from 1997 to 1998. The increase in expenses in 1999 compared with 1998 was primarily due to increases in headcount and occupancy costs, credit card merchant fees and allocated costs from X-10 (USA). As a percentage of net revenues, general and administrative costs decreased from 227.6% in 1997 to 34.4% in 1998 and 18.1% in 1999, primarily as a result of increases in our revenue base.

   Non-Cash Stock-Based Compensation. In connection with the issuance of stock options in October 1999, we recorded unearned compensation in the aggregate amount of $3.6 million. This amount represented the difference between the deemed fair value of our common stock and the exercise price of the stock options at the date of grant. We are amortizing the unearned compensation relating to stock options using the accelerated method over the applicable vesting period, which is 48 months. Amortization expense was $470,000 for the year ended December 31, 1999.

   On October 1, 1999, George Stevenson, our chief executive officer and chairman of our board, sold 650,000 shares of common stock to three of our employees at less than the deemed fair value per share on that date, which resulted in a charge to non-cash stock-based compensation of $1.4 million. We recognized this amount entirely during the year ended December 31, 1999.

   Income Taxes. As of December 31, 1999, we had net operating loss carryforwards of approximately $1.9 million for federal purposes, which will expire beginning in 2019.

Nine Months Ended September 30, 1999 and 2000

   Net Revenues. Net revenues, including fees, increased by $11.4 million, from $9.9 million in the nine months ended September 30, 1999 to $21.3 million in the nine months ended September 30, 2000. This increase was primarily due to increases in the volume of product sales, particularly sales of our new wireless products. License fees, which were derived from our sublicensing agreement with X-10 (USA), were $776,000 for the first nine months ended September 30, 2000 compared with none in the nine months ended September 30, 1999.

   Cost of Revenues. Our cost of revenues increased by $7.7 million, from $5.2 million in the nine months ended September 30, 1999 to $12.9 million in the nine months ended September 30, 2000. As a percentage of net revenues, our cost of revenues increased from 52.2% in the nine months ended September 30, 1999 to 60.5% in the nine months ended September 30, 2000. The increase in cost of revenues in actual dollars and as a percentage of net revenues was primarily due to a higher level of promotional items sent to customers free of charge, as well as pricing discounts beginning in the third quarter of 1999, and was partially offset by fees from X-10 (USA) under a sublicense agreement beginning in the fourth quarter of 1999.

   Research and Development Expenses. Research and development expenses increased by $529,000, from $571,000 in the nine months ended September 30, 1999 to $1.1 million in the nine months ended

September 30, 2000. The increase in research and development expenses was due to increased personnel, recruitment and related overhead costs. We believe our product and technology development efforts are critical to the success of our strategic objectives and, accordingly, we expect the level of research and development expenditures to increase in future periods.

   Sales and Marketing Expenses. Sales and marketing expenses increased by $5.1 million, from $5.7 million in the nine months ended September 30, 1999 to $10.8 million in the nine months ended September 30, 2000, primarily as a result of increases in advertising expenditures. As a percentage of net revenues, sales and marketing expenses decreased from 57.2% in the nine months ended September 30, 1999, to 50.5% in the nine months ended September 30, 2000, primarily reflecting an increase in our revenue base. We anticipate that, in future periods, sales and marketing expenses will increase in absolute dollars as we expand our sales force.

   General and Administrative Expenses. General and administrative expenses increased by $1.2 million, from $2.0 million in the nine months ended September 30, 1999 to $3.2 million in the nine months ended September 30, 2000. This increase resulted primarily from increases in headcount and credit card merchant fees. As a percentage of net revenues general and administrative expenses decreased from 19.7% in the nine month period ended September 30, 1999 to 15.0% in the nine month period ended September 30, 2000, primarily due to the impact of fixed costs and an increase in our revenue base. We expect that general and administrative expenses will increase as we expand our staff and incur additional costs in anticipation of growth as well as costs associated with operating as a public company.

   Non-Cash Stock-Based Compensation. Amortization expense was $1.5 million in the nine months ended September 30, 2000. There was no amortization expense in the nine months ended September 30, 1999. We expect to continue to recognize amortization expense related to non-cash stock-based compensation in the future in connection with stock option grants to our non-employee directors and employees.

Quarterly Results of Operations

   Because we have a limited operating history, we believe that period-to-period comparisons may not be meaningful. Our quarterly results of operations have varied significantly and may continue to vary significantly in the future as a result of a number of factors, many of which are outside of our control. For a discussion of risks relating to our quarterly results of operations, see "Risk Factors--Our quarterly results of operations may vary significantly and may fail to meet the expectations of securities analysts or investors, which may cause our stock price to fluctuate."

   The following table sets forth our unaudited quarterly statement of operations data for the eight quarterly periods in 1998 and 1999 and for the three quarters in the nine-month period ended September 30, 2000. This quarterly information has been derived from our unaudited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information in accordance with generally accepted accounting principles. The operating results for any quarter are not necessarily indicative of the operating results for a full year or for any future period.

                                           Three Months Ended
                         -------------------------------------------------------
                         March 31, June 30, September 30, December 31, March 31,
                           1998      1998       1998          1998       1999
                         --------- -------- ------------- ------------ ---------
                                             (in thousands)
Net revenues............   $ 190    $ 405       $ 706        $1,696     $ 2,745
Cost of revenues........      92      262         157           632       1,244
                           -----    -----       -----        ------     -------
Gross profit............      98      143         549         1,064       1,501
                           -----    -----       -----        ------     -------
Operating expenses:
  Research and
   development..........       1        1          29            40          87
  Sales and marketing...      90      412         757         1,324       1,903
  General and
   administrative.......     222      216         246           347         536
                           -----    -----       -----        ------     -------
    Total operating
     expenses...........     313      629       1,032         1,711       2,526
                           -----    -----       -----        ------     -------
Net loss................   $(215)   $(486)      $(483)       $ (647)    $(1,025)
                           =====    =====       =====        ======     =======

                                                      Three Months Ended
                         ------------------------------------------------------------------------------
                         June 30,  September 30, December 31,   March 31,                 September 30,
                           1999        1999          1999         2000      June 30, 2000     2000
                         --------  ------------- ------------ ------------- ------------- -------------
                                                     (As
                                                  restated,   (As restated, (As restated,
                                                 see note 8)   see note 8)   see note 8)
                                                        (in thousands)
Net revenues............ $ 2,678      $ 4,518      $ 5,952       $ 6,207       $ 6,230       $ 8,885
Cost of revenues........   1,309        2,634        3,793         3,926         4,025         4,956
                         -------      -------      -------       -------       -------       -------
Gross profit............   1,369        1,884        2,159         2,281         2,205         3,929
                         -------      -------      -------       -------       -------       -------
Operating expenses:
  Research and
   development..........     153          331          141           208           379           523
  Sales and marketing...   2,068        1,713        3,160         4,107         3,269         3,393
  General and
   administrative.......     553          866          924         1,073         1,004         1,125
  Non-cash stock-based
   compensation.........      --           --        1,829           470           470           554
                         -------      -------      -------       -------       -------       -------
    Total operating
     expenses...........   2,774        2,910        6,054         5,858         5,122         5,595
                         -------      -------      -------       -------       -------       -------
Loss from operations....  (1,405)      (1,026)      (3,895)       (3,577)       (2,917)       (1,666)
Interest income.........      --           --            2            13             8            27
                         -------      -------      -------       -------       -------       -------
Net loss................ $(1,405)     $(1,026)     $(3,893)      $(3,564)      $(2,909)      $(1,639)
                         =======      =======      =======       =======       =======       =======

   Net Revenues. Our net revenues increased sequentially from $190,000 in the first quarter of 1998 to $8.9 million in the third quarter of 2000, except for the second quarter of 1999 in which our net revenues decreased by $67,000 to $2.7 million. Growth in revenues was generally attributable to increased sales of products to new and existing customers. The increase in net revenues of $1.8 million for the third quarter of 1999 to $4.5 million in the subsequent quarter was primarily due to developments made to our website as well as seasonal factors. Net revenues increased by $2.7 million for the third quarter of 2000 as a result of the commencement of sales, indirectly through our affiliates, to sellers of customized, bundled or private-label versions of the products we offer to retailers, independent contractors and value-added resellers. The allowance for sales returns decreased as a percentage of net sales from 5.0% for the quarter ended December 31, 1999, to 2.0% for the quarter ended September 30, 2000. The allowance for returns provision charged to the statement of operations also decreased from 8.4% in the quarter ended December 31, 1999, to 2.6% in the quarter ended September 30, 2000, respectively. This decrease was made primarily to reflect the reduction in product returns due to improved telephone customer service support.

   Cost of Revenues. Our cost of revenues increased from $92,000 in the first quarter of 1998 to $262,000 in the second quarter of 1998, and increased from $157,000 in the third quarter of 1998 to $5.0 million for the third quarter of 2000. Cost of revenues decreased in the third quarter of 1998 primarily as a result of changes in product mix. Gross profit fluctuated widely during 1998 primarily due to variations in product sales mix and promotional activities. Fluctuations in gross margin during 1998, 1999 and 2000 were principally due to timing of promotional programs. The increase in gross margin in the third quarter of 2000 reflects the commencement of sales to customized, bundled or private-label product resellers, which sales have higher gross margins than direct product sales and increased gross margins on sales over the Internet. We expect to continue to offer promotional items in the future to attract customers and promote sales.

   Operating Expenses. Operating expenses increased sequentially from $313,000 in the first quarter of 1998 to $6.1 million in the last quarter of 1999. Operating expenses declined by $1.0 million from $6.1 million in the last quarter of 1999 to $5.1 million in the second quarter of 2000. Generally, operating expenses as a percentage of net revenues fluctuated throughout the period due to changes in the level of advertising and promotional items. Operating expenses increased by $3.1 million to $6.1 million in the last quarter of 1999 from the immediately preceding quarter due to increased advertising activities and the recognition of $1.8 million of non-cash stock-based compensation. Operating expenses decreased by $200,000 in the first quarter of 2000 due to lower non-cash stock-based compensation that was partially offset by increased advertising expenses. During the second quarter of 2000, operating expenses decreased by $800,000 due to improved efficiencies in our sales and marketing activities, including improvements to our Internet banner advertisements and our web pages.

Liquidity and Capital Resources

   Historically, we have financed our activities with $5.1 million in capital contributions from X10 Ltd. However, X10 Ltd. will not continue to be a source of liquidity for us following this offering. We had an accumulated deficit of $12.0 million at September 30, 2000. We do not have a credit facility and are not currently negotiating with any party to obtain a credit facility. As of September 30, 2000, we had $2.3 million in cash and cash equivalents. Under the terms of our product supply agreement with X10 Ltd., we are obligated to purchase product 120 days after delivery to X-10 (USA) by X10 Ltd. As of September 30, 2000, our purchase obligation for X10 Ltd. product held at X-10 (USA) warehouses was approximately $5.7 million.

   We expect to experience significant growth in our operating expenses for the foreseeable future in order to execute our business plan. We may use cash for general working capital and to fund capital expenditures, acquisitions or invest in complementary products, technologies or businesses. However, we currently do not have a specific plan that allocates cash to any of these categories. We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next
12 months. We may need to raise additional funds prior to the expiration of this period or thereafter. If we raise additional funds through the issuance of equity, equity-related or debt securities, these securities may have rights, preferences or privileges senior to those of the rights of our common stock, and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on acceptable terms when required, if at all.

Quantitative and Qualitative Disclosures About Market Risk

   We have assessed our exposure to certain market risks, including interest rate risk associated with financial instruments included in cash and cash equivalents. Due to the short-term nature of these investments and our investment policies and procedures, we have determined that the risk associated with interest rate fluctuations related to these financial instruments does not pose a material risk to us. Currently, all payments we make under our agreements with X10 Ltd. are in U.S. dollars and, as a result, we do not anticipate that foreign exchange gains or losses will pose a significant market risk. We may, however, experience adverse market risks if we incur debt, hold derivative financial instruments or engage in foreign currency transactions in the future.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. We do not expect that the adoption of SFAS No. 133 will have a material impact on our financial statements because we do not currently hold any derivative instruments.

   In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, or SAB No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 is applicable in the quarter ending December 31, 2000, and is not expected to have a significant impact on us.

   In October 1999, the SEC identified a list of issues that have arisen in Internet businesses that the SEC believes should be addressed by the Emerging Issues Task Force, or EITF, of the FASB or other standard-setting bodies. One such issue is EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent. EITF Issue No. 99-19 impacts whether revenues are presented on a gross or net basis in a company's statement of operations. Based on our understanding of the consensus reached at the July EITF meeting, we do not believe that EITF Issue No. 99-19 will impact our presentation of revenues. While the EITF is in the process of addressing additional issues raised by the SEC, many of the identified issues have not yet been resolved. Future resolution of the issues identified by the SEC may affect our financial statements. We are not able to determine the impact on our financial statements, if any, of such future rule-making.

                                    BUSINESS

Overview

   We offer affordable products that allow consumers to network devices, systems and appliances within homes and small offices as well as remotely via the Internet. These products are based on broadband technologies as well as other wireless, phoneline, electrical and infrared technologies. Our products allow users to access and control home networks directly from a PC or through remote controls, wall-mounted panels, telephones or the Internet. We design, develop and market broadband wireless products that enable users to receive and deliver video and audio content throughout the home or small business and to distribute broadband Internet content from a PC to televisions, stereos and other electronic entertainment devices within a home or small office network. In addition, we offer networking solutions based on other technologies that enable consumers to control security, lighting, heating and air conditioning systems. All of these products are compatible with each other and can operate together to create a home or small office network. We sell these broadband wireless and control products primarily over the Internet. In addition, we have recently started selling these products, indirectly through our affiliates, to sellers of customized, bundled or private label versions of these products, to retailers, independent contractors and value-added resellers.

   In July 1997, we began operations as a division of X-10 (USA), a wholly owned subsidiary of X10 Ltd., a Hong Kong-based company that, together with its affiliates, designs and manufactures home control, entertainment and security technology products. On October 1, 1999, we began operating as a separate entity selling primarily home automation and security products and a limited selection of wireless products. We have changed our focus to the design, development and sale of broadband wireless products. We have entered into several agreements with X10 Ltd. and X-10 (USA) relating to the transfer of technology and other intellectual property rights and net assets, the manufacture and distribution by them and their affiliates of products incorporating the technology and intellectual property rights, and the provision of research and development services to us.

Industry Background

   In recent years, there has been a dramatic increase in the availability of complex multimedia content. The increased availability of this type of content, together with the growth in Internet use in the workplace to access data, streamline communications, conduct meetings and execute transactions, has driven demand for high-capacity applications, such as e-commerce, streaming audio and video and e-mail, as well as other multimedia and productivity-enhancing services. Traditionally, high-speed data connections have been achieved using T-1 and fiber optic lines, both of which can deliver significant amounts of data rapidly. However, both of these alternatives are costly and, as a result, have been used primarily by larger businesses and enterprises.

   Many consumers accustomed to broadband access at work have come to expect similar capabilities in their homes. In addition, the proliferation of the small office environment, coupled with the increasing trend toward telecommuting, has led to greater demand for broadband access in the home and small office networking markets. Significant financial, technical and other resources have been dedicated to providing this broadband service to homes and small offices through a variety of competing broadband technologies, including satellite transmission, high-speed digital cable and digital subscriber lines, often referred to as DSL. According to International Data Corporation, or IDC, an independent research firm, installation of broadband access is expected to increase from 2.1 million U.S. households in 1999 to 21.2 million U.S. households in 2003.

   The expansion of home and small office broadband access has provided consumers with the ability to enjoy a greater range of information and entertainment to augment their home entertainment experiences. Consumers are continuing to acquire multiple PCs and entertainment devices enabled for broadband access. According to IDC, the percentage of U.S. households with two or more PCs is expected to increase from 14.2% in 1999 to 28.5% in 2004.

   Although consumers are continuing to add to the number of PCs and entertainment devices in their homes and small offices, access to broadband connections for those PCs and devices has typically been limited.

Generally, broadband services, in contrast to traditional analog cable services, are delivered to the home and small office through only one connection, or node; most homes and small offices are not configured to distribute broadband services internally, and the relatively high cost of these services has made the acquisition of multiple broadband access points prohibitive for many consumers. Similarly, many households have only one satellite or cable set-top box or one CD or DVD player that is linked to one audio/video output device, thus limiting the ability to deliver content to multiple devices in different locations. As a result, consumers are often frustrated in their desires to enjoy broadband content throughout the home or small office. Moreover, the functions of PCs and entertainment devices are converging, enabling these devices to be used for a variety of different purposes. For example, PCs can be used to download and display film content from the Internet through "video on demand" or to store and retrieve digital audio files much like a jukebox, and set-top boxes can enable televisions to access content through the Internet. To enhance these functions, consumers are seeking ways to link their PCs with entertainment devices.

   The rising demand for broadband access, together with the rapid growth of multiple PCs and entertainment devices in the home and small office and the convergence of function of many of these devices, has fueled the need for home and small office networks that enable communications among electronic and electrical systems that are often centered around a PC. As consumers recognize the benefits of home and small office networks that can distribute broadband applications, many are motivated to incorporate into their broadband networks applications to control their environmental and security systems, electronic devices and traditional home appliances. IDC projects that the number of U.S. households with active home networks, which enable communications and mutual transfers of data between two or more devices, will grow from 2.1 million households in 1999 to 17.6 million households by 2004. For households with multiple PCs, the need for shared broadband access to the Internet and other resources can be even more acute, and IDC projects that 58% of multiple-PC U.S. households will have installed active home networks by 2004.

   This increasing demand for home and small office networking has led a number of companies to develop different networking technologies designed to address this need. These technologies rely on wireless, phoneline, electrical and custom-installed infrastructures to provide interconnectivity. Current development efforts are focused on wireless technology standards and protocols, such as 802.11, 802.11a, 802.11b, HomeRF and Bluetooth, that operate in the 2.4 GHz and 5 GHz radio frequency bands. Despite the increasing number of technologies and products targeted at creating effective home and small office networks, currently available networking products and systems suffer from a variety of constraints, including:

  . High Cost. Incorporating currently available networking technologies into personal computers and home entertainment devices is often costly. The complexity of many current home and small office networking solutions and their associated remodeling and installation expenses can be prohibitive for many consumers.

  . Difficult Installation and Use. Many networks are complex and difficult to implement, frequently involving the addition of new wiring or telephone jacks and often requiring installation by professional contractors. Use and maintenance of a complex system can also be daunting to many consumers.

  . Limited Compatibility with Legacy Equipment. Many new networking technologies may not be compatible with consumers' existing entertainment devices and other electronic equipment. As a result, these legacy products cannot be incorporated into the network and, in some cases, must be replaced with network-enabled devices.

  . Inability to Deliver Broadband Content. Some networking solutions lack the speed and capacity required to distribute broadband content and, therefore, have limited functionality.

   We believe that the limitations of many currently available systems have created a significant market opportunity for effective home and small office networking products and systems. To address this opportunity, we believe that home and small office networking products and systems should be cost-effective and easy to install and use, with sufficient capacity to enable broadband delivery. They should also be compatible with existing electronic devices and be easily expandable, often referred to as scalable, enabling consumers to incorporate new components and new technologies while preserving consumers' valuable investments in existing electronic devices.

The X10 Solution

   Our products provide affordable and easy-to-install solutions for networking devices, systems and appliances within homes and small offices. Because our products operate with a wide variety of devices and technologies, consumers can use them to network their existing entertainment devices and electronic and electrical systems and appliances. The products we offer enable consumers to deliver broadband media content received from a single connection to other devices located throughout the home or small office and to control the physical environment of a home or small office with a single universal remote control.

   We believe that our solution offers the following advantages:

   Broad Array of Compatible Products and Applications. We offer a variety of applications that enable consumers to network devices, systems and appliances within a home or small office. These products include wireless broadband products that we design and develop and X10-branded automation and security products that we have licensed from X10 Ltd. Our networking products and systems allow consumers to deliver signals to control networked devices through a PC, universal hand-held remote control, wall-mounted panels, telephones or the Internet and to distribute content to multiple audio/video output devices. Because the products we offer are compatible with most existing, widely used home and small office electronic and electrical systems and appliances, they can be readily implemented in almost all homes and small offices, allowing consumers to capitalize on their prior investments in technology and electronic and electrical systems.

   Use of Multiple Networking Technologies. The products we offer employ a variety of networking technologies, including broadband wireless, electrical, phoneline and infrared. We design and update the products we offer to be compatible among these multiple technologies and believe that many applications are best implemented through a combination of technologies. For example, using X10-branded products, a consumer could configure a security system that detects intruders with a motion sensor, turns on a video camera, delivers the broadband video content from the camera to the consumer's television or remote PC and, with a chime or email, alerts the consumer to the presence of the intruders. This system would employ a combination of wireless, electrical and infrared technologies and related software. This flexibility allows us to design each product using the technology or combination of technologies best suited to optimize the product's functions and price/performance characteristics.

   Convenient and Scalable Wireless Networking Solutions. A number of the products we offer are based on technology using the 2.4 GHz radio frequency spectrum. This wireless broadband frequency is available for receiving and distributing incoming video and audio signals to multiple devices within a 100-foot radius without requiring direct line-of-sight delivery of signals. This capability allows output from satellite and cable set-top boxes, cameras, DVD and CD players and the Internet to be delivered to televisions, stereos and PCs located in other rooms, although our wireless broadband communication products do not currently allow data transfers between PCs. Because our products are compatible with each other and can operate together, our customers can easily expand their home and small office networks over time. Designed for installation principally by consumers, our wireless solutions can be implemented throughout the home or small office, in most cases, without the need for additional telephone jacks, electrical outlets or wiring, thus expanding the opportunities for configuration of the home or small office network. We believe that the convenience of distributing broadband multimedia content, accessed over the Internet, among many devices throughout the home or small office will be a key driver in the adoption of home and small office networking products and systems.

   Cost-Effective Products that are Easy to Install and Operate. By reducing the cost and complexity typically associated with home networking products and technology, we offer consumers the opportunity to easily and affordably network their homes or small offices. Our product design and engineering expertise, coupled with our manufacturing relationship with X10 Ltd. in China, allows us to efficiently produce affordable, high-performance home networking solutions. We focus our design and production capabilities on providing networking solutions that facilitate self-installation and are compatible with a wide array of existing electronic and electrical systems. In contrast to many other home and small office networking products, our solutions typically do not require costly rewiring of homes or small offices or the purchase of expensive network-enabled devices.

Our Strategy

   Our objective is to be a leading provider of affordable networking solutions for homes and small businesses. Our strategy to accomplish this objective includes the following key elements:

   Capitalize on Our Technology. Our technology provides a low-cost, high-performance, compatible, scalable and reliable foundation for implementing home and small business networking applications. We design our products using a variety of networking technologies. We are continually evaluating new and innovative technologies as they evolve and will endeavor to incorporate new technologies into our products as appropriate. We intend to extend our technology by continuing to design, develop and market new broadband networking technologies and products, allowing us to address new markets and further penetrate existing markets.

   Expand Strategic Relationships into other Distribution Channels. We, together with X10 Ltd., intend to address new market opportunities by continuing to develop relationships with independent contractors, sellers of customized, bundled or private-label versions of the products we offer and value-added resellers. We believe that the marketing, sales and distribution capabilities of these third parties will help us market and sell our products to a wider range of customers. We believe that collaborative relationships with resellers and others may help us access new distribution channels, such as mass merchants, with which these third parties may already have established relationships. We also believe that these relationships will help us to accelerate the acceptance by consumers of home and small office networking technologies because consumers will have access to our products from a greater variety of sources. We also seek to pursue and expand relationships with leading developers and marketers of home and small office networking technologies and leading distributors in existing and new product categories, to establish strategic relationships with major manufacturers and service providers and to enter into co-promotion and referral arrangements with other e-commerce companies.

   Cross-sell Products to New and Existing Customers. We believe that a substantial number of X10-branded products have been sold for use in homes and small offices worldwide. While virtually all of these products are based on electrical, phoneline or infrared technologies, our exclusive license from X10 Ltd. to the X10 brand name worldwide provides us the opportunity to address this installed base of customers. We believe that the combined benefits resulting from the purchase of multiple products encourage consumers to purchase additional products to extend the utility of their home or small office networks. We seek to further penetrate the market by promoting products that distribute broadband entertainment content throughout the home, which we believe appeal to a broad consumer base, and subsequently to promote to those same customers a wider range of automation and control products. We have dedicated marketing personnel and business development programs that focus on selling products to our existing base of customers. In 2000, approximately half of our net revenues have consisted of sales to repeat customers. We intend to continue to market aggressively to existing customers via our website and customer e-mail programs. As a corollary benefit, we believe that the market acceptance of these products evidenced by our retail Internet sales will help to drive product acceptance by retailers and other resellers.

   Provide a Compelling Value Proposition. We believe that the costs associated with many home and small office networking products are too high for many consumers. Accordingly, we seek to accommodate the mass markets by offering a compelling value proposition centered around high performance and affordability.

Our design ingenuity, coupled with our established manufacturing relationships with X10 Ltd. as well as X10 Ltd.'s procurement relationships, helps to minimize production costs. Furthermore, we will continue to utilize customer feedback, typically obtained through our website, in the design of next-generation home networking solutions, helping us to reduce costs and to shorten our products' time to market.

   Capitalize on Relationship with X10 Ltd. We believe that our relationship with our affiliate, X10 Ltd., provides us with a number of strategic advantages. The products we offer are currently marketed and sold by X10 Ltd. and X-10 (USA), which pay us variable fees and license fees on all of their sales of our products. X10 Ltd., either directly or through its affiliates, currently provides to us a significant level of product development, sales and marketing support, as well as all of our manufacturing. We believe that our relationship with X10 Ltd. allows us to take advantage of its low-cost manufacturing and component sourcing operations on a priority basis. In addition, we use its efficient, skilled product engineering capabilities to speed development and reduce costs. We also seek to capitalize on the long-standing relationships of X10 Ltd. and its affiliates with strategic retailers and other resellers to increase sales of the products we offer.

   Expand Professional Contractor Relationships. Although we believe that a substantial majority of the products we offer are self-installed by consumers, a segment of our customer base may prefer professional installation. As a result, we complement our Internet sales by marketing to independent contractors a broader suite of products than are generally available to retail customers. These additional products can extend the functionality of a home or small office network. We have begun to build a database of independent contractors throughout the U.S., and we currently rely on X-10 (USA) to recruit and train these contractors. We currently provide a referral feature on our website that enables many consumers to select an independent contractor in their local areas. This system also facilitates consumer feedback, which we are using to compile a database that aggregates the performance ratings of our independent contractors. We intend to expand this network of professional independent contractors by aggressively marketing this referral service through X-10 (USA) and by targeting geographic areas in which we currently do not have representation.

   Build International Presence. We believe that the increasing demand for access to broadband content is a global phenomenon and that, as a result, there is a significant market opportunity for the products we offer outside the U.S. We intend to devote significant resources to adapting these products to comply with the internal regulations of targeted countries and plan to expand our distribution presence in strategic markets overseas.

Products

   We offer affordable products, incorporating both hardware and software, that allow consumers to network devices, systems and appliances within homes and small offices. Our broadband products include video distribution, color camera broadcasting and audio distribution products that we design and develop with support from X10 Ltd. and its affiliates. These products enable users to receive and wirelessly distribute video and audio throughout the home or small office and distribute broadband Internet content from a PC or a satellite or cable set-top box to televisions, stereos and other electronic entertainment devices within a home or small office network. We also have a license to market and sell automation and security products that are designed and manufactured by X10 Ltd. Based primarily on electrical, infrared and phoneline technologies, these products enable consumers to automate, control and network most electronic devices within their homes or small offices. The products we offer are sold through multiple channels, including our website, retail stores, telephone orders, independent contractors and sellers of customized, bundled or private-label products.

   The table below indicates representative products and typical applications for various categories of broadband wireless and automation/security products:

--------------------------------------------------------------------------------

                            Representative
          Product Category     Products            Typical Applications

--------------------------------------------------------------------------------

                          VideoSENDER      Delivers audio and video content
                                           from a video output device to any
                                           television within 100 feet

                              DVD          Delivers wireless DVD signals from
    Video Distribution     Anywhere        a PC or DVD player to televisions
                                           or VCRs

B
R                          Big Picture     Delivers audio and video signals
O                                          from a PC to a television to enable
A                                          big screen Internet access
D
B   ----------------------------------------------------------------------------
A
N                            Xcam2         Transmits color video and audio
D                                          signals wirelessly to televisions,
                                           VCRs and PCs
W
I        Color Camera     XRay Vision      Transmits digital images via the
R        Broadcasting                      Internet to any remote PC
E
L                           ScanCam        Combines Xcam2 features with a
E                                          remote control that allows
S                                          consumers to turn the camera on or
S                                          off and scan between multiple
                                           cameras

    ----------------------------------------------------------------------------

                               MP3         Delivers audio signals wirelessly
     Audio Distribution     Anywhere       from a computer to a stereo or from
                                           a home stereo or similar device to
                                           a remote amplifier

--------------------------------------------------------------------------------

                           ActiveHome      Enables consumers to remotely
                                           control and program home lighting
         Automation                        and appliances
C
O                               IR         Enables consumers to control
N                            Commander     electronic equipment from their PCs
T
R   ----------------------------------------------------------------------------
O
L                          Protector       Provides security through a system
                             Plus          of sensors, alarms, controlled
                                           lights and pre-recorded emergency
           Security                        telephone messages

                            Monitor        Provides all the benefits of
                             Plus          Protector Plus, and enables
                                           connection to a third-party
                                           monitoring service

--------------------------------------------------------------------------------

   The products we offer are designed to be compatible, both within a product category and across technologies, including wireless, electrical, phoneline and infrared. We offer products as individual components, allowing consumers to create customized networks, or in kits, each of which integrates one or more hardware components and incorporated software into a single networking solution. For example, our XCam2 kit includes a video camera with built-in microphone and transmitter, video receiver and all necessary power supplies and cables. In addition to the products identified in the table, we offer a broad array of separate components, such as sensors, controllers and switches, that can be integrated to create or expand a network. We believe this flexibility, together with the broad compatibility of the products we offer, allows us to offer consumers attractive networking solutions for homes and small offices.

 Broadband Wireless Products

   Video Distribution. Our video distribution products allow customers to deliver video signals from a device, such as a cable or satellite set-top box or a DVD player, or from a broadband Internet video stream to virtually any point within the home or small office, including through walls and floors. Our video distribution products incorporate broadband wireless video transmitters operating using the 2.4 GHz radio frequency that deliver video signals from the video source to a wireless video receiver attached to a television, VCR or PC. The wireless design of the products we offer allows the video signal to be delivered within approximately a 100-foot radius, permitting viewing in a bedroom, den, living room or other area of the home or small office. Additionally, our programmable universal remotes, which utilize both infrared and radio frequency wireless technologies, allow consumers to control the major functions of various consumer electronics devices, such as televisions, DVDs, VCRs and PCs, regardless of their location in the home or small office. Because our video distribution products enable simultaneous video download from the Internet and delivery to multiple viewing points in the home, as "video on demand" becomes available through the Internet, our video distribution products can be employed for that application as well.

   Color Camera Broadcasting. Color camera broadcasting in its simplest form involves the transmission of a video signal from a single wireless camera to a single display device. Our wireless color camera broadcasting uses a color image sensor to receive an image which is then transmitted using the 2.4 GHz radio frequency over a distance of up to 100 feet to a video receiver that is connected directly to a display device, such as a television, for remote viewing. For example, the color camera system can be used to monitor a swimming pool or a child's bedroom using picture-in-picture on a regular television. Consumers can selectively view real-time video from multiple cameras using a remote control or automatically scan from camera to camera. When used in conjunction with a motion sensor, the system selects a designated camera when the sensor detects motion and can also be configured to activate a lamp to provide illumination for the camera. Our wireless color cameras can be used to transmit digital images via the Internet to remote PCs.

   Audio Distribution. Our audio distribution products can be used to deliver multiple formats of audio signals from PCs or home stereos to remote audio output devices. The utility of our audio distribution products has increased with the development and acceptance of MP3 and other audio file storage formats that enable consumers to download music from the Internet to a home computer. Our audio distribution products deliver the audio signal using the 2.4 GHz radio frequency directly from a home PC or stereo over a distance of up to approximately 100 feet to a receiver, such as a stereo system or remote amplifier, anywhere in the home. The audio source can be controlled using one of our universal remote controls that transmits wireless signals back to the audio source from the remote location. This feature allows remote audio program selection and volume control.

 Control Products

   Automation. We offer automation networks that provide a decentralized control system for devices and appliances that are connected to the network. The home or small office automation network is activated by controllers that include wired or wireless remote controls or computer interfaces. The control software for the computer interface makes use of a graphical user interface to facilitate the development of complex control routines. For example, our ActiveHome software graphically depicts the control modules that have been installed around the home or small office and directs the activities of these modules through control signals originating from the ActiveHome graphical user interface. As a result, a user can program home routines to run automatically, such as an evening routine to turn on the security system, dim the lights and gradually reduce the volume on the radio, and a morning routine to turn on the television to the consumer's favorite program and start the coffee maker at a specific time.

   Security Systems. We offer centralized security systems that allow multiple remote sensors to be logged into a central console located in the home or small office for monitoring. The sensors, such as the EagleEye motion sensor, are low-powered, battery-operated devices that transmit alarm signals in the event of a change in the status of the environment that they are monitoring. The security systems operate in two modes: stand-alone and monitored. The stand-alone systems are designed to generate a phone call to a designated person in the event that a sensor is triggered. The monitored systems are designed to send an alarm signal to a designated third-party monitoring service. Additionally, the security systems will transmit signals over powerlines to operate remote devices, such as sirens and flashing lights within the home or small office.

   Our success will depend upon the widespread demand for and acceptance of home and small office networking products, as well as the increased use and adoption of broadband access services. Demand for recently introduced products, such as the products we offer, is subject to a high level of uncertainty. For a discussion of risks related to new products, see "Risk Factors--Our success depends in part on the continued growth of broadband access services. If these services are not widely adopted, our sales will be adversely affected" and "-- The market for home and small office networking products is in an early stage of development, and the products we offer may not achieve widespread acceptance."

Technology

   We offer home and small office networking solutions that incorporate wireless, phoneline, electrical and infrared technologies. Our technologies include wireless applications in the industrial, scientific and medical radio frequency band at 2.4 GHz which does not require a license from the Federal Communications Commission. We have developed software and wireless technologies that we use in conjunction with the libraries that we have licensed from X10 Ltd. These libraries consist of designs of integrated circuits developed for specific applications, commonly referred to as ASICs, and printed circuit boards as well as infrared codes. We believe that our access to these libraries enables us to accelerate product development and introduction. We are currently developing technology that allows data transfers among PCs.

   Wireless Expertise. We believe that our expertise in wireless technologies and our customer-oriented approach to product development enable us to develop affordable, high-quality products. Our wireless control signals make use of the ultra-high-frequency, band in the 310 MHz, 315 MHz, 418 MHz and 433.92 MHz radio frequency ranges where appropriate, which enables us to provide a variety of solutions and to adapt our products to a number of foreign markets and select the most appropriate solution for a particular application. Our in-house expertise in the 2.4 GHz radio frequency band enables us to develop products specifically targeted toward broadband delivery of broadcast-quality audio and video signals.

   Software Architecture. Our software engineers have created proprietary software programs that interoperate with multiple operating systems currently used in the networking products we offer. We have acquired expertise in creating Internet-related support applications for Microsoft, Linux, Solaris and FreeBSD operating systems, which enables us to apply appropriate technologies in an efficient manner. We target applications for remote, central and distributed control over electronic and electrical devices, as well as the delivery throughout the home of broadband content retrieved from the Internet.

   ASIC, Printed Circuit Board and Infrared Code Libraries. We believe our access to X10 Ltd.'s libraries of proprietary ASIC and printed circuit board designs and infrared codes significantly increases our product design flexibility, compatibility, scalability and speed to market. These libraries have been developed over the course of 20 years by X10 Ltd.'s engineering and design teams. We license these libraries from X10 Ltd. and have also applied our expertise to the development of additions to the libraries. The ASIC library covers designs for a broad range of functions, such as electrical, wireless and infrared transmissions, data storage and retrieval, input device mapping and conditional processing, that allow us to rapidly accelerate the design process. Additionally, the printed circuit board library includes designs for power control devices, ultra-high frequency devices, super-high-frequency devices, infrared devices, computer interfaces, remote sensors and low-power, battery-operated devices, enabling the creation of products with a diverse range of applications. Furthermore, we can interoperate with our own devices as well as a wide array of other electronic devices produced by other manufacturers through the application of exclusively licensed infrared codes integrated into our wireless products.

   We will not be competitive unless we continually introduce new products and product enhancements that address changing industry standards. For a discussion of risks associated with changing industry standards, see "Risk Factors-- Emerging industry standards may reduce the demand for our products, which will materially harm our business."

Sales, Marketing and Customer Support

   Sales. Historically, virtually all of our sales have been to retail customers through the Internet. In the second quarter of 2000, we recognized our first license fee revenue related to sales to retailers and other resellers. These sales have been memorialized through purchase orders delivered by these parties to X10 Ltd., and we received variable fees in an amount equal to the customers' payments, net of product costs and X10 Ltd.'s fee. X-10 (USA) originates sales to and enters into purchase order agreements with traditional retailers, for which we receive a license fee for sales by X-10 (USA) of X10-branded products.

   We supplement our sales personnel and the sales personnel of our affiliates with technical and product experts working at our headquarters. We believe that products based on our owned and licensed technologies can address the market for home and small office networking products outside of the U.S. and intend to expand to additional foreign markets in the future. Expansion into foreign markets involves a number of risks. For a discussion of risks associated with our foreign expansion, see "Risk Factors--We may not successfully expand into foreign markets or generate sufficient revenues abroad, which could impede our growth and harm our business."

   Marketing. As part of our marketing program, we seek to increase demand for the products we offer, expand our corporate and product visibility in the market and establish cooperative marketing programs. In addition to customer-specific sales efforts by us and our affiliates, our marketing activities include operation of our website, participation in trade shows, e-mail programs and ongoing communications with our customers and the press. From time to time, we also offer product rebates and coupons and engage in product promotions, such as free distribution of a basic system component. These promotions are designed to generate demand for additional related or upgrade components. As appropriate, we may enter into cooperative marketing or development agreements with strategic partners such as key customers, electronics manufacturers and other home networking companies. Our ability to develop and maintain awareness of the X10 brand is important to achieving expansion of our sales efforts and widespread acceptance of the products we offer. For a discussion of risks associated with our brand, see "Risk Factors--Failure to successfully promote and maintain the X10 brand could materially and adversely affect our product sales and business."

   Customer Support. We believe that consistent, high-quality service and support is a key factor in attracting and retaining customers. Service and technical support is coordinated by our customer support organization in Seattle, Washington. Our customer support organization is available via telephone 24 hours a day, seven days a week. We rely on our affiliate, Orca Monitoring Services, for our after-hours customer and technical support. This organization provides customer service, telephone sales, technical support and order processing. Customers can also access technical information about our products through our website. We provide a one-year warranty on all of our products. Although we have experienced limited product warranty claims in the past, these claims could increase in the future.

Customers

   Customers who buy products based on our owned and licensed technologies are divided into four primary groups:

  . Internet Customers. Through our website, consumers can access a wide range of information about our product offerings, purchase products, locate independent contractors for installation services, download software and access support and technical information.

  . Customized, Bundled or Private-Label Product Resellers. We seek to benefit from X10 Ltd.'s existing relationships with retailers and other resellers of customized, bundled or private-label products. To date, virtually all sales of our products to these third parties have been made by X10 Ltd. We receive fees for products sold by X10 Ltd. that are based on our owned technologies. We have begun to develop independent relationships with strategic resellers, and have commenced selling products to them directly. If we fail to expand our indirect strategic relationships or to develop and cultivate these and other relationships independently, or if these third parties are not successful in their sales efforts, our sales may decrease, and our operating results may suffer. For a discussion of risks related to distribution channels, see "Risk Factors--If we fail to expand existing indirect distribution channels, or to develop new ones, our business could suffer" and "--We depend on X10 Ltd. and X-10 (USA) to sell and deliver the products we offer to retailers and other resellers. If they fail to do so effectively, our access to these customers would decrease, and it could significantly harm our business."

  . Retail Customers. X-10 (USA) sells X10-branded products based on our licensed technologies to retailers in the U.S. and Canada and pays to us a license fee based on its net sales of these products. One component of our strategy is to develop independent relationships with these customers, and we recently commenced selling our broadband wireless products to one of these customers directly.

  . Independent Contractors. Some of the products we offer are intended for sale only to professionally trained contractors. Moreover, some consumers prefer to engage professional contractors to install the products we offer. We have developed a referral database on our website of independent contractors, and we recently commenced selling products to these contractors. We market products to these contractors, who then act as independent resellers and provide installation for consumers. For a discussion of risks related to contractors, see "Risk Factors--If we fail to recruit a sufficient number of contractors to install the products we offer, our strategy and results of operations could be adversely affected."

   For the nine months ended September 30, 2000, net revenues by customer category were as follows: 78.1% Internet, 5.7% customized, bundled or private-label product resellers, 12.4% retail and 3.8% for independent contractors.

Research and Development

   We believe that timely development and introduction of new products are essential to maintaining our competitive position. As a result, we continually seek to refine, enhance and expand our hardware and software capabilities. We devote most of our internal research and development resources to our wireless technologies, control software and hardware and mechanical design. We are committed to soliciting and understanding customer requirements. Accordingly, purchasers of products incorporating our owned or licensed technologies are a valued source of ideas for new products and product refinements and new market applications for current products. We also work with X10 Ltd. and with component suppliers to keep abreast of technological advances and to incorporate new features as they are developed. Key elements of our research and development strategy include:

  . Core Designs. We seek to develop platform architectures and core designs that permit cost-effective development and flexible upgrades to meet the needs of multiple applications. These designs emphasize rapid time to market and cost efficiency.

  . Product Line Extensions. We seek to extend existing product lines through product modifications and enhancements to meet the needs of customers.

  . Use of Industry Standard Components. Our design philosophy emphasizes the selective use of industry standard hardware and software components to reduce time to market, decrease the cost of goods and reduce the risks inherent in new designs.

  . New Technologies. We focus significant resources on the evaluation and incorporation of new technologies and features as they become available. We are currently developing technology that allows data transfers among PCs. We cannot assure you that we will be successful in developing this technology or any related products, or that these products will provide the desired functionality, price/performance characteristics or otherwise achieve commercial acceptance.

   We perform a majority of our research and development activities in our facilities in Seattle and outsource the detailed development to X10 Ltd. and its affiliates under our research and development agreement with X10 Ltd. Research and development expenses were $1,000 in 1997, $71,000 in 1998, $712,000 in 1999 and $1.1 million for the nine months ended September 30, 2000.

   The market for networking products for homes and small offices is characterized by rapid technological developments, frequent enhancements to existing products and new product introductions, changes in customer requirements and evolving industry standards. To remain competitive we need to introduce products in a timely manner that incorporate or are compatible with these changes in our market as they emerge. For a discussion of risks related to technological changes, see "Risk Factors--The markets in which we compete are subject to rapid technological change, requiring us to continually design and introduce new products. If we do not address these technological changes, our products will become obsolete, impairing our ability to compete and adversely affecting our business."

Manufacturing

   We do not manufacture any of our own products, but instead outsource manufacturing, assembly, testing and inspection to X10 Ltd. and its affiliates. X10 Ltd. and its affiliates operate two factories in China and source many of the raw materials and components used in these products from vendors in China. We believe that our relationship with X10 Ltd. allows us to manufacture at lower cost relative to the cost of manufacturing in the U.S. Moreover, X10 Ltd.'s familiarity with our products helps us to more rapidly respond to customer demands, thereby increasing the flexibility and scalability of our product manufacturing. We have entered into a 20-year, non-exclusive product supply agreement with X10 Ltd. covering pricing, shipment and related matters. Completed products are shipped by X10 Ltd. and its affiliates to X-10 (USA) or another third party we designate. X-10 (USA) provides warehousing and consignment at its Las Vegas, Nevada and Closter, New Jersey fulfillment centers.

   X10 Ltd., together with its affiliates, is currently the sole manufacturer of our products and has limited excess manufacturing capacity. If X10 Ltd. did not have adequate capacity at its existing facility to manufacture products for us on a timely basis or suffered operational, production or quality assurance difficulties, including a catastrophic event, affecting the manufacturing facility of X10 Ltd. and its affiliates, then there could be a reduction or disruption of manufacturing services to us. In addition, X10 Ltd.'s reliance on single source vendors involves risks, including the possibility of shortage of key component parts and reduced control over delivery schedules, manufacturing capability, quality and costs. In addition some key components require long delivery times. We cannot assure you that alternative manufacturing services will be available to us on favorable terms or a timely basis, if at all. For a discussion of risks related to manufacturing, see "Risk Factors--We depend on X10 Ltd. and its affiliates to manufacture the products we offer, and if X10 Ltd. did not have adequate manufacturing capacity, we may be unable to meet production goals or satisfy customer requirements and our business and results of operations would be materially and adversely affected" and "--Our manufacturer may experience shortages of supply of components for the products we offer, which could involve substantial cost and delay and reduce the availability of these products."

Competition

   The market for networking solutions for homes and small businesses is relatively new, rapidly evolving and intensely competitive. The broadband home and small office networking market has received increased attention in recent years, and a number of companies have developed competing technologies and products for this market. In addition, a large number of companies in diverse industries are either entering or are expected to enter the market in the near future. We believe the principal factors on which companies compete in this market are:

  .  price/performance;

  .  reliability;

  .  ease of installation and use;

  .  degree of product compatibility;

  .  breadth of product lines and introduction of new products;

  .  compatibility with legacy equipment and systems; and

  .  customer support and technical assistance.

   We believe that we compete favorably with respect to these factors. However, the pace of innovation in the markets for home and small office networks is rapid, and we cannot assure you that the products we offer will achieve or maintain competitiveness with available alternatives in the future. Moreover, increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our results of operations.

   Our current and future competitors include a broad array of public and private companies, including home and small office network infrastructure providers, consumer electronics companies and companies that manufacture video cameras, intelligent appliance manufacturers and entertainment-oriented broadband communications providers:

   Home and small office network infrastructure providers. The wireless home networking market is characterized by a multiplicity of competing standards and protocols. We have developed technologies that operate in the 2.4 GHz radio frequency band that allow broadband content distribution, other than data transfers between PCs, and are based on proprietary formats that have not been adopted by the Institute of Electrical and Electronics Engineers. Several associations and industry groups are promoting competing standards, such as 802.11a for the faster, higher-capacity 5 GHz radio frequency spectrum, the faster 802.11b standard for the 2.4 GHz radio frequency spectrum, Bluetooth and HomeRF. For example, companies such as Apple, Cisco Systems, Inc., Lucent, Cabletron Systems, Inc. and 3Com Corporation sell networking infrastructure products based on the 802.11b standard adopted by the Institute for the 2.4 GHz radio frequency spectrum. Other companies are developing products for the 5 GHz radio frequency. In addition, other companies, including BreezeCom, Ltd., Cisco Systems, Inc., Echelon Corporation, Intel, Lucent, Microsoft, Nortel Networks Corporation, Panja Inc., Proxim, Radio Local Area Networks, Inc. and 3Com, currently offer or are developing networks for homes and small offices. Several of these companies offer products that enable data transfers between PCs. Furthermore, companies such as Enikia, Inc., Intellon, Inc. and Tut Systems, Inc. are developing phoneline and electrical products capable of 10 megabits per second data transmission speeds. If any of these standards or protocols is widely adopted and we do not succeed in designing products that are compatible with those standards on a timely basis or if the compatible products we design do not achieve market acceptance, our business and results of operations would be adversely affected. Many of these competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, technical, marketing and other resources than we have.

   Entertainment-oriented broadband communications providers. We could face competition from developers of products such as set-top boxes and services such as Internet television, including Microsoft

Corporation's WebTV. These and other companies are producing broadband delivery devices that eliminate the PC as a necessary step in the transmission of broadband content. Broad commercial acceptance of these devices could adversely affect sales of our PC-based broadband products and software. Furthermore, we cannot assure you that our wireless home networking products will be compatible with devices such as WebTV or Internet-enabled set-top boxes.

   Home Control Protocols. The home automation and control products we offer face competition from traditional home appliance manufacturers and, more recently from high-technology companies, such as Microsoft. Microsoft and General Electric are promoting simple control protocol, a royalty-free networking technology to be designed for low bandwidth networks and devices with limited memory and processing power including lights, home security devices and other small appliances. Companies such as Domosys Corp., ITRAN Communications Ltd. and Mitsubishi Electric Corp. are developing simple control protocol-enabled chips for use in smart appliances and home control products. Broad market acceptance of appliances embedded with third-party networking capabilities that are not compatible with the home control and automation products we offer or that obviate the need for these products could have an adverse impact on the market for a number of the products we offer.

   Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, technical, marketing and other resources than we have. Many of these competitors can also devote substantially greater technical and financial resources to product and technology development and may be better able to exploit customer bases and other strategic relationships. In addition, large, well-established or well-financed entities may join with our competitors or with other companies to produce superior home networking products. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could adversely affect our business and results of operations. For a discussion of potential competition with X10 Ltd., see "Risk Factors--We could face potential competition from X10 Ltd., which could limit our access to sales channels, our ability to pursue business opportunities and our ability to compete effectively."

Intellectual Property

   Our success and ability to compete is dependent in part upon our proprietary technology and information. We seek to protect our copyrights, service marks, trademarks, trade dress and trade secrets through a combination of laws and contractual restrictions, such as confidentiality agreements. However, effective trademark, service mark, copyright and trade secret protection may not be available.

   We have six pending U.S. patent applications relating to our technology. X10 Ltd. has one pending patent application related to technology we license from it. We intend to continue our efforts to identify and protect other new inventions. While we believe that, if patents are issued as a result of these pending patent applications, those patents would ultimately help to protect our business, we cannot assure you that any of these patents will issue, or that any issued patents will protect our intellectual property. In addition, it is possible that any issued patents or pending applications could become involved in an interference or reexamination proceeding. In addition, other parties may independently develop similar or competing technologies not covered by any patents that may issue.

   Third parties may assert direct, indirect or contributory copyright, trademark or other intellectual property infringement or contractual claims or unfair competition claims against us. The law in many of these areas is uncertain and we cannot predict whether our customers will operate our products in accordance with applicable laws or agreements or whether any of the claims will harm our business. We may receive in the future notices of claims of infringement of other parties' intellectual property rights. For example, we are aware of a notice of a claim of infringement received by X-10 (USA) alleging that the telephone responder product we offer, used to remotely control home appliances via powerline signals initiated through a telephone, infringes upon a third party's patent related to touch-tone operated control devices. Defending against this or any other potential claims could result in protracted and costly litigation, regardless of the merits of those claims, and any dispute could require us to pay damages, develop non-infringing technology or enter into royalty or licensing agreements. We cannot assure you that any necessary licenses would be available or that, if available, these licenses could be obtained on commercially reasonable terms. In addition, the steps we take to protect the intellectual property rights that we own or license may be inadequate. For discussion of risks related to intellectual property, see "Risk Factors--If the technology and intellectual property we own or license were inadequately protected, our business and reputation could be harmed and we could lose a valuable asset" and "--Direct, indirect or contributory intellectual property infringement or related claims against us could be costly and time consuming to defend, divert management attention, preclude sales of the products affected and reduce our revenues."

Governmental Regulation

   Many of the products we offer and the home and small office networking industry in which they are used are subject to federal and international regulation. In addition, industry and consumer groups may promote and independently adopt standards and protocols, any of which could achieve wide acceptance. From time to time, the regulatory entities that have jurisdiction over our business may adopt new or modified regulations or take other actions on their own regulatory initiatives or at the request of industry, consumers, other branches of government or in response to changes in laws. This changing regulatory environment could adversely affect the nature and extent of products we are able to offer. In addition, the occurrence of regulatory changes, including changes in the allocation of available license-free radio frequency spectrum or technical requirements for its use, could significantly affect our operations by rendering current products obsolete, restricting the applications and markets served by our wireless products or increasing the opportunity for additional competition.

   On the federal level, the FCC regulates our products. We cannot assure you that we will be able to secure the necessary certifications required by the FCC for the products that we intend to introduce in the future. The need to obtain these certifications could result in delays or additional costs.

   Our wireless products share the 2.4 GHz radio frequency band, which does not require a license from the FCC, with other users. There are other users in the band that have priority over our use, and the FCC requires that we not cause harmful interference to those users. In the event that there is interference between those users and us, those users can require that we curtail transmissions that create interference. In this spectrum, we operate on a co-equal basis with other non-priority users and must accept any interference present in the frequency band. If users of our products experience excessive interference from licensed users or other non-priority users, market acceptance of our products could be adversely affected, which could materially and adversely affect our business and results of operations.

   We may desire or, as a result of changes in regulations, be required to seek to operate in other license-free frequency bands. Redesigning our products to operate in other frequency bands could be very expensive and time-consuming, and we cannot assure you that any redesigned products would receive certifications required by the FCC or would be commercially viable.

   To the extent that our products are sold in markets outside the U.S., our products are also subject to regulatory requirements in international markets. One component of our business strategy is to expand our international presence and, as a result, we must monitor the development of radio frequency regulations in countries that represent potential markets for our products. Changes in, or our failure to comply with, applicable international regulations could materially and adversely affect our ability to implement our strategy, as well as our business and results of operations.

Employees

   As of October 31, 2000, we had 51 employees, including eight in research and development, two in operations, nine in sales and marketing, 23 in customer service and training and nine in administration. None of our employees is represented by a labor union or subject to a collective bargaining agreement. We have not experienced any work stoppages and consider our employee relations to be good.

Facilities

   We occupy on a month-to-month basis approximately 6,000 square feet of office space in Seattle, Washington, leased by Orca Monitoring Services, an affiliate of X10 Ltd. We anticipate our total rental expense will be approximately $72,000 during fiscal 2000. We anticipate that we will need to relocate to a larger facility shortly after completion of this offering to meet our anticipated growth needs. We believe, based on current market availability, that suitable additional space will be available as needed.

Legal Proceedings

   In June 2000, Egghead.com, Inc. filed a complaint against us in Spokane County Superior Court in the state of Washington seeking approximately $175,000 in monies due relating to advertising services, plus interest, costs and attorney's fees. We filed an answer to the complaint in September 2000. Settlement negotiations are ongoing relating to this matter. We may from time to time be a party to additional legal proceedings or governmental or administrative actions.

                                   MANAGEMENT

Executive Officers and Directors

   The following table identifies our executive officers and directors as of October 31, 2000:

   Name                       Age                     Position
   ----                       ---                     --------
   George E. Stevenson......   58 Chairman of the Board and Chief Executive Officer
   Alexander E. Peder.......   41 President and Director
   Wade A. Pfeiffer.........   33 Chief Financial Officer
   James R.W. Phillips......   31 Chief Technology Officer and Director
   C. Gregory Amadon(1)(2)..   48 Director
   Bernard S. Appel(1)......   68 Director
   William T. Baxter(1)(2)..   37 Director
   Hin Chew Chung...........   48 Director

----------
(1)  Member of our audit committee.

(2)  Member of our compensation committee.

   George E. Stevenson has served as our chairman of the board since July 2000 and has served in the capacity of chief executive officer since our inception. Mr. Stevenson is the founder, president and a director of our affiliate, X10 Ltd., a Hong Kong-based company which, together with its affiliates, designs and manufactures home controls, entertainment and security technology products. He has served as the president of X10 Ltd. since 1978 and serves in the capacity of an officer and director of several of its affiliated companies and subsidiaries. Mr. Stevenson is not employed by us.

   Alexander E. Peder has served in the capacity of president and as a director since August 1999. From July 1996 to August 1999, Mr. Peder served as president of retail sales, one of three divisions of X-10 (USA), a wholly owned subsidiary of X10 Ltd. that provides sales, marketing and product distribution services for X10 Ltd. in the U.S. From June 1994 to July 1996, Mr. Peder served as vice president of worldwide sales at Virtual i-O, Inc., a systems development and manufacturing company. Virtual i-O filed a bankruptcy petition under Chapter 11 of the U.S. federal bankruptcy laws in February 1997.

   Wade A. Pfeiffer has served in the capacity of chief financial officer since July 1999. Mr. Pfeiffer also served as a director from August 1999 to July 2000. From January to July 1999, Mr. Pfeiffer was director of finance and operations for Definitive Stock, Inc., an online stock photography agency. From 1986 to 1998, Mr. Pfeiffer served in various positions with Ernst & Young llp, most recently as a senior manager in the corporate finance division.

   James R.W. Phillips has served in the capacity of chief technology officer since our inception and has served as a director since July 2000. From 1994 to 1998, Mr. Phillips served as director of software engineering at System X-10, Ltd., a wholly owned subsidiary of X10 Ltd. Mr. Phillips is currently employed by X-10 (USA) and not by us.

   C. Gregory Amadon has served as a director since July 2000. In December 1997, Mr. Amadon founded TeraBeam Networks, Inc., a fiberless optical network service company. From March to September 2000, Mr. Amadon served as TeraBeam's chairman, chief technology officer and chief development officer. From December 1997 to March 2000, he served as its chairman, president and chief executive officer. From January 1997 to November 1997, Mr. Amadon was an independent investor. Mr. Amadon was co-founder of Virtual i-O and served as its chief executive officer from May 1993 to January 1997. Virtual i-O filed a bankruptcy petition under Chapter 11 of the U.S. federal bankruptcy laws in February 1997.

   Bernard S. Appel has served as a director since October 2000. Mr. Appel founded Appel Associates, a privately held marketing and consulting company, in July 1993 and has served as its President since that time.

Prior to that time, Mr. Appel served in various positions with RadioShack Corporation, including President and Chairman, and as Senior Vice President of Tandy Corporation. Mr. Appel is a director of uniView Technologies Corporation.

   William T. Baxter has served as a director since July 2000. Mr. Baxter was a co-founder of BSQUARE Corporation, a software company providing operating systems and integration software headquartered in Bellevue, Washington, and has served as its president, chief executive officer and chairman of the board since its inception in July 1994.

   Hin Chew Chung has served as a director since July 2000. Since 1989, Mr. Chung has served as chairman of our affiliate, X10 Ltd. Mr. Chung currently serves as chairman of Zhongli Investment Pte. Ltd., his privately held investment company based in Singapore.

   There are no family relationships among any of our directors or executive officers.

   Mr. Stevenson's and Mr. Chung's positions at X10 Ltd. could create real or apparent conflicts of interest in the event that they are faced with decisions that could have different implications for X10 Ltd. and us. These decisions may relate to corporate opportunities, corporate strategies, potential acquisitions of businesses, the intercompany agreements, competition, the issuance or disposition of securities, the election of new or additional directors and other matters. In addition, James Phillips, our chief technology officer, is an employee of X-10 (USA) and works for us on a contract basis. We cannot assure you that the information Mr. Phillips learns in his capacity as our chief technology officer will be kept confidential from X10 Ltd. or X-10 (USA). For a discussion of risks related to potential conflicts of interests, see "Risk Factors--Some of the key management personnel on whom we depend are also management personnel or employees of X10 Ltd. or its affiliates, which could create conflicts of interest between X10 Ltd. or its affiliates and us."

Board Composition

   Upon completion of this offering, our board will consist of seven directors divided into three classes. At each annual meeting of stockholders, directors will be elected by the holders of common stock for terms of three years to succeed the directors whose terms are expiring. We anticipate that upon completion of this offering, Bernard Appel, Alexander Peder and James Phillips will serve as Class I directors with terms expiring in 2001, Hin Chew Chung and Gregory Amadon will serve as Class II directors with terms expiring in 2002 and William Baxter and George Stevenson will serve as Class III directors with terms expiring in 2003. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Classification of the board of directors could delay, deter or prevent changes in our control or management. In addition, our directors may be removed from the board only for cause. For a discussion of risks related to anti-takeover measures, see "Risk Factors--Provisions of our amended and restated certificate of incorporation and bylaws could delay, deter or prevent a third party from acquiring us even if doing so would be beneficial to our stockholders."

Board Committees

   Our board of directors has an audit committee and a compensation committee. The audit committee meets with our independent auditors as necessary to review the results of the annual audit. The audit committee also reviews and evaluates our accounting, auditing and reporting practices, including audit and control functions, serves as a focal point for communication between non-committee directors, the independent accountants and our management, and monitors transactions between us and our affiliates, including X10 Ltd. and X-10 (USA), our employees, officers and directors, or any of their affiliates. The compensation committee has authority to set, review and approve the compensation levels of and policies for officers and employees; propose the adoption, amendment and termination of employee benefit plans; provide reports of our compensation policies for our proxy or information statements; and administer our stock option and stock purchase plans. The board has delegated authority to our chief executive officer, George Stevenson, to grant options under the 2000 Equity Incentive Plan within specified limitations to persons other than our officers or directors. The audit committee is composed of Gregory Amadon, Bernard Appel and William Baxter. The compensation committee is composed of Gregory Amadon and William Baxter.

Compensation Committee Interlocks and Insider Participation

   Prior to this offering, our board of directors did not have a compensation committee and all compensation decisions relating to our executive officers were made by Mr. Stevenson, our chief executive officer, together with our board of directors. Upon completion of this offering, it is anticipated that the compensation committee will make all compensation decisions regarding our executive officers. During 1999, Mr. Stevenson was a member of X10 Ltd.'s board of directors and controlled all compensation-related decisions. During 1999, Mr. Stevenson purchased shares of our common stock and X10 Ltd. engaged in a number of transactions with us. For a description of these transactions, see "Certain Transactions and Business Relationships."

Compensation of Directors

   We currently do not provide our directors with cash compensation for their services as members of our board of directors, although directors are reimbursed for reasonable expenses incurred in connection with attendance at board and committee meetings. Directors are eligible to participate in our 1999 Stock Plan and 2000 Equity Incentive Plan. Messrs. Baxter, Amadon and Appel have each been granted options, effective upon the date of this prospectus, to purchase 80,000 shares of our common stock at an exercise price equal to 70% of the initial public offering price. The options vest over two years at a rate of 25% every six months. In addition, for every six months of continuous service, each of these non-employee directors will be granted options under our 2000 Equity Incentive Plan to purchase 20,000 shares of our common stock at an exercise price equal to 100% of the fair market value of our common stock on the dates of the grants. These options will vest over two years at a rate of 25% every six months.

Executive Compensation

   The following table sets forth the compensation awarded, paid, earned or accrued for services rendered to us in all capacities during 1999 to our chief executive officer and our other executive officers. We refer to these officers as our named executive officers in other parts of this prospectus. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits that are available generally to all our salaried employees or perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% of the officer's total salary and bonus.

                           Summary Compensation Table

                                                                   Long-Term
                                                                  Compensation
                                                                  ------------
                                                                     Awards
                                   Annual Compensation            ------------
                          ---------------------------------------  Securities
Name and Principal                                 Other Annual    Underlying
Position                  Salary ($)   Bonus ($) Compensation ($)  Options(#)
------------------        ----------   --------- ---------------- ------------
George E. Stevenson......    --    (1)    --            --  (2)     600,000
 Chief Executive Officer

Alexander E. Peder.......  $130,000       --            --          200,000
 President

Wade A. Pfeiffer.........    60,000(3)  $10,000         --          350,000
 Chief Financial Officer

James R.W. Phillips......   120,000       --         $12,000(4)     200,000
 Chief Technology Officer

----------

(1) Does not include an annual management service fee paid by X10 Ltd. to Mr. Stevenson's personal management company, which fee was $264,000 for the fiscal year ended December 31, 1999.

(2) Does not include amounts relating to 5,050,000 shares of our common stock purchased at $0.001 per share by Mr. Stevenson on October 1, 1999, as described in "Certain Transactions and Business Relationships--Sales of Securities."

(3) Mr. Pfeiffer has served in the capacity of chief financial officer since July 1999. His annual salary is $120,000.

(4) Represents the annual cost of an automobile leased by us for Mr. Phillips' benefit.

Option Grants

   The following table sets forth information concerning stock options granted to our named executive officers during 1999.

                       Option Grants in Last Fiscal Year

                                              Individual Grants
                         -----------------------------------------------------------
                                        Percent of
                                           Total                                       Potential Realizable Value at
                           Number of      Options               Deemed                    Assumed Annual Rates of
                           Securities   Granted to             Value Per                Stock Price Appreciation for
                           Underlying    Employees             Share for                     Option Term ($)(4)
                            Options      in Fiscal  Exercise    Date of   Expiration ----------------------------------
          Name           Granted (#)(1) Year (%)(2) Price ($) Grant($)(3)    Date        0%         5%          10%
          ----           -------------- ----------- --------- ----------- ---------- ---------- ----------- -----------
George E. Stevenson.....    600,000        41.4%     $0.001      $2.49     10/1/09   $8,999,400 $14,659,069 $23,342,124
Alexander E. Peder......    200,000        13.8       0.001       2.49     10/1/09    2,999,800   4,886,358   7,780,708
Wade A. Pfeiffer........    350,000        24.1       0.001       2.49     10/1/09    5,249,650   8,551,124  13,616,239
James R.W. Phillips.....    200,000        13.8       0.001       2.49     10/1/09    2,999,800   4,886,358   7,780,708

----------
(1) The options in the table were granted under our 1999 Stock Plan. We have not granted any stock appreciation rights. All of these options are nonstatutory stock options, granted at an exercise price below the fair value per share on the date of grant. Each option vests and becomes exercisable in 12.5% increments every six months from the date of grant.

(2) We granted options to purchase 1,450,000 shares of our common stock to employees and consultants in 1999.

(3) The deemed value for the date of grant was determined after the date of grant solely for financial accounting purposes.

(4) The potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains calculated by:

    . multiplying the number of shares subject to the option by an assumed initial public offering price of $15.00 per share;

    . assuming that the total share value derived from that calculation appreciates at the indicated rates, compounded annually, for the entire term of the option; and

    . assuming that the option is exercised and sold on the last day of its term at the appreciated price.

     The assumed 0%, 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC and do not represent our estimate or projection of the future common stock price. The assumed rate of 0% indicates the assumed initial public offering price less the exercise price.

Options Exercised and Fiscal Year-End Option Values

   The following table sets forth the number of shares underlying options held by our named executive officers and the value of their unexercised in-the-money options at fiscal year end, based on an assumed initial public offering price of $15.00 per share, less the exercise price payable for these shares. None of our named executive officers exercised options in 1999.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                       Number of Securities        Value of Unexercised
                                                      Underlying Unexercised      In-the-Money Options at
                                          Value   Options at Fiscal Year End (#)    Fiscal Year End ($)
                         Shares Acquired Realized ------------------------------ -------------------------
          Name           on Exercise (#)   ($)      Exercisable/Unexercisable    Exercisable/Unexercisable
          ----           --------------- -------- ------------------------------ -------------------------
George E. Stevenson.....         0           0              0/600,000                  $0/$8,999,400
Alexander E. Peder......         0           0              0/200,000                    0/2,999,800
Wade A. Pfeiffer........         0           0              0/350,000                    0/5,249,650
James R.W. Phillips.....         0           0              0/200,000                    0/2,999,800

Employee Benefit Plans

 2000 Equity Incentive Plan

   Our 2000 Equity Incentive Plan was adopted by our board of directors in July 2000. It will become effective upon completion of this offering. The incentive plan provides for the grant of incentive stock options to employees and nonstatutory stock options, stock bonuses and restricted stock awards to employees, directors and consultants.

   A total of 3,000,000 shares of common stock have been authorized for issuance under the incentive plan. As of the date of this prospectus, no shares or options have been issued under the incentive plan. In July and October 2000, we authorized the issuance of nonstatutory stock options to purchase an aggregate of 240,000 shares of our common stock to our non-employee directors. Shares subject to options that have terminated without having been exercised in full become available again for issuance under the incentive plan. An annual increase in the share reserve will be added on each January 1st beginning in 2002, equal to the lowest of:

  .   1,500,000 shares;

  .   5% of the outstanding shares of our common stock on that date; or

  .   a lesser amount determined by the board of directors.

   Our board of directors or a committee thereof will administer the incentive plan and will determine the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of incentive stock option grants cannot be lower than 100% of the fair market value on the date of grant and, in the case of incentive stock options granted to employees who are holders of more than 10% of our voting power, not less than 110% of the fair market value. Unless otherwise approved by the board, the exercise price of nonstatutory stock options may not be less than 85% of the fair market value on the date of grant. The aggregate fair market value determined at the time of grant of the shares of common stock for which incentive stock options are exercisable for the first time by an optionholder during any calendar year may not exceed $100,000. The term of an incentive stock option or a nonstatutory stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years. Options may, but need not, permit early exercise of the option so long as the optionholder enters into an agreement providing for a repurchase option in our favor with respect to unvested shares. The terms of stock bonus awards and restricted stock awards are determined by the board or a committee of the board. Stock bonus awards and restricted stock awards may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule determined by the board. Options and other awards granted under our incentive plan become exercisable at rates determined by the board.

   The incentive plan provides that, if we are acquired in a merger or asset purchase or if we otherwise undergo a change in control, the successor corporation will assume or substitute an equivalent option for each outstanding option under the incentive plan. If the successor corporation refuses to assume or substitute options or awards, however, the options and awards will become fully vested and exercisable. We may grant awards that provide for full vesting of an optionholder's options following a merger or acquisition if the successor corporation terminates the optionholder's status as an employee or consultant other than for cause within 12 months following such merger or acquisition. These provisions may have the effect of delaying, deterring or preventing potential changes in our control. The board of directors may amend the incentive plan at any time, subject in some instances to stockholder approval, so long as the amendment does not impair the rights of optionholders without their consent. The incentive plan will terminate in July 2010, unless terminated earlier in accordance with its terms.

 2000 Employee Stock Purchase Plan

   Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in July 2000. It will become effective upon completion of this offering. The purchase plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions. A total of 350,000 shares of common stock has been authorized for issuance under our purchase plan, none of which has been issued prior to this offering. An annual increase in the share reserve under the purchase plan will be added on each January 1, beginning in 2002, equal to the lowest of:

  .  250,000 shares;

  .  1% of the outstanding shares of our common stock on that date; or

  .  a lesser amount determined by the board of directors.

   The purchase plan will be administered by our board of directors or by a committee appointed by the board of directors. The purchase plan will permit eligible employees to purchase common stock through payroll deductions of up to 15% of an employee's base compensation, as defined in the plan, during the offering period. The price at which common stock will be purchased under the purchase plan will be equal to 85% of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. No employee may purchase more than $25,000 worth of stock, determined at the fair market value of the shares at the time the right is granted, in any calendar year. Generally, employees, other than holders of 5% or more of our common stock, employed by us at least 20 hours per week and five months per calendar year are eligible to participate in the purchase plan. Employees eligible on a given enrollment date can participate during that offering period, provided they remain employed by us for the duration of that offering period.

   Unless the board of directors or its committee determines otherwise, the purchase plan will be implemented in a series of offering periods, each approximately 12 months in duration, containing consecutive six-month purchase periods. The first offering period will commence on the date on which the registration statement of which this prospectus is a part is declared effective by the SEC and will terminate on October 31, 2002. If we are acquired and the acquiring corporation refuses to assume all existing rights, offering and purchase periods then in progress will be shortened and all rights automatically exercised.

   Employees may end their participation in the offering at any time, and participation automatically ends on termination of employment. The board of directors may amend the purchase plan at any time, subject in some instances to stockholder approval, as long as the amendment does not impair rights of plan participants without their consent. The purchase plan will terminate in July 2010, unless terminated earlier in accordance with its terms.

 1999 Stock Plan

   Our 1999 Stock Plan was adopted by our board of directors in October 1999 and subsequently approved by our stockholders. The 1999 plan provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. A total of 3,500,000 shares of common stock has been authorized for issuance under the 1999 plan. Upon completion of this offering, the 1999 plan will terminate and no additional options will be granted under the 1999 plan. Shares subject to outstanding options under the 1999 plan will continue to be governed by the 1999 plan. Shares reserved but not granted under the 1999 plan will revert to the status of authorized, unissued and unreserved shares of our common stock. As of September 30, 2000, nonstatutory stock options to purchase 1,450,000 shares of common stock were outstanding and 2,050,000 shares were available for future grant.

   The 1999 plan permits the grant of options to employees, officers, directors and consultants. Our board of directors or its compensation committee administers the 1999 plan and has determined the terms of options granted, including the exercise prices, the number of shares subject to individual options and the vesting period of the options. Nonstatutory options granted to employees, consultants or directors have exercise prices as determined by the administrator. Options granted under our 1999 plan generally become exercisable in 12.5% increments every six months from the date of grant. The 1999 plan provides that, in the event we are acquired in a merger or asset purchase, the successor corporation will assume or substitute an equivalent option for each outstanding option under the 1999 plan. If the successor corporation refuses to assume or substitute options, all outstanding options under the 1999 plan will become fully vested and be exercisable for a period of 15 days from the date of notice that the options or other stock purchase rights will not be assumed by the successor corporation. The board of directors may amend, suspend or terminate the 1999 plan at any time as long as the amendment or termination does not impair the rights of optionholders without their consent.

                CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

Sales of Securities

   Since our incorporation on July 29, 1999, we have issued and sold securities in the following transactions to directors, executive officers and holders of more than 5% of our common stock.

   Purchase by X10 Ltd. On October 1, 1999, we issued 10,000,000 shares of our common stock to X10 Ltd. These shares were issued in consideration of the assignment to us of intellectual property, the execution and delivery of the amended and restated bill of sale and assignment, amended and restated license agreement, and amended and restated product supply agreement and in full payment of a promissory note in the principal amount of $1,024,300 issued by us to X-10 (USA) and assigned by X-10 (USA) to X10 Ltd., its parent company. The consideration for the shares we issued was determined by our board of directors to be fair value for the shares. Mr. Stevenson and Mr. Chung are both directors and significant beneficial owners of shares of X10 Ltd.

   Purchases by George Stevenson and Hin Chew Chung. On October 1, 1999, we issued 5,050,000 shares of our common stock to George Stevenson, our chief executive officer and chairman of the board, at a price per share of $0.001, for an aggregate purchase price of $5,050. On the same date, we issued 5,000,000 shares of our common stock to Hin Chew Chung, one of our directors, at a price per share of $0.001, for an aggregate purchase price of $5,000. Both purchases were made pursuant to stock subscription agreements, and each party paid for his stock with a promissory note, bearing interest at the rate of 7.0% per year. In May 2000, Mr. Stevenson paid approximately $5,256 to us, and in May 2000, Mr. Chung paid approximately $5,204 to us, each in full repayment of the amounts outstanding under their notes.

   On October 1, 1999, Mr. Stevenson made gifts of or sold 2,050,000 of his shares of our common stock to several individuals, including 300,000 shares to Alexander Peder, our president and a director, 50,000 shares to Wade Pfeiffer, our chief financial officer, and 300,000 shares to James Phillips, our chief technology officer and a director. Messrs. Peder, Pfeiffer and Phillips purchased their shares from Mr. Stevenson at a price per share of $0.40, the fair value as determined by our board as of that date and based upon an independent valuation, and each officer paid for his shares with a full recourse promissory note due October 1, 2002, bearing interest at the rate of 7.0% per year. The promissory notes are secured by a pledge of each officer's purchased shares.

Intercompany Relationships

   We have entered into a number of agreements and transactions with companies affiliated with our directors, officers and 5% stockholders. None of these agreements or transactions was negotiated at arm's length. Currently, X10 Ltd. and its affiliates are our sole providers of manufacturing and product development services and market our products to sellers of customized, bundled or private-label products. Similarly, X-10 (USA) is our sole provider of order fulfillment services and sole seller of X10-branded products to retailers and other resellers. None of these agreements requires us to use X10 Ltd. or X-10
(USA) exclusively. In most cases, the only remedy specified for breach or default by X10 Ltd. or X-10 (USA) under these agreements is termination of the agreements. If any of these agreements were to terminate, our ability to manufacture the products we offer, fulfill customer orders, penetrate the retail and other reseller markets and efficiently perform some aspects of our product development process would be impaired, product production and delivery would be delayed, our net revenues would decrease and our costs of operations would increase, any of which would adversely effect our business and results of operations. For a discussion of risks related to the intercompany agreements, see "Risk Factors--We depend on X10 Ltd., X-10 (USA) and other affiliates of X10 Ltd. to provide substantially all of our manufacturing and fulfillment services, to sell and distribute products to retailers and other resellers and to provide product development services" and "--Our agreements with X10 Ltd. and X-10 (USA) were not the result of arm's length negotiations and could subject us to less favorable terms than we otherwise could have obtained from other third parties."

 Transactions with X10 Ltd. and its Affiliates

   We have entered into the following agreements and transactions with X10 Ltd., one of our significant stockholders. X10 Ltd. is controlled by George Stevenson, our chief executive officer, chairman of the board and a significant stockholder, and Hin Chew Chung, one of our directors and a significant stockholder.

   Amended and Restated Bill of Sale and Assignment. We have entered into an amended and restated bill of sale and assignment under which X10 Ltd. sold and assigned to us technology and intellectual property relating to our broadband wireless products. This agreement was partial consideration for the issuance of 10,000,000 shares of our common stock to X10 Ltd., together with the assignment to us of intellectual property, the execution and delivery of the amended and restated license agreement and the amended and restated product supply agreement and in full payment of a promissory note in the principal amount of $1,024,300 issued by us to X-10 (USA) and assigned by X-10 (USA) to X10 Ltd. Based upon an assumed initial public offering price of $15.00, the fair value of the shares issued for the aggregate consideration listed above was $150.0 million.

   Intellectual Property License. We have entered into an amended and restated license agreement under which X10 Ltd. has granted to us a perpetual right to use, design, develop, make, manufacture, market, sell and distribute all existing and future phoneline, infrared and electrical products owned by X10 Ltd. The agreement provides that these rights are exclusive to us, on a worldwide basis, except for sales of non-branded products by X10 Ltd. to original equipment manufacturers and sellers of customized, bundled or private-label products. We also received the exclusive, perpetual right, on a worldwide basis, to use the copyrights, trade names, trade dress, trademarks and service marks owned by X10 Ltd. related to the "X10" mark, in the marketing, sale and distribution of our products and the products subject to the license. The license expires on December 31, 2019, unless renewed for subsequent five-year terms at our option.

   Product Supply Relationship. We have entered into an amended and restated product supply agreement under which X10 Ltd. has agreed to manufacture, at our direction, broadband wireless and phoneline, infrared and electrical products, and to ship the products on consignment to a warehouse designated by us, currently X-10 (USA). We are obligated to purchase the products on the earlier of receipt of a purchase order from a customer or 120 days from delivery of the products by X10 Ltd. to the shipper. Under the agreement, we pay X10 Ltd. a fee for the products equal to X10 Ltd.'s costs to produce the products. This agreement expires on December 31, 2019, unless renewed for subsequent five-year terms at our option. In the event of a breach or default by X10 Ltd. under this agreement, we have a contractual right to setoff any amounts owed by us against any losses resulting from the breach or default. The total fees paid or payable by us to X10 Ltd. for these services from inception through December 31, 1997, were $56,000, for the fiscal year ended December 31, 1998, were $1.1 million, for the fiscal year ended December 31, 1999, were $10.5 million, and for the nine months ended September 30, 2000, were $13.7 million.

   Research and Development Relationship. We have entered into an amended and restated research and development services agreement with X10 Ltd. under which X10 Ltd. has agreed, at our direction, to conduct research and development for the design and production of our wireless products; to submit estimates of costs required to develop prototypes and manufacture the products; to determine all necessary or appropriate production standards and licensing requirements; and to provide specifications for and produce workable prototypes. Under the agreement, we pay a service fee in connection with the development of each product as established by X10 Ltd. This agreement expires on December 31, 2019, unless renewed for subsequent five-year terms at our option. From our inception through March 31, 2000, we did not pay X10 Ltd. any fees related to research and development services. During the nine months ended September 30, 2000, total fees paid or payable to X10 Ltd. related to research and development were $450,000.

   Contract Manufacturing Agreement. We have entered into a contract manufacturing agreement with X10 Ltd. under which X10 Ltd. will pay to us a variable fee based on X10 Ltd.'s sales of our wireless products to original equipment manufacturers and sellers of customized, bundled or private-label products and on sales of electrical products to these third parties that we introduce to X10 Ltd. Under this agreement, our fee is equal to the net sales price of the products sold by X10 Ltd., less costs and a manufacturing fee retained by X10 Ltd. This manufacturing fee is equal to 15% of the net sales price of each product sold until aggregate sales of that product reach $2,000,000 and 10% of the net sales price of each product thereafter. X10 Ltd. is required to sell the products on the same terms and conditions that we have previously negotiated. Total fees paid or payable to us by X10 Ltd. under this agreement during the nine months ended September 30, 2000, were $1.2 million. In addition, we also have the right to sell products directly to these customers, for which we pay a fee to X10 Ltd. equal to the actual costs of manufacturing and shipping the products. This agreement expires April 1, 2005, and will automatically be renewed for subsequent five-year terms unless terminated by either party.

 Transactions with X-10 (USA) Inc.

   The following agreements and transactions were entered into with X-10 (USA), a wholly owned subsidiary of X10 Ltd.:

   Amended and Restated Asset Purchase Agreement. We have entered into an amended and restated asset purchase agreement with X-10 (USA) under which X-10
(USA) transferred to us all right and title to specified universal resource locators, or URLs, domain names and website names, as well as all customer, vendor and supplier lists, and sales, product and promotional literature or aids used in connection with those assets. In exchange, we issued a promissory note to X-10 (USA) in the principal amount of $1,024,300, which was subsequently assigned to X10 Ltd. The note was canceled in partial consideration of our issuance to X10 Ltd. of 10,000,000 shares of our common stock. We also assumed approximately $1,183,000 of specific liabilities of X-10 (USA), related to the assets acquired, in consideration of which X-10 (USA) has issued to us a promissory note in the principal amount of $1,183,000, payable on or before September 30, 2001, and bearing interest at the rate of 8.0% per year. As of September 30, 2000, this promissory note was paid in full. The value of the transferred assets was determined by our board of directors on the basis of an independent valuation obtained in connection with the sale.

   Fulfillment Services Relationship. We have entered into an amended and restated fulfillment services agreement with X-10 (USA), under which X-10 (USA) has agreed to warehouse and ship products manufactured for us by X10 Ltd. and other manufacturers. Under the agreement, X-10 (USA) ships products to our customers in accordance with fulfillment orders that we submit to X-10 (USA) from time to time. We pay a fee in connection with these services equal to 10% of our gross receipts for the products shipped, excluding sales and other taxes. This agreement expires December 31, 2004, unless renewed for subsequent five-year terms at our option. Fulfillment service fees paid or payable by us to X-10 (USA) from inception through December 31, 1997, were $10,000, for the fiscal year ended December 31, 1998, were $297,000, for the fiscal year ended December 31, 1999, were $1.1 million, and for the nine months ended September 30, 2000, were $2.2 million.

   Amended and Restated Sublicense Agreement. We have entered into an amended and restated sublicense agreement with X-10 (USA), under which we have granted X-10 (USA) a non-exclusive sublicense to market, sell and distribute in the western hemisphere electrical products licensed to us by X10 Ltd., as well as any new products we select. The sublicense is limited to sales of X10-branded products to resellers, other than original equipment manufacturers and resellers of customized, bundled or private-label products. Under the agreement, X-10 (USA) pays us a quarterly license fee of 15% of its net sales of licensed products, or a minimum license fee, whichever is greater. The minimum license fee is $250,000 per quarter during the first year of the term, $500,000 per quarter during the second year of the term and $750,000 per quarter during the third year of the term. Thereafter, there is no minimum license fee. The sublicense expires on December 31, 2004, and will be automatically renewed for subsequent five-year terms unless terminated by either party. License fees earned under this agreement for the year ended December 31, 1999, were $261,000, and for the nine months ended September 30, 2000, were $776,000.

 Transactions with Other Affiliates

   Administrative Services Arrangement. Effective October 1, 1999, we entered into an Administrative Services Agreement with Orca Monitoring Services, a wholly owned subsidiary of X10 Ltd., under which Orca provides to us telephone reception services, customer service and technical support after our normal business hours, as well as general office administration and support. The agreement expires October 1, 2000, and will be automatically renewed for subsequent one-year terms unless terminated by mutual agreement of the parties. We pay a service fee based upon head count, actual usage and an allocation of floor space under Orca's lease. Administrative services fees paid or payable by us to Orca from inception through December 31, 1997, were $91,000, for the fiscal year ended December 31, 1998, were $327,000, for the fiscal year ended December 31, 1999, were $990,000, and for the nine months ended September 30, 2000, were $723,000.

Conflicts of Interest Policy

   Upon completion of this offering, our amended and restated bylaws will provide that, prior to entering into any agreements or transactions with X10 Ltd. or any of its affiliates or subsidiaries that are required to be described under Item 404 of Regulation S-K under the Securities Act, approval of a majority of the directors serving on our audit committee must be obtained. In addition, our agreements with X10 Ltd. and X-10 (USA) provide that, upon completion of this offering, the approval of a majority of the directors serving on our audit committee must be obtained to amend the agreements. Our conflict of interest policy may not address all conflicts that may arise, and, in any event, it is possible that conflicts may be resolved in a manner adverse to us. For a description of risks related conflicts of interest, see "Risk Factors--Some of the key management personnel on whom we depend are also management personnel or employees of X10 Ltd. or its affiliates, which could create conflicts of interest between X10 Ltd. or its affiliates and us."

Limitation of Liability and Indemnification Matters

   Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

   Our amended and restated bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our amended and restated bylaws would permit indemnification.

   Upon completion of this offering, we intend to enter into agreements to indemnify our directors and certain officers, in addition to indemnification provided for in our amended and restated bylaws. These agreements, among other things, will indemnify our directors and certain officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by us arising out of that person's services as our director or officer or that person's services provided to any other company or enterprise at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to maintain liability insurance for our officers and directors.

                             PRINCIPAL STOCKHOLDERS

   The following table provides information regarding the beneficial ownership of our outstanding common stock as of October 31, 2000, and as adjusted to reflect the sale of common stock offered hereby, as to:

  . each person or group known to us to be the beneficial owner of more than 5% of our common stock;

  .  each of our directors;

  .  each named executive officer; and

  .  all of our directors and executive officers as a group.

   Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days of the date of this table are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All percentages in this table are based on a total of 20,050,000 shares of common stock outstanding on October 31, 2000, and 25,050,000 shares of common stock outstanding after completion of this offering, adjusted in accordance with the rules promulgated by the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us and subject to community property laws where applicable, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each of the named stockholders is c/o X10 Wireless Technology, Inc., 15200 52nd Avenue South, Seattle, Washington 98188-2335.

                                                               Percentage of
                                                                  Shares
                                                               Beneficially
                                                 Number of         Owned
                                                   Shares    -----------------
                                                Beneficially  Before   After
                       Name                        Owned     Offering Offering
                       ----                     ------------ -------- --------
   George E. Stevenson(1)(2)...................  13,150,000    65.1%    52.2%
   Alexander E. Peder(2).......................     350,000     1.7      1.4
   Wade A. Pfeiffer(2).........................     137,500       *        *
   James R.W. Phillips(2)......................     350,000     1.7      1.4
   C. Gregory Amadon...........................      --           *        *
   Bernard S. Appel............................      --           *        *
   William T. Baxter...........................      --           *        *
   Hin Chew Chung(1)...........................  13,000,000    64.8     51.9
   X10 Ltd.....................................  10,000,000    49.9     39.9
     Room 1103-4 Hilder Center
     2 Sung Ping Street
     Hunghom, Kowloon, Hong Kong
   All directors and executive officers as a
    group (eight persons)(3)...................  16,987,500    83.3     66.9

----------
 *   Less than one percent.

(1) Includes 10,000,000 shares held of record by X10 Ltd. with respect to which Mr. Stevenson, as president and a director of X10 Ltd., and Mr. Chung, as chairman of X10 Ltd., have or share voting and investment power.

(2) Includes shares of common stock subject to outstanding options exercisable within 60 days of the date of this table as follows: 150,000 shares for Mr. Stevenson, 50,000 shares for Mr. Peder, 87,500 shares for Mr. Pfeiffer, 50,000 shares for Mr. Phillips and 337,500 shares for all directors and executive officers as a group.

(3)  Includes the information reflected in the notes above, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value, and 30,000,000 shares of preferred stock, $0.001 par value. Prior to completion of this offering, we will file with the Delaware Secretary of State an amended and restated certificate of incorporation, which will become effective upon filing. For more information, we refer you to the complete text of our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to applicable provisions of Delaware law.

Common Stock

   As of October 31, 2000, there were 20,050,000 shares of common stock outstanding that were held of record by 35 stockholders. After giving effect to the sale of common stock in this offering, there will be 25,050,000 shares of common stock outstanding.

   The holders of common stock are entitled to one vote per share on all matters to be submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for dividends. In the event of the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of the common stock do not have cumulative voting, preemptive, conversion or other subscription rights. No redemption or sinking fund provisions apply to the common stock.

Preferred Stock

   Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue preferred stock in one or more series. With respect to each series, the board has the authority to fix the number of shares, designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions of the series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay, deter or prevent a change in our control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of the holders of common stock. There are no shares of preferred stock outstanding, and we have no plans to issue any preferred stock.

Antitakeover Effects of Our Charter Documents, Delaware and Washington Law

   Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying, deterring or preventing a tender offer or other change in control that the stockholders might consider to be in their best interests, including those changes in control that might result in a premium over the market price for the shares held by our stockholders.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in management.

   Classified Board of Directors. Following this offering, our board of directors will be divided into three classes. The classification of the board of directors will have the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the directors, which could have the effect of delaying or preventing a change in control or management of our company.

   Director Removal and Vacancies. Subject to the rights of the holders of any outstanding series of preferred stock, our amended and restated certificate of incorporation provides that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled only by the affirmative vote of a majority of directors then in office, even though less than a quorum. In addition, our amended and restated certificate of incorporation provides that the board of directors may fix the number of directors by resolution. The amended and restated certificate also provides that, following this offering, directors may not be removed without cause.

   Stockholder Action By Written Consent; Special Meetings of Stockholders. Our amended and restated certificate of incorporation provides that, following this offering, all stockholder action must be effected at a duly called meeting of stockholders and not by written consent. Further, our amended and restated bylaws provide that special meetings of stockholders may be called only by the chairman of the board, chief executive officer or by a majority of the board of directors. These provisions may lengthen the time required to take stockholder action and, as a result, may delay, deter or prevent changes in our control or management.

   No Cumulative Voting. Our amended and restated certificate of incorporation does not include a provision for cumulative voting for directors. The absence of cumulative voting may make it difficult for a minority stockholder to elect any directors to our board.

   Business Combination Statutes. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to specified exceptions,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could have the effect of preventing or delaying the completion of mergers, takeovers or other changes in control and, accordingly, may discourage attempts to acquire us.

   In addition, the laws of the state of Washington, where our principal executive offices are located, impose restrictions on transactions between foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act generally prohibits a target corporation from engaging in significant business transactions with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, referred to as an "acquiring person," for a period of five years after the acquiring person's acquisition of securities, unless a majority of the members of the target corporation's board of directors approves the transaction or acquisition of shares before its completion. Prohibited transactions include:

  . a merger, share exchange or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; and

  . allowing the acquiring person to receive any disproportionate benefit as a stockholder.

After the five-year period, a significant business transaction may take place so long as it complies with the fair price provisions of the statute or is approved at an annual or special meeting of stockholders. A target corporation includes a foreign corporation if the corporation's principal executive office is located in Washington.

   A corporation may not opt out of this statute. If we continue to meet the definition of a target corporation, Chapter 23B.19 of the Washington Business Corporation Act may have the effect of delaying, deterring or preventing a change of control of our company.

   Upon completion of this offering, X10 Ltd. and its controlling stockholders will beneficially own approximately 64.1% of the outstanding shares of our common stock, including 52.2% beneficially owned by George Stevenson, our chief executive officer and chairman of the board and 51.9% beneficially owned by Hin Chew Chung, one of our directors. As a result, X10 Ltd. and its controlling stockholders will have the ability to control most matters requiring the vote of our stockholders, including the election of our directors and our corporate actions. This concentration of ownership and other rights could result in conflicts of interest between these stockholders and us, impede our business development through loss of corporate opportunities or otherwise, or delay or deter others from initiating a potential merger, takeover or other change in control, even if these events would benefit our stockholders and us. This concentration of ownership may also depress the market price of our common stock. For a discussion of risks related to concentration of ownership, see "Risk Factors--The rights of our stockholders could be adversely affected because we are controlled by X10 Ltd. and its stockholders."

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., Lakewood, Colorado.

Nasdaq National Market Listing

   Our common stock has been approved for quotation on the Nasdaq National Market of The Nasdaq Stock Market, Inc. under the trading symbol "XTEN."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. No predictions can be made as to the effect, if any, that market sales of shares of our common stock from time to time, or the availability of shares for future sale, may have on the market price for our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital through an offering of equity securities.

   Based on shares outstanding at October 31, 2000, upon completion of this offering, we will have 25,050,000 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these outstanding shares, the 5,000,000 shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates as that term is defined in Rule 144 under the Securities Act.

   The remaining 20,050,000 shares of common stock outstanding after the offering are restricted securities as defined in Rule 144. Restricted securities may be sold in the U.S. public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below.

                                   Eligibility of Restricted
                                        Shares for Sale
   Days After the Effective Date     in U.S. Public Market              Comment
   -----------------------------   ------------------------- ----------------------------
   On effectiveness........                5,000,000         Shares sold in the offering
   180 days................                3,700,600         Shares saleable under Rule
                                                             144 that are not subject to
                                                             the lock up
   At various times after                 20,050,000         Lock up released: shares
    180 days...............                                  saleable under Rules 144 and
                                                             701

   Additionally, of the 1,450,000 shares issuable upon exercise of options to purchase our common stock outstanding as of October 31, 2000, approximately 362,500 shares will be vested and eligible for sale 180 days after the date of this prospectus.

   Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner other than an affiliate of ours, is entitled to sell a number of shares within any three-month period that does not exceed the greater of one percent of the number of shares of our common stock then outstanding, which will equal approximately 250,500 shares immediately after the offering, and the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. Rule 144 also provides that affiliates that sell shares of common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, with the exception of the holding period requirement.

   Rule 144(k). Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, may sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701. Rule 701 provides that the shares of common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, to the extent not subject to lock-up agreements, by persons other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner-of-sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to the manner of sale, current public information and filing limitations and requirements of Rule 144. As of October 31, 2000, options to purchase a total of 1,450,000 shares of common stock were outstanding, of which options to purchase 362,500 shares are exercisable. Of the total shares issuable pursuant to these options, all are subject to contractual lock-up agreements with the representatives of the underwriters.

   We intend to file one or more registration statements on Form S-8 under the Securities Act following the offering to register the shares of common stock that are issuable pursuant to our 1999 plan, incentive plan and purchase plan. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to any applicable lock-up agreements and to Rule 144 limitations applicable to affiliates.

   Regulation S. In general, Regulation S promulgated under the Securities Act allows for the resale of otherwise restricted securities outside the U.S. without registration. As of October 31, 2000, 3,000,000 shares of our common stock may be sold outside the U.S. by stockholders who are not our affiliates in an "offshore transaction," provided that neither the seller nor any person acting on the seller's behalf, engages in "directed selling efforts" in the U.S. Under Regulation S, "directed selling efforts" means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the U.S. for any of the securities being offered. A number of additional restrictions apply to our stockholders who are our affiliates, other than by virtue of their status as one of our directors or officers.

Lock-up Agreements

   Our executive officers, directors and all of our stockholders have agreed not to, among other things, sell or otherwise dispose or transfer the economic benefit of, directly or indirectly, any shares of common stock, or any security convertible into or exchangeable or exercisable for common stock, without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. However, the lock-up agreement permits gifts to immediate family members or trusts and other transfers for estate planning purposes as well as transfers of shares of our common stock purchased on the open market. Bear, Stearns & Co. Inc. may, in its sole discretion, at any time and without notice, release for sale in the public market all or any portion of the shares subject to the lock-up agreements.

                                  UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement dated
       , 2000, between us and the underwriters named below, who are represented by Bear, Stearns & Co. Inc., Prudential Securities Incorporated, and C.E. Unterberg, Towbin, each of the underwriters named below has severally agreed to purchase from us the following respective number of shares of common stock set forth opposite its name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                                          Number
                                                                            of
        Underwriter                                                       Shares
        -----------                                                       ------
   Bear, Stearns & Co. Inc. .............................................
   Prudential Securities Incorporated....................................
   C.E. Unterberg, Towbin................................................
                                                                           ----
     Total...............................................................
                                                                           ====

   The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock, other than shares of common stock covered by the over-allotment option described below, if they purchase any of the shares. Those obligations are subject, however, to various conditions, including the approval of legal matters by their counsel.

   We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

   The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession not
to exceed $     per share. The underwriters may allow, and such selected
dealers may re-allow a concession not to exceed $     per share on sales to
other dealers and that after the initial offering of the shares to the public, the public offering price, concessions and other selling terms may be changed. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   We have granted to the underwriters an option to purchase in the aggregate up to 750,000 additional shares to be sold in this offering at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover overallotments, if any, made in connection with this offering. The option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent the option is exercised, the underwriters will be severally committed, subject to several conditions, including the approval of legal matters by their counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

   The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                             Per Share             Total
                                        ------------------- -------------------
                                         Without    With     Without    With
                                          Over-     Over-     Over-     Over-
                                        Allotment Allotment Allotment Allotment
                                        --------- --------- --------- ---------
Underwriting discounts and commissions
 payable by us........................     $         $         $         $

   We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $    . The offering of the
shares is made for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

   At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of the number of shares of common stock to be sold in this offering to persons associated with us, such as associates of some of our employees and selected employees of companies with which we are developing or have commercial relationships. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby and will not be subject to resale restrictions.

   Our executive officers, directors and all of our stockholders have agreed not to, among other things, sell or otherwise dispose or transfer the economic benefit of, directly or indirectly, any shares of common stock, or any security convertible into or exchangeable or exercisable for common stock, without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. However, the lock-up agreement permits gifts to immediate family members or trusts and other transfers for estate planning purposes as well as transfers of shares of our common stock purchased on the open market. Bear, Stearns & Co. Inc. may, in its sole discretion, at any time and without notice, release for sale in the public market all or any portion of the shares subject to the lock-up agreements.

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price will be determined through negotiations among us and the representatives of the underwriters. The primary factors considered in determining the public offering price will be:

  .  our financial and operating history and condition;

  . market valuations of other companies engaged in activities similar to ours;

  . our prospects and prospects for the industry in which we do business in general;

  .  our management;

  .  prevailing equity market conditions; and

  .  the demand for securities considered comparable to ours.

   In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. Naked short sales are any sales in excess of the underwriters' option to purchase additional shares from us. The underwriters must close out any naked short position by purchasing shares on the open market. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential Advisor SM, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

                                 LEGAL MATTERS

   The validity of the issuance of the common stock offered hereby will be passed upon for us by Cooley Godward llp, Kirkland, Washington. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gray Cary Ware & Freidenrich llp, Seattle, Washington.

                                    EXPERTS

   The financial statements as of December 31, 1998 and 1999, for the period from July 1, 1997 (inception) to December 31, 1997, and for the years ended December 31, 1998 and 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the 1999 financial statements and the preparation of the financial statements from the books and records of X10 Ltd. and X-10 (USA) Inc.), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. For further information about us and our common stock, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. With respect to statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, reference is made to the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

   For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and schedules filed with the registration statement.

   In addition, upon completion of this offering, we will file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following public reference rooms of the SEC:

     Washington, D.C.        New York, New York   Chicago, Illinois
     450 Fifth Street, N.W.  7 World Trade Center 500 West Madison Street
     Room 1024               Suite 1300           Suite 1400
     Washington, D.C. 20549  New York, NY 10048   Chicago, IL 60661

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F-2

Statements of Operations................................................... F-3

Balance Sheets............................................................. F-4

Statements of Changes in Stockholders' Equity (Owner's Net Deficit)........ F-5

Statements of Cash Flows................................................... F-6

Notes to Financial Statements.............................................. F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of X10 Wireless Technology, Inc.
Seattle, Washington

   We have audited the accompanying balance sheets of X10 Wireless Technology, Inc. (the "Company") as of December 31, 1998 and 1999 and the related statements of operations, changes in stockholders' equity (owner's net deficit), and cash flows for the period from July 1, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of X10 Wireless Technology, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from July 1, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 in conformity with accounting principles generally accepted in the United States of America.

   As discussed in note 8, the accompanying 1999 financial statements have been restated.

   The accompanying financial statements have been prepared from the records maintained by X10 Ltd. and X-10 (USA) Inc. and may not necessarily be indicative of the conditions that would have existed or the results of operations if X10 Wireless Technology, Inc. had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from and applicable to X10 Ltd. and X-10 (USA) Inc. as a whole.

/s/ Deloitte & Touche LLP

Seattle, Washington

July 28, 2000 (November 17, 2000, as to notes 7 and 8)

                         X10 WIRELESS TECHNOLOGY, INC.

                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                            For the
                             Period
                          July 1, 1997                          Nine Months
                          (inception)       Year Ended             Ended
                               to          December 31,        September 30,
                          December 31, ---------------------- ----------------
                              1997      1998        1999       1999     2000
                          ------------ -------  ------------- -------  -------
                                                (As restated,   (unaudited)
                                                 see note 8)
Net revenues.............    $ 134     $ 2,997     $15,893    $ 9,941  $21,322
Cost of revenues.........       56       1,143       8,980      5,187   12,907
                             -----     -------     -------    -------  -------
Gross profit.............       78       1,854       6,913      4,754    8,415
                             -----     -------     -------    -------  -------
Operating expenses:
  Research and
   development, excluding
   $0, $0, $65, $0 and
   $206, respectively, of
   non-cash stock-based
   compensation..........        1          71         712        571    1,110
  Sales and marketing,
   excluding $0, $0, $65,
   $0 and $206,
   respectively, of non-
   cash stock-based
   compensation..........       43       2,583       8,844      5,684   10,769
  General and
   administrative,
   excluding $0, $0,
   $1,699, $0 and $1,082,
   respectively, of non-
   cash stock-based
   compensation..........      305       1,031       2,879      1,955    3,202
  Non-cash stock-based
   compensation..........       --          --       1,829         --    1,494
                             -----     -------     -------    -------  -------
    Total operating
     expenses............      349       3,685      14,264      8,210   16,575
                             -----     -------     -------    -------  -------
Loss from operations.....     (271)     (1,831)     (7,351)    (3,456)  (8,160)
Interest income..........       --          --           2         --       48
                             -----     -------     -------    -------  -------
    Net loss.............    $(271)    $(1,831)    $(7,349)   $(3,456) $(8,112)
                             =====     =======     =======    =======  =======
Basic and diluted net
 loss per common share...                                              $ (0.40)
                                                                       =======
Weighted average shares
 used to compute basic
 and diluted net loss per
 common share............                                               20,050
                                                                       =======
Pro forma basic and
 diluted net loss per
 common share
 (unaudited).............                          $ (0.37)
                                                   =======
Weighted average shares
 used to compute pro
 forma basic and diluted
 net loss per common
 share (unaudited).......                           20,050
                                                   =======


                       See Notes to Financial Statements.

                         X10 WIRELESS TECHNOLOGY, INC.

                                 BALANCE SHEETS
                    (in thousands, except per share amounts)

                                               December 31,
                                           ---------------------- September 30,
                                            1998        1999          2000
                                           -------  ------------- -------------
                                                    (As restated,  (unaudited)
                                                     see note 8)
ASSETS

Current assets:
  Cash and cash equivalents............... $    --     $ 1,878       $ 2,323
  Accounts receivable.....................      --          --         1,148
  Inventory...............................     112         109            98
  Prepaid expenses and other current
   assets ................................      --          24            10
  Due from related parties................     715          --            --
                                           -------     -------       -------
    Total current assets..................     827       2,011         3,579
Property and equipment, net...............      --          59           103
Deferred offering costs...................      --          --         1,544
                                           -------     -------       -------
    Total assets.......................... $   827     $ 2,070       $ 5,226
                                           =======     =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
(OWNER'S NET DEFICIT)

Current liabilities:
  Accounts payable and accrued expenses... $    13     $   177       $ 1,231
  Accrued advertising expense.............   1,060       1,865         4,315
  Deferred revenue........................     334         144            67
  Sales tax payable.......................      69         312           393
  Allowance for returns...................      83         297           156
  Accrued payroll and other employee
   benefits...............................      27          54           115
  Due to related parties..................      --       1,174         6,798
                                           -------     -------       -------
    Total current liabilities.............   1,586       4,023        13,075
                                           -------     -------       -------

Commitments and contingencies (Note 5)

Stockholders' equity (owner's net
 deficit):
  Net contribution from X10 Ltd. .........   1,343          --            --
  Accumulated deficit.....................  (2,102)
  Preferred stock, par value $0.001 per
   share; 30,000 shares authorized, none
   outstanding............................      --          --            --
  Common stock, par value $0.001 per
   share; 100,000 shares authorized;
   20,050 shares issued and outstanding
   (December 31, 1999 and September 30,
   2000)..................................      --          20            20
  Unearned compensation...................      --      (3,139)       (2,653)
  Additional paid-in capital..............      --       5,059         6,789
  Retained earnings (deficit).............      --      (3,893)      (12,005)
                                           -------     -------       -------
    Total stockholders' equity (owner's
     net deficit).........................    (759)     (1,953)       (7,849)
                                           -------     -------       -------
    Total liabilities and stockholders'
     equity (owner's net deficit)......... $   827     $ 2,070       $ 5,226
                                           =======     =======       =======

                       See Notes to Financial Statements.

                         X10 WIRELESS TECHNOLOGY, INC.

      STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (OWNER'S NET DEFICIT)
                                 (in thousands)

                                                        Net
                                                    Contribution                                 Additional Retained
                                                        From     Accumulated Common   Unearned    Paid-in   Earnings
                                            Total     X10 Ltd.     Deficit   Stock  Compensation  Capital   (Deficit)
                                           -------  ------------ ----------- ------ ------------ ---------- ---------
Balance, July 1, 1997....................  $    --    $    --      $    --    $ --    $    --      $   --   $     --
 Net loss................................     (271)        --         (271)     --         --          --         --
 Capital contributions from X10 Ltd......      345        345           --      --         --          --         --
                                           -------    -------      -------    ----    -------      ------   --------
Balance, December 31, 1997...............       74        345         (271)     --         --          --         --
 Net loss................................   (1,831)        --       (1,831)     --         --          --         --
 Capital contributions from X10 Ltd......      998        998           --      --         --          --         --
                                           -------    -------      -------    ----    -------      ------   --------
Balance, December 31, 1998...............     (759)     1,343       (2,102)     --         --          --         --
 Net loss for the nine months ended
  September 30, 1999.....................   (3,456)        --       (3,456)     --         --          --         --
 Capital contributions from X10 Ltd......    3,073      3,073           --      --         --          --         --
                                           -------    -------      -------    ----    -------      ------   --------
Balance, September 30, 1999..............   (1,142)     4,416       (5,558)     --         --          --         --
 Conversion of X10 Ltd.'s net investment
  and additional contributed net
  liabilities to common stock............    1,243     (4,416)       5,558      10         --          91         --
 Issuance of common stock, at par........       10         --           --      10         --          --         --
 Unearned compensation relating to
  issuance of stock options (as restated,
  see note 8)............................       --         --           --      --     (3,609)      3,609         --
 Unearned compensation relating to sale
  of shares by shareholder to individuals
  at less than fair value (as restated,
  see note 8)............................       --         --           --      --     (1,359)      1,359         --
 Amortization of unearned compensation
  (as restated, see note 8)..............    1,829         --           --      --      1,829          --         --
 Net loss for the three months ended
  December 31, 1999 (as restated, see
  note 8)................................   (3,893)        --           --      --         --          --     (3,893)
                                           -------    -------      -------    ----    -------      ------   --------
Balance, December 31, 1999 (as restated,
 see note 8).............................   (1,953)        --           --      20     (3,139)      5,059     (3,893)
 Unearned compensation relating to
  issuance of stock options (unaudited)..       --         --           --      --     (1,008)      1,008         --
 Amortization of unearned compensation
  (unaudited)............................    1,494         --           --      --      1,494          --         --
 Capital contribution from X10 Ltd.
  (unaudited)............................      722         --           --      --         --         722         --
 Net loss (unaudited)....................   (8,112)        --           --      --         --          --     (8,112)
                                           -------    -------      -------    ----    -------      ------   --------
Balance, September 30, 2000 (unaudited)..  $(7,849)   $    --      $    --    $ 20    $(2,653)     $6,789   $(12,005)
                                           =======    =======      =======    ====    =======      ======   ========


                       See Notes to Financial Statements.

                         X10 WIRELESS TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                         For the Period                         Nine Months
                          July 1, 1997       Year Ended           Ended
                         (inception) to     December 31,       September 30,
                          December 31,  --------------------- ----------------
                              1997       1998        1999      1999     2000
                         -------------- -------  ------------ -------  -------
                                                 (As restated   (unaudited)
                                                 see note 8)
Operating activities:
 Net loss..............      $(271)     $(1,831)   $(7,349)   $(3,456) $(8,112)
 Adjustments to
  reconcile net loss to
  net cash provided by
  (used in) operating
  activities:
  Depreciation.........         --           --          5         --       25
  Amortization of
   unearned
   compensation........         --           --      1,829         --    1,494
  Changes in operating
   accounts:
   Accounts
    receivable.........         --           --         --         --   (1,148)
   Inventory...........         (1)        (111)         3        (12)      11
   Amounts due to/from
    related parties....        (99)        (615)     3,073       (351)   5,624
   Other assets........         --           --        (14)       (13)       4
   Accounts payable and
    accrued expenses...         23        1,228      1,453      1,542    3,505
   Deferred revenue....          3          331       (191)      (150)     (77)
                             -----      -------    -------    -------  -------
    Total cash (used)
     provided by
     operating
     activities........       (345)        (998)    (1,191)    (2,440)   1,326
                             -----      -------    -------    -------  -------
Investing activities:
 Purchases of furniture
  and equipment........         --           --         (4)        --      (69)
                             -----      -------    -------    -------  -------
    Total cash used in
     investing
     activities........         --           --         (4)        --      (69)
                             -----      -------    -------    -------  -------
Financing activities:
 Net cash contributions
  from X10 Ltd. .......        345          998      3,073      3,073      722
 Initial public
  offering costs.......         --           --         --         --   (1,544)
 Payment of note
  receivable...........         --           --         --         --       10
                             -----      -------    -------    -------  -------
    Total cash (used)
     provided by
     financing
     activities........        345          998      3,073      3,073     (812)
                             -----      -------    -------    -------  -------
Net increase in cash
 and cash equivalents..         --           --      1,878        633      445
Cash and cash
 equivalents,
 beginning.............         --           --         --               1,878
                             -----      -------    -------    -------  -------
Cash and cash
 equivalents, ending...      $  --      $    --    $ 1,878    $   633  $ 2,323
                             =====      =======    =======    =======  =======
Supplemental disclosure
 of non-cash investing
 and financing
 activities:
Issuance of common
 stock to X10 Ltd. for
 certain agreements and
 technology............                            $ 1,024
Note receivable for X-
 10 (USA) liabilities
 assumed...............                            $ 1,183
Issuance of common
 stock to individuals
 for notes which were
 paid in May 2000......                            $    10

                       See Notes to Financial Statements.

                         X10 WIRELESS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. Description of Business and Summary of Significant Accounting Policies

   Description of business: X10 Wireless Technology, Inc. (the "Company") offers affordable products that allow consumers to network devices, systems and appliances within homes and small offices. These products are based on a variety of technologies including high-capacity content delivery technologies, commonly referred to as broadband, as well as wireless, phoneline, electrical and infrared technologies. The Company designs, develops and markets broadband wireless products that enable users to receive and deliver video and audio content and to distribute broadband Internet content from a PC to televisions, stereos and other electronic entertainment devices within a home or small office. In addition, the Company offers networking products based on other technologies that enable consumers to control security, lighting, heating and air conditioning systems. All of these products can operate together to create a home or small office network. Users can access and control these products directly from a personal computer, or PC, or through remote controls, wall-mounted panels, telephones or the Internet. The Company sells these broadband wireless and control products primarily over the Internet. In addition, the Company has recently commenced sales of these products, indirectly through its affiliates, to sellers of customized, bundled or private-label versions of these products and to retailers, independent contractors and value-added resellers.

   In July 1997, the Company began operating as a division of X-10 (USA) Inc. ("X-10 (USA)"), a wholly owned subsidiary of X10 Ltd., a Hong Kong-based company which, together with its affiliates, designs and manufactures home controls, entertainment and security technology products. On October 1, 1999, the Company began operating as a separate entity, with the objective of building an independent U.S. company focused on the design, development and sale of broadband wireless products. The Company has entered into several agreements with X10 Ltd. and X-10 (USA) relating to the transfer of technology and other intellectual property rights and net assets, the manufacture and distribution by them and their affiliates of products incorporating the technology and intellectual property rights, and the provision of research and development services to the Company. See Note 2 for a summary of agreements.

   Basis of presentation: The financial statements present the results of operations, balance sheets, changes in stockholders' equity (owner's net deficit), and cash flows applicable to the operations of the Company. The financial statements from July 1, 1997 (inception) to September 30, 1999, are derived from the historic books and records of X10 Ltd. and X-10 (USA). The Company did not maintain corporate treasury, legal, tax and other similar corporate support functions. For purposes of preparing the accompanying financial statements, certain X10 Ltd. and X-10 (USA) corporate costs were allocated to the Company using the allocation methods described in Note 3.

   Estimates and assumptions: Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

   Cash and cash equivalents: The Company considers all highly liquid instruments purchased with original maturities of 90 days or less to be cash equivalents.

   Accounts Receivable: Accounts receivable at September 30, 2000, consist of amounts due from three customers. No amounts are considered uncollectible.

   Inventory: Inventory is stated at the lower of cost or market. Inventory consists of products ordered but not yet shipped to the customer, which commonly consists of several days. The Company does not stock its own inventory or maintain warehouse locations. Under terms of the Amended and Restated Product Supply Agreement discussed in Note 2, the Company provides to X10 Ltd. a product delivery request specifying product, quantity and delivery date to a designated warehouse. The Company purchases product, and takes title,

                         X10 WIRELESS TECHNOLOGY, INC.

at the earlier of submission of a purchase order to X10 Ltd. or 120 days after delivery of product by X10 Ltd. to the designated warehouse.

   Property and equipment: Property and equipment consists primarily of computer equipment, which is carried at historical cost, net of accumulated depreciation. Depreciation expense is recorded using the straight-line method over the estimated useful lives of the assets, ranging from two to three years. Accumulated depreciation on these assets was $5,000 and $30,000 (unaudited) at December 31, 1999 and September 30, 2000, respectively. No fixed assets were owned prior to October 1999.

   Deferred revenue: Deferred revenue represents product ordered and paid for by the customer which has not yet been shipped.

   Revenue recognition: Net revenues consist of product sales, net of allowances for product returns and discounts, and license fees. Revenues from product sales transactions are recognized upon shipment to the customer. The Company establishes product pricing, obtains title to the product upon placement of an order, retains credit and collection risk and is the merchant of record on credit card transactions. Accordingly, the Company records as revenue the amount billed to a customer, net of returns, and records as cost of revenues amounts incurred under the Amended and Restated Product Supply Agreement described in Note 2.

   Vouchers entitling the customer to a reduction in sales price on future purchases are recognized as a reduction in revenue when exercised by the customer.

   Some of the Company's products include software that is used solely in connection with operation of the products. The software is not sold or marketed separately. Once installed, the software is not updated for new versions that may be developed subsequently. The Company does not provide maintenance or postcontract customer support. As such, the provisions of American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions, have not had a significant impact on the Company's revenue recognition.

   Allowance for sales returns: The Company provides allowances for sales returns in the period of sale based on historical experience. Following is a schedule of the allowance for sales and return activity.

                                     Beginning Charged to Actual sales Ending
               Description            balance   revenues    returns    balance
               -----------           --------- ---------- ------------ -------
                                              (dollars in thousands)
     Allowance for sales returns
      1997..........................   $ --      $   10       $  6      $  4
      1998..........................      4         207        128        83
      1999..........................     83       1,146        932       297
      Nine months ended September
       30, 1999 (unaudited).........     83         647        599       131
      Nine months ended September
       30, 2000 (unaudited).........    297         798        939       156

   Shipping and handling costs: Shipping and handling costs are included in the statement of operations under the caption sales and marketing.

   Research and development: Research and development expenses consist primarily of payroll and other costs related to development of new technology and products.

                         X10 WIRELESS TECHNOLOGY, INC.

   Advertising costs: The Company expenses advertising costs as incurred. There was no advertising expense in the period from July 1, 1997 (inception) to December 31, 1997. Advertising expense was $2.0 million and $5.8 million for the years ended December 31, 1998 and 1999, respectively. Advertising expense was $3.7 million (unaudited) and $7.0 million (unaudited) for the nine months ended September 30, 1999 and 2000, respectively.

   Certain risks and concentrations: The Company's business is subject to other risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on third-party technology, new product introductions and other activities of competitors, dependence on key personnel, international expansion, and limited operating history.

   Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of its holdings of cash in a single bank account.

   Reliance on a single supplier: The Company relies on a single supplier, X10 Ltd., as its current sole provider of products and a single supplier, X-10
(USA) as its sole provider of fulfillment and shipping services. (See Note 2.) A disruption in the supply of these services by the current suppliers could materially harm the business.

   Income taxes: The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered. Deferred taxes result from differences between the financial and tax bases of the Company's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized by the Company. Prior to July 1999, the Company was not a separate taxable entity for federal, state, or local income tax purposes and its operations were included in the consolidated X-10 (USA) returns. Accordingly, no tax benefit for the Company's net operating losses for the period of July 1, 1997 (inception) through July, 1999, has been recognized. (See Note 6.)

   Stock-based compensation: The Company accounts for employee and director stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The Company recognizes deferred compensation expense in accordance with FASB Interpretation No. 28 utilizing the accelerated method.

   Net loss per common share: The Company did not operate as a separate entity for the period from July 1, 1997 (inception) to September 30, 1999. Therefore, historical earnings per common share have not been presented in the financial statements for these periods.

   Pro forma net loss per common share (unaudited): Pro forma net loss per share has been computed in accordance with SFAS No. 128, Earnings per Share, and Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 98 to reflect the pro forma effect of the Company's capitalization for the entire year of 1999. Under the provisions of SFAS No. 128 and SAB No. 98, basic pro forma net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding, using the pro forma effect of the conversion of the owner's net deficit as if the shares issued to capitalize the Company had been outstanding over the entire period for which the pro forma net loss per common share was computed. Common equivalent shares totalling 1,450,000 related to stock options have

                         X10 WIRELESS TECHNOLOGY, INC.

been excluded from the calculation because their effect was anti-dilutive. As a result, basic and diluted net loss per common share were the same.

   Segment information: The Company has organized and managed its operations in a single operating segment as a provider of networking solutions for home and small businesses. Revenues from customers outside of the United States were less than 10% of net revenues for all periods presented in the accompanying statements of operations.

   Unaudited interim financial statements: The interim financial information for the nine months ended September 30, 1999 and 2000, contained herein is unaudited but, in the opinion of management, reflects all adjustments which are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. All such adjustments are of a normal, recurring nature. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

   Internally developed software: Effective for fiscal years beginning after December 15, 1998, the AICPA issued Statement of Position 98-1 ("SOP 98-1"), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 beginning January 1, 1999, but has yet to incur significant costs.

   Comprehensive income (loss): The Company has no items that would have been classified as other comprehensive income or loss.

   Recent accounting pronouncements: In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements because it does not currently hold any derivative instruments.

   In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB No. 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 is applicable in the quarter ending December 31, 2000, and is not expected to have a significant impact to the Company.

   In October 1999, the SEC identified a list of issues that have arisen in Internet businesses that the SEC believes should be addressed by the Emerging Issues Task Force ("EITF") of the FASB or other standard setting bodies. One such issue is EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent. This EITF Issue impacts whether revenues are presented on a gross or net basis in a company's statement of operations. Based on the Company's understanding of the consensus reached at the July 2000 EITF meeting, the Company does not believe that EITF Issue No. 99-19 will impact the Company's presentation of revenues. While the EITF is in the process of addressing additional issues raised by the SEC, many of the identified issues have not yet been resolved. Future resolution of the issues identified by the SEC may affect the Company's financial statements. The Company is not able to determine the impact on its financial statements, if any, of such future rule-making.

                         X10 WIRELESS TECHNOLOGY, INC.

NOTE 2. Formation of the Company

   On July 29, 1999, the Company was incorporated in the state of Delaware. Effective October 1, 1999, X10 Ltd. contributed assets, consisting of the division of X-10 (USA) making up the business, to the Company. To effect this contribution of assets, X10 Ltd. and its subsidiaries licensed certain intellectual property rights and contributed certain assets to the Company in exchange for the issuance by the Company of 10,000,000 shares of common stock and the assumption of certain liabilities. At the same time, the Company issued and sold 10,050,000 shares to the two controlling shareholders of X10 Ltd. in exchange for notes receivable of $10,050, which were paid in May 2000. The assets and liabilities of the business contributed to the Company were accounted for at X10 Ltd.'s historical cost since there was no change in control over the contributed business.

   Agreements entered into with X10 Ltd. and its direct and indirect subsidiaries are as follows:

   Amended and Restated Bill of Sale and Assignment. Effective October 1, 1999, the Company entered into an amended and restated bill of sale and assignment under which X10 Ltd. sold and assigned to the Company the technology and intellectual property relating to the Company's broadband wireless products as partial consideration for the issuance of 10,000,000 shares of the Company's common stock to X10 Ltd.

   Amended and Restated License Agreement. Effective October 1, 1999, the Company entered into an Amended and Restated License Agreement under which X10 Ltd. has granted to the Company a perpetual right to use, design, develop, manufacture, market, sell and distribute all existing and future electrical products owned by X10 Ltd. The agreement provides that these rights are exclusive to the Company, on a worldwide basis, except for sales of non-branded products by X10 Ltd. to original equipment manufacturers and sellers of customized, bundled or private-label products. The Company also received the exclusive, perpetual right, on a worldwide basis, to use the copyrights, trade names, trade dress, trademarks and service marks owned by X10 Ltd. related to the "X10" mark, in the marketing, sale and distribution of the Company's products and the products subject to the license. The license expires on December 31, 2019, unless renewed for subsequent five-year terms at the Company's option.

   Product Supply Relationship. Effective October 1, 1999, the Company entered into an Amended and Restated Product Supply Agreement under which X10 Ltd. has agreed to manufacture, at the Company's direction, broadband wireless and phoneline, infared and electrical products, and to ship the products on consignment to a warehouse designated by the Company, currently X-10 (USA). The Company is obligated to purchase the products on the earlier of receipt of a purchase order from a customer or 120 days from delivery of the products by X10 Ltd. to the shipper. Under the agreement, the Company pays X10 Ltd. a fee for the products equal to X10 Ltd.'s costs to produce the products. In the event of a breach or default by X10 Ltd. under this agreement, the Company has a contractual right to setoff any amounts owed by us against any losses resulting from the breach or default. This agreement expires on December 31, 2019, unless renewed for subsequent five-year terms at the Company's option. Product payment is due 30 days from receipt of invoice, but no earlier than the date of shipment to the Company's customer.

   Research and Development Relationship. Effective October 1, 1999, the Company entered into an Amended and Restated Research and Development Services Agreement with X10 Ltd. under which X10 Ltd. has agreed, at the Company's direction, to conduct research and development for the design and production of the Company's wireless products; to submit estimates of costs required to develop prototypes and manufacture the products; to determine all necessary or appropriate production standards and licensing requirements; and to provide specifications for and produce workable prototypes. Under the agreement, the Company pays a service fee in connection with the development of each product as established by X10 Ltd. This agreement expires on December 31, 2019, unless renewed for subsequent five-year terms at the Company's option. From the Company's inception through December 31, 1999, the Company did not incur any fees related to research and

                         X10 WIRELESS TECHNOLOGY, INC.

development services. During the nine-month period ended September 30, 2000, the Company incurred total fees of $450,000.

   Contract Manufacturing Agreement. Effective April 1, 2000, the Company entered into a Contract Manufacturing Agreement with X10 Ltd. under which X10 Ltd. will pay to the Company a variable fee based on X10 Ltd.'s sales of the Company's wireless products and, where the Company has provided the introduction, sales of electrical products to original equipment manufacturers and other resellers that sell customized, bundled or private-label versions of the products the Company offers. Under this Agreement, the Company's fee is equal to the net sales price of the products sold by X10 Ltd., less costs and a manufacturing fee retained by X10 Ltd. This manufacturing fee is equal to 15% of the net sales price of each product sold until aggregate sales of that product reach $2,000,000 and 10% of the net sales price of each product thereafter. X10 Ltd. is required to sell the products on the same terms and conditions that the Company has previously negotiated. In addition, the Company has the right to sell products directly to OEM customers, in which the Company pays a fee to X10 Ltd. equal to the actual costs of manufacturing and shipping the products. This agreement expires April 1, 2005, and will automatically be renewed for subsequent five-year terms unless terminated by either party.

   Amended and Restated Asset Purchase Agreement. Effective October 1, 1999, the Company entered into an Amended and Restated Asset Purchase Agreement with X-10 (USA) under which X-10 (USA) transferred to the Company all right and title to specified universal resource locators, or URLs, domain names and website names, as well as all customer, vendor and supplier lists, and sales, product and promotional literature or aids used in connection with those assets. In exchange, the Company issued a promissory note to X-10 (USA) in the principal amount of $1,024,300, which was subsequently assigned to X10 Ltd. The note was canceled in partial consideration of the Company's issuance to X10 Ltd. of 10,000,000 shares of the Company's common stock. The Company also assumed approximately $1,183,000 of specific liabilities of X-10 (USA), related to the assets acquired, in consideration of which X-10 (USA) has issued to the Company a promissory note in the principal amount of approximately $1,183,000. As of September 30, 2000, this promissory note was paid in full.

   Fulfillment Services Relationship. Effective October 1, 1999, the Company entered into an Amended and Restated Fulfillment Services Agreement with X-10
(USA), under which X-10 (USA) has agreed to warehouse and ship products manufactured for the Company by X10 Ltd. and other manufacturers. Under the agreement, X-10 (USA) ships products to the Company's customers in accordance with fulfillment orders that the Company submits to X-10 (USA) from time to time. The Company pays a fee in connection with these services equal to 10% of the Company's gross receipts for the products shipped, excluding sales and other taxes. This agreement expires December 31, 2004, unless renewed for subsequent five-year terms at the Company's option. The fee is due 30 days from receipt of the invoice from X-10 (USA).

   Amended and Restated Sublicense Agreement. Effective October 1, 1999, the Company entered into an Amended and Restated Sublicense Agreement with X-10
(USA), under which the Company granted X-10 (USA) a non-exclusive sublicense to market, sell and distribute in the western hemisphere electrical products licensed to the Company by X10 Ltd., as well as any new products the Company may select. The sublicense is limited to sales of X10-branded products to resellers, other than original equipment manufacturers and resellers of customized, bundled or private-label products. Under the agreement, X-10 (USA) pays the Company a quarterly license fee of 15% of its net sales of licensed products, or a minimum license fee, whichever is greater. The minimum license fee is $250,000 per quarter during the first year of the term, $500,000 per quarter during the second year of the term and $750,000 per quarter during the third year of the term. Thereafter, there is no minimum license fee. The sublicense expires on December 31, 2004, and will be automatically renewed for subsequent five-year terms unless terminated by either party.

                         X10 WIRELESS TECHNOLOGY, INC.

   Administrative Services Arrangement. Effective October 1, 1999, the Company entered into an Administrative Services Agreement with Orca Monitoring Services, L.L.C. ("Orca"), a wholly owned subsidiary of X10 Ltd., under which Orca provides to the Company telephone reception services, customer service and technical support after the Company's normal business hours, as well as general office administration and support. The agreement expires October 1, 2000, and will be automatically renewed for subsequent one-year terms unless terminated by mutual agreement of the parties. The Company pays a service fee based upon head count, actual usage and allocation of floor space. The fee is due 30 days from receipt of the invoice from Orca.

NOTE 3. Related Party Transactions.

   Allocated costs: As discussed in Note 1, the financial statements of the Company reflect certain allocated corporate support costs from X10 Ltd. and X-10 (USA). Such allocations and charges are based on a percentage of total corporate costs for the services provided, based on factors such as revenue and specific level of activity directly related to such costs.

   Management believes that the allocation methods used are reasonable and reflective of the Company's proportionate share of such expenses and are not materially different from those that would have been incurred on a stand-alone basis.

                         X10 WIRELESS TECHNOLOGY, INC.

   The following is a summary of transactions with related parties (dollars in thousands):

                                       July 1, 1997                Nine Months
                                       (inception)   Year Ended       Ended
                                            to      December 31,  September 30,
                                       December 31, ------------- -------------
                                           1997      1998   1999   1999   2000
                                       ------------ ------ ------ ------ ------
                                                                   (unaudited)
Revenue earned under agreements
 effective October 1, 1999:
  License fees........................     $ --     $   -- $  261 $   -- $  776
  Fees from sales of customized,
   bundled or private-label products..       --         --     --     --  1,222
Allocated expenses included in:
  Cost of revenues....................       56      1,143  5,187  5,187     --
  Research and development............        1         24    314    314     --
  Sales and marketing.................       43        553  2,343  2,343     --
  General and administrative..........      149        575  1,167  1,167     --
Expenses incurred under agreements
 effective October 1, 1999:
  Cost of revenues....................       --         --  3,793     -- 12,907
  Research and development............       --         --     85     --    784
  Sales and marketing.................       --         --  1,188     --  3,266
  General and administrative..........       --         --    569     --    640
Contribution of net liabilities
 October 1, 1999......................       --         --  1,183     --     --
Capital contributions.................      345        998  3,073  3,073    722

                                                     December 31
                                                     ------------  September 30,
                                                     1998  1999        2000
                                                     ---- -------  -------------
                                                                    (unaudited)
Amounts due (to) from related parties:
  Due to X10 Ltd.................................... $    $(1,979)    $(6,527)
  Due (to) from X-10 (USA)..........................   --     691        (246)
  Due (to) from Orca................................  715     114         (25)
                                                     ---- -------     -------
    Total amounts due (to) from related parties..... $715 $(1,174)    $(6,798)
                                                     ==== =======     =======

NOTE 4. Employee Benefit Plans

   1999 Stock Plan: Effective October 1, 1999, the Company's Board of Directors adopted the 1999 Stock Plan (the "Plan"), which provides that the Board of Directors may grant incentive stock options or nonqualified stock options to employees, directors and consultants. Stock purchase rights may also be granted under the Plan. The maximum aggregate number of shares subject to option under the Plan is 3,500,000 shares of common stock. Options generally become exercisable within a five-year period. Options generally expire ten years from the date of grant. On October 1, 1999, the Board of Directors granted options to acquire 1,450,000 shares, all of which were outstanding as of December 31, 1999 and September 30, 2000, and there were 2,050,000 shares available in the Plan as of December 31, 1999 and September 30, 2000 for future awards.

                         X10 WIRELESS TECHNOLOGY, INC.

   A summary of stock option activity follows (share amounts in thousands):

                                                   Year Ended      Nine Months
                                                  December 31,   Ended September
                                                      1999          30, 2000
                                                 --------------- ---------------
                                                        Weighted        Weighted
                                                        Average         Average
                                                        Exercise        Exercise
                                                 Shares  Price   Shares  Price
                                                 ------ -------- ------ --------
                                                                   (unaudited)
   Outstanding, beginning.......................    --   $   --  1,450   $0.001
     Options issued............................. 1,450    0.001    240     9.80
     Options exercised..........................    --       --     --       --
     Options cancelled..........................    --       --     --       --
                                                 -----           -----
   Outstanding, ending.......................... 1,450   $0.001  1,690   $ 1.39
                                                 =====           =====

                                    Year Ended           Nine Months Ended
                                December 31, 1999        September 30, 2000
                             ------------------------ ------------------------
                                    Weighted Weighted        Weighted Weighted
                                    Average  Average         Average  Average
                                    Exercise   Fair          Exercise   Fair
                             Shares  Price    Value   Shares  Price    Value
                             ------ -------- -------- ------ -------- --------
                                                            (unaudited)
   Exercise price exceeds
    market price............    --   $   --   $  --      --   $  --    $  --
   Exercise price equals
    market price............    --       --      --      --      --       --
   Exercise price is less
    than market price....... 1,450   $0.001   $2.49   1,690   $1.39    $4.12

   All of the options granted in October 1999 vest at a rate of 12.5% of the shares subject to the option every six months and expire in October 2009.

   Fair value disclosures: Under SFAS No. 123, employee stock options are valued at the grant date using the Black-Scholes valuation model with the following assumptions for options granted on October 1, 1999: risk-free interest rate at 6.0%; expected dividend yield of 0%; no volatility; and an expected life of four years. Related compensation expense is being recognized ratably over the vesting period. The weighted average fair value of options granted during 1999 was $2.49 per share. Compensation expense calculated under SFAS No. 123 is the same as the amount recognized by the Company under APB Opinion No. 25.

NOTE 5. Commitments and Contingencies

   The Company is subject to various claims which arise in the normal course of business. In the opinion of management, the ultimate disposition of these claims will not have a material effect on the financial statements of the Company.

   Under the terms of the Amended and Restated Product Supply Agreement, the Company is obligated to purchase product 120 days from delivery of the product by X10 Ltd. to the shipper. The Company's maximum purchase obligation would be X10 Ltd.'s inventory held by the shipper. As of September 30, 2000, X10 Ltd.'s inventory at the shipper location was approximately $5.7 million (unaudited). The shipper has held none of this inventory greater than 120 days.

NOTE 6. Income Taxes

   No provision for income taxes has been recorded because the Company has incurred net losses since its inception and the Company received no benefit for such losses from the consolidated X10 Ltd. group prior to the Company's inception.

                       X10 WIRELESS TECHNOLOGY, INC.

   The effective tax rate differs from the federal statutory rate as follows:

                                                      Three Months  Nine Months
                                                         Ended         Ended
                                                      December 31, September 30,
                                                          1999         2000
                                                      ------------ -------------
                                                                    (unaudited)
   Tax benefit at statutory rate.....................    (34.0)%       (34.0)%
   Other.............................................       --           0.1
   Change in valuation allowance.....................     34.0          33.9
                                                         -----         -----
                                                           0.0 %         0.0 %
                                                         =====         =====

   Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax asset such that a full valuation allowance has been recorded.

   Deferred tax assets were comprised of the following (in thousands):

                                                      December 31, September 30,
                                                          1999         2000
                                                      ------------ -------------
                                                                    (unaudited)
   Net operating loss carryforwards..................   $   678       $ 1,177
   Other.............................................       645         2,896
                                                        -------       -------
   Gross deferred tax assets.........................     1,323         4,073
   Less: valuation allowance.........................    (1,323)       (4,073)
                                                        -------       -------
   Net deferred tax asset............................   $    --       $    --
                                                        =======       =======

   The Company generated operating loss carryforwards totalling $1.9 million and $8.5 million (unaudited) as of December 31, 1999, and September 30, 2000, respectively. These carryforwards may be used to offset future federal taxable income and will expire beginning in 2019.

NOTE 7. Subsequent Events

   In July 2000, the Company terminated the 1999 Stock Plan, effective as of, and contingent upon, the effective date of the Company's registration statement related to an initial public offering of the Company's common stock and adopted the 2000 Equity Incentive Plan and Employee Stock Purchase Plan.

   These plans provide that the Board of Directors may grant incentive stock options, nonstatutory stock options, restricted stock purchase rights and stock bonuses to employees, directors and consultants.

   In July and October 2000, the Company approved the issuance of options to purchase an aggregate of 240,000 shares of common stock to be granted to non-employee Board members at an exercise price of 70% of the initial public offering price. The compensation expense relating to these options is variable until the measurement date occurs. Deferred compensation of approximately
$1.0 million, when measured, will be amortized over the two-year vesting period of these options.

NOTE 8. Restatement

   Subsequent to the issuance of the Company's financial statements as of and for the year ended December 31, 1999, the Company's management determined that the fair value of the Company's common stock for accounting purposes used to measure compensation expense related to stock options granted to employees and directors,

                       X10 WIRELESS TECHNOLOGY, INC.

should be $2.49 per share rather than $0.40 per share. In addition, the shares of the Company's common stock sold by the Company's chief executive officer and chairman of the board to three of the Company's employees on October 1, 1999, for less than fair value per share on that date should be recognized as compensation expense.

   The Company's financial statements as of and for the year ended December 31, 1999, have been restated from the amounts previously reported to recognize additional non-cash stock-based compensation expense of $1.8 million and unearned compensation of $2.6 million based upon the fair value of the Company's common stock. Additional paid-in capital has also been increased by $4.4 million. A summary of the significant effects of the restatement is as follows:

                                                         As previously    As
                                                           reported    restated
                                                         ------------- --------
                                                         (in thousands, except
                                                           per share amounts)
For the year ended December 31, 1999:
  Non-cash stock-based compensation.....................         76      1,829
  Net loss..............................................     (5,596)    (7,349)
  Pro forma basic and diluted net loss per common
   share................................................    $  (.28)   $  (.37)
At December 31, 1999:
  Unearned compensation.................................    $  (504)   $(3,139)
  Additional paid-in capital............................        671      5,059
  Retained earnings (deficit)...........................     (2,140)    (3,893)

DESCRIPTION OF INSIDE BACK COVER OF PROSPECTUS:

Top: In the left corner is the X10 Wireless Technology, Inc. logo. The inside back cover is entitled "Local and Remote Access & Control" and has four sections showing pictures of different product categories we offer.

Under the heading "Wireless Camera Broadcasting," are images of an X10 wireless camera and video sender device together with the words "Xcam2/TM/ Camera" and "X10 Video Sender/TM/."

Under the heading "Security Products," are images of an X10 motion sensor device above the words "EagleEye Motion Sensor/TM/," an X10 wireless camera below the words "Xcam2/TM/ Camera," and images of the products included in the X10 Protector Plus Kit with the words "Protector Plus/TM/."

Under the heading "Automation Products," are images of X10 home and small office automation products together with the words "ActiveHome/TM/," "Slimline Switch/TM/," "SlimFire/TM/," and "PalmPad/TM/."

Under the heading "Lighting and Electrical Device Control Modules," are images of X10 lighting and electrical device control modules together with the words "Control Module," "Socket Rocket/TM/," and "Outdoor Motion Monitor/TM/."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                5,000,000 Shares

                                 [LOGO OF X10]

                                  X10 Wireless
                                Technology, Inc.

                                  Common Stock

                          ---------------------------

                             PRELIMINARY PROSPECTUS

                          ---------------------------

                            Bear, Stearns & Co. Inc.

                          Prudential Volpe Technology
                        a unit of Prudential Securities

                             C.E. Unterberg, Towbin


                                        , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered.

   SEC Registration fee............................................. $   24,288
   NASD fee.........................................................      9,700
   Nasdaq National Market initial listing fee.......................     95,000
   Printing and engraving...........................................    200,000
   Legal fees and expenses..........................................  1,000,000
   Accounting fees and expenses.....................................    250,000
   Blue sky fees and expenses.......................................     10,000
   Transfer agent fees..............................................      3,600
   Directors' and officers' Securities Act liability insurance......    320,000
   Miscellaneous....................................................     87,412
                                                                     ----------
     Total.......................................................... $2,000,000
                                                                     ==========

----------
*  To be provided by amendment.

ITEM 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to provide indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. In addition, our by-laws provide for mandatory indemnification of our directors and executive officers and permit indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

   We intend to enter into certain indemnity agreements with our directors and certain of our officers, the form of which is attached as Exhibit 10.1 to this registration statement. These indemnity agreements will provide our directors and certain of our officers with indemnification to the maximum extent permitted by the Delaware General Corporation Law.

   The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us and of our executive officers and directors, and by us of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with specified matters.

ITEM 15. Recent Sales of Unregistered Securities

   Since our inception, we have issued unregistered securities to a limited number of persons, as described below. Since October 1, 1999, we have issued and sold the following unregistered securities:

  (1) In October 1999, we issued 5,050,000 shares of common stock to George Stevenson at an aggregate purchase price of $5,050, or $0.001 per share. Also in October 1999, Mr. Stevenson made gifts of or sold 2,050,000 of these shares to 10 individuals residing in the U.S. and foreign countries.

  (2) In October 1999, we issued 5,000,000 shares of common stock to Hin Chew Chung for an aggregate purchase price of $5,000, or $0.001 per share. Also in October 1999, Mr. Chung made gifts of 2,000,000 of these shares to 25 individuals all residing outside the U.S.

  (3) In October 1999, we issued an aggregate of 10,000,000 shares of common stock to X10 Ltd. in consideration of the assignment to us of intellectual property, execution and delivery of an Amended and Restated Bill of Sale and Assignment, Amended and Restated License Agreement and Amended and Restated Product Supply Agreement, and in full repayment of a promissory note in the principal amount of $1,024,300 that we issued to X-10 (USA) and that X-10 (USA) subsequently assigned to X10 Ltd.

  (4) In October 1999, we issued stock options under our 1999 Stock Plan to our employees and consultants to purchase an aggregate of 1,450,000 shares of common stock with an aggregate exercise price of $1,450, or $0.001 per share.

  (5) In July and October 2000, our board of directors authorized the grant of stock options to our non-employee directors to purchase an aggregate of 240,000 shares of common stock, at a per share price equal to 70% of the initial public offering price.

   With reference to paragraphs (1) and (2) above, we claimed exemption from registration for the shares issued to and retained by Mr. Stevenson and Mr. Chung in reliance on section 4(2) of the Securities Act. We claimed exemption from registration for shares acquired by the other persons referenced in paragraphs (1) and (2) above in reliance on section 4(2) of the Securities Act and Regulation S under the Securities Act. We claimed exemption from registration for the issuance described in paragraph (3) above in reliance upon section 4(2) of the Securities Act. We claimed exemption from registration for the issuances described in paragraphs (4) and (5) above in reliance on Rule 701 under the Securities Act on the basis that they were issued pursuant to written compensatory benefit plans as provided in Rule 701. In addition, with respect to the issuances described in paragraphs (4) and (5) above, we claimed that registration under the Securities Act was not required on the basis that none of these grants involved a "sale" of securities as defined in section 2(a)(3) of the Securities Act.

   The recipients of securities in each transaction for which exemption was claimed under section 4(2) of the Securities Act represented their intentions to acquire the securities for investment only and not with a view to or for public distribution and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access to information about us, through their relationships with us. The recipients of securities in each transaction for which exemption was claimed in reliance on Regulation S under the Securities Act represented that they were not "U.S. Persons," as defined in Regulation S, and that they were acquiring the shares for investment purposes only and not with a view to or for public distribution in the U.S. or elsewhere. In addition, appropriate legends were affixed to the securities issued in reliance on Regulation S and we agreed not to register any transfer of these securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

ITEM 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  1.1  Form of Underwriting Agreement

  3.1+ Amended and Restated Certificate of Incorporation, as currently in effect

  3.2+ Form of Amended and Restated Certificate of Incorporation, to be effective upon completion of this offering

  3.3+ Bylaws, as amended and currently in effect

  3.4+ Form of Amended and Restated Bylaws, to be effective upon completion of this offering

  4.1  Specimen Common Stock Certificate

  5.1* Opinion of Cooley Godward LLP

 10.1+ Form of Indemnity Agreement between the Company and each of its directors and certain of its officers

 10.2+ 1999 Stock Plan


 10.3+  Form of Stock Option Agreement under the 1999 Stock Plan

 10.4+  2000 Equity Incentive Plan

 10.5+  Form of Stock Option Agreement under the 2000 Equity Incentive Plan

 10.6+  2000 Employee Stock Purchase Plan

 10.7+  Form of 2000 Employee Stock Purchase Plan Offering

 10.8+  Amended and Restated Asset Purchase Agreement, effective October 1,
        1999, between the Company and X-10 (USA) Inc.

 10.9+  Amended and Restated Bill of Sale and Assignment, effective October 1,
        1999, between the Company and X10 Ltd.

 10.10+ Amended and Restated License Agreement, effective October 1, 1999, between the Company and X10 Ltd.

 10.11+ Amended and Restated Sublicense Agreement, effective October 1, 1999, between the Company and X-10 (USA) Inc.

 10.12+ Amended and Restated Product Supply Agreement, effective October 1,
        1999, between the Company and X10 Ltd.

 10.13+ Amended and Restated Fulfillment Services Agreement, effective October
        1, 1999, between the Company and X-10 (USA) Inc.

 10.14+ Amended and Restated Research and Development Services Agreement, effective October 1, 1999, between the Company and X10 Ltd.

 10.15+ Contract Manufacturing Agreement, effective April 1, 2000, between the
        Company and X10 Ltd.
 10.16+ Administrative Services Agreement, effective October 1, 1999, between the Company and Orca Monitoring Services, L.L.C.
 10.17+ Form of Subscription Agreement, effective October 1, 1999, between the
        Company and each of Hin Chew Chung and George E. Stevenson
 10.18+ Amended and Restated Subscription Agreement, effective October 1, 1999, between the Company and X10 Ltd.

 23.1   Consent of Deloitte & Touche LLP

 23.2*  Consent of Cooley Godward LLP (included in Exhibit 5.1)

 24.1   Power of Attorney (contained on signature page)

 27.1   Financial Data Schedule

----------

 +  Previously filed.

 *  To be supplied by amendment.

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. Undertakings

   We hereby undertake to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of X10 Wireless Technology pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, X10 Wireless Technology has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by X10 Wireless Technology of expenses incurred or paid by a director, officer, or controlling person of X10 Wireless Technology in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, X10 Wireless Technology will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   X10 Wireless Technology hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by X10 Wireless Technology pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, X10 Wireless Technology, Inc. has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 27th day of November, 2000.

                                          X10 Wireless Technology, Inc.

                                                  /s/ Wade A. Pfeiffer
                                          By:  ________________________________
                                                      Wade A. Pfeiffer
                                                  Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman of the Board and   November 27, 2000
______________________________________  Chief Executive Officer
         George E. Stevenson            (Principal Executive
                                        Officer)

       /s/ Wade A. Pfeiffer            Chief Financial Officer     November 27, 2000
______________________________________  (Principal Financial and
           Wade A. Pfeiffer             Accounting Officer)

                  *                    Director                    November 27, 2000
______________________________________
          C. Gregory Amadon

                  *                    Director                    November 27, 2000
______________________________________
          William T. Baxter

                  *                    Director                    November 27, 2000
______________________________________
            Hin Chew Chung

                  *                    Director                    November 27, 2000
______________________________________
          Alexander E. Peder

                  *                    Director                    November 27, 2000
______________________________________
         James R.W. Phillips


       /s/ Wade A. Pfeiffer
*By: ________________________________
           Wade A. Pfeiffer
           Attorney-in-Fact

                             POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that the individual whose signature appears below constitutes and appoints George E. Stevenson and Wade A. Pfeiffer, his true and lawful attorney-in-fact and agents each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of equity securities of X10 Wireless Technology, Inc. and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 2 to the registration statement has been signed by the following person in the capacity and on the date indicated:



       /s/ Bernard S. Appel            Director                    November 27, 2000
______________________________________
           Bernard S. Appel

                               INDEX TO EXHIBITS

  1.1   Form of Underwriting Agreement

  3.1+ Amended and Restated Certificate of Incorporation, as currently in effect

  3.2+ Form of Amended and Restated Certificate of Incorporation, to be effective upon completion of this offering

  3.3+  Bylaws, as amended and currently in effect

  3.4+ Form of Amended and Restated Bylaws, to be effective upon completion of this offering

  4.1   Specimen Common Stock Certificate

  5.1*  Opinion of Cooley Godward LLP

 10.1+ Form of Indemnity Agreement between the Company and each of its directors and certain of its officers

 10.2+  1999 Stock Plan

 10.3+  Form of Stock Option Agreement under the 1999 Stock Plan

 10.4+  2000 Equity Incentive Plan

 10.5+  Form of Stock Option Agreement under the 2000 Equity Incentive Plan

 10.6+  2000 Employee Stock Purchase Plan

 10.7+  Form of 2000 Employee Stock Purchase Plan Offering

 10.8+  Amended and Restated Asset Purchase Agreement, effective October 1,
        1999, between the Company and X-10 (USA) Inc.

 10.9+  Amended and Restated Bill of Sale and Assignment, effective October 1,
        1999, between the Company and X10 Ltd.

 10.10+ Amended and Restated License Agreement, effective October 1, 1999, between the Company and X10 Ltd.

 10.11+ Amended and Restated Sublicense Agreement, effective October 1, 1999, between the Company and X-10 (USA) Inc.

 10.12+ Amended and Restated Product Supply Agreement, effective October 1,
        1999, between the Company and X10 Ltd.

 10.13+ Amended and Restated Fulfillment Services Agreement, effective
        October 1, 1999, between the Company and X-10 (USA) Inc.

 10.14+ Amended and Restated Research and Development Services Agreement, effective October 1, 1999, between the Company and X10 Ltd.

 10.15+ Contract Manufacturing Agreement, effective April 1, 2000, between the
        Company and X10 Ltd.

 10.16+ Administrative Services Agreement, effective October 1, 1999, between the Company and Orca Monitoring Services, L.L.C.

 10.17+ Form of Subscription Agreement, effective October 1, 1999, between the
        Company and each of Hin Chew Chung and George E. Stevenson

 10.18+ Amended and Restated Subscription Agreement, effective October 1, 1999, between the Company and X10 Ltd.

 23.1   Consent of Deloitte & Touche LLP

 23.2*  Consent of Cooley Godward LLP (included in Exhibit 5.1)

 24.1   Power of Attorney (contained on signature page)

 27.1   Financial Data Schedule

----------

 +  Previously filed.

 * To be supplied by amendment.